As filed with the Securities and Exchange Commission on ♦, 2017
File No.♦

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1 /A
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I-MINERALS INC.
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation or organization)

1000
(Primary Standard Industrial Classification Code Number)

20-4644299
(I.R.S. Employer Identification Number)

Suite 880, 580 Hornby Street, Vancouver, BC, Canada V6C 3B6 Tel: (877) 303-6573
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

I-MINERALS INC. Attention: Matthew Anderson, CFO Suite 880, 580 Hornby Street, Vancouver, BC, Canada V6C 3B6 Tel: (877) 303-6573
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: NORTHWEST LAW GROUP Suite 704, 595 Howe Street, Vancouver, BC Canada V6C 2T5 Tel: (604) 687-5792

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one common share without par value and one-half of one share purchase warrant	♦	$♦	$10,000,000	$1,159.00
Common Shares, without par value, included as part of the Units	♦	-	-	-(2)
Share Purchase Warrants included as part of the Units	♦	-	-	-(2)
Common Shares underlying the Warrants included in the Warrants	♦	$♦	$♦	$1,159.00
(1)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1993, as amended (the “Securities Act”).
(2) No fee pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 4 , 2017

The information contained in this Prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission (the “SEC”) is declared effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Up to ♦ Units

We are offering up to ♦ units (each a “Unit”) in a direct offering at a fixed price of $♦ for gross proceeds of $10,000,000 (the “Offering”).  Each Unit will consist of one common share (a “Share”) of our company and one-half of one share purchase warrant (each whole share purchase warrant a “Warrant”), with each whole Warrant entitling the holder to purchase one additional Share at a price of $♦ per Share for a period of two years from the date of issue, subject to our right to accelerate the expiry date of the Warrants.  This is a continuous offering and there is no minimum number of Units that must be sold by us for the Offering to proceed and there is no assurance that we will sell any Units under the Offering.  We will retain the proceeds from the sale of any of the offered Units.  The Units to be sold by us will be sold on our behalf by our directors and officers.  As a result, our directors and officers will be deemed “underwriters” under the Offering.  Our directors and officers will not receive any commission on proceeds from the sale of Units on our behalf.  See “Plan of Distribution and Determination of Offering Price”.

The Offering will terminate on ♦.   We do not have any arrangements to place any proceeds of the Offering in escrow, trust or any other similar account.

We do not have any arrangements to place any proceeds of the Offering in escrow, trust or any other similar account.

Our common shares trade in Canada on the TSX Venture Exchange under the symbol “IMA,” and over-the-counter in the United States on the OTCQB marketplace under the symbol “IMAHF.”  The last reported sale price of our common shares at the close of business on October 3, 2017 on the TSX Venture Exchange was CAD$0.325 per share, and on the over-the-counter in the United States on the OTCQB marketplace was $0.27 per share.  We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  See “Description of Business” and “Risk Factors”.

The purchase of the securities offered through this Prospectus involves a high degree of risk.  You should carefully read and consider the section of this Prospectus titled “Risk Factors” on page 6 before buying any of our common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

This Prospectus is Dated October 4 , 2017

i

I-MINERALS INC.
PROSPECTUS
TABLE OF CONTENTS

ii

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in this prospectus:

Adamellite	An intrusive, felsic, igneous rock that has an approximately equal proportion of orthoclase and plagioclase feldspars. It is typically a light colored phaneritic to porphyritic granitic rock. Also known as quartz monzonite.
Alumina	An oxide of aluminum and important constituent of clay minerals.
Aluminosilicate	Minerals composed of aluminium, silicon, and oxygen, plus countercations. They are a major component of kaolin and other clay minerals.
Amorphous	Means without a clearly defined shape or form.
Apatite	A group of phosphate minerals, usually referring to hydroxylapatite, fluorapatite and chlorapatite, named for high concentrations of OH−, F− and Cl− ions, respectively, in the crystal.
Aphyric	The texture of fine-grained igneous rocks, showing two generations of the same mineral but without phenocrysts.
Argillite	A compact rock, derived either from mudstone (claystone or siltstone), or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without its fissility, and that lacks the cleavage distinctive of slate.
Basalt	A common extrusive igneous rock formed from the rapid cooling of basaltic lava exposed at or very near the surface of a planet or moon.
Basin	A natural depression of strata containing a coalbed or other stratified deposit.
Bauxite	An off-white, grayish, brown, yellow, or reddish brown rock composed of amorphous or microcrystalline aluminum oxides and oxyhydroxides. It is massive, pisolitic, earthy; occurs as weathered surface deposits after prolonged leaching of silica from aluminous rocks under tropical to subtropical weathering, also transported deposits. Bauxite is the chief ore of aluminum.
Bedrock	Solid rock exposed at the surface of the Earth or overlain by unconsolidated material, weathered rock, or soil.
Block Faulting	A type of normal faulting in which the crust is divided into structural or fault blocks of different elevations and orientations. It is the process by which block mountains are formed.
Biotite	A common phyllosilicate mineral within the mica group.
Calcium Carbonate	One of the most stable, common, and widely dispersed of materials. It occurs in nature as aragonite, calcite, chalk, limestone, lithographic stone, marble, marl, and travertine.
Clast	A rock fragment or grain resulting from the breakdown of larger rocks.
Clay	An extremely fine-grained natural earthy material composed primarily of hydrous aluminum silicates. It may be a mixture of clay minerals and small amounts of nonclay materials or it may be predominantly one clay mineral. The type is determined by the predominant clay mineral. Clay is plastic when sufficiently pulverized and wetted, rigid when dry, and vitreous when fired to a sufficiently high temperature.
Conifer	Any of various mostly needle-leaved or scale-leaved, chiefly evergreen, cone-bearing gymnospermous trees or shrubs such as pines, spruces, and firs.
Cretaceous	Of, denoting, or formed in the last period of the Mesozoic era, between the Jurassic and Tertiary periods, lasting 80 million years during which chalk deposits were formed and flowering plants first appeared.

Electron Microprobe	Also known as an electron probe microanalyzer or electron micro probe analyzer, is an analytical tool used to non-destructively determine the chemical composition of small volumes of solid materials.
Epidote	Epidote is a calcium aluminium iron sorosilicate mineral.
Facies	A term of wide application, referring to such aspects of rock units as rock type, mode of origin, composition, fossil content, or environment of deposition.
Feldspar	A group of rock forming minerals that make up approximately 60% of the earth’s crust and occurs in all rock types and decomposes to form much of the clay in soil, including kaolinite.
Fold	A curve or bend of a planar structure such as rock strata, bedding planes, foliation, or cleavage. A fold is usually a product of deformation, although its definition is descriptive and not genetic and may include primary structures.
Garnet	Garnets are a group of silicate minerals that have been used since the Bronze Age as gemstones and abrasives. All species of garnets possess similar physical properties and crystal forms, but differ in chemical composition.
Gneiss	A common and widely distributed rock formed by high grade regional metamorphic processes and pre-existing formations.
Granitic	Pertaining to or composed of granite.
Granite	A common and widely occurring type of intrusive, felsic and igneous rock.
Granitoid	A granitoid or granitic rock is a variety of coarse grained plutonic rock similar to granite which mineralogically are composed predominantly of feldspar and quartz.
Granodiorite	A group of coarse-grained plutonic rocks containing quartz, plagioclase and potassium feldspar.
Granular	Resembling or consisting of small grains or particles.
Groundmass	The material between the phenocrysts of a porphyritic igneous rock.
Halloysite	A monoclinic mineral that is part of the kaolinite-serpentine group; made up of slender tubes as shown by electron microscopy; a gangue mineral in veins.
Hydrous	Containing water as a constituent.
Igneous	Produced under conditions involving intense heat, as rocks of volcanic origin or rocks crystallized from molten magma.
Ilmenite	Ilmenite is a weakly magnetic titanium-iron oxide mineral which is iron-black or steel-gray. It is a crystalline iron titanium oxide. It crystallizes in the trigonal system.
Intergranular	Occurring along the boundaries between the crystals or grains of a metal.
K-Feldspar	K-feldspar is widespread and common in a wide variety of igneous and metamorphic rocks and in some sedimentary rocks. Its chemistry and atomic arrangement are variable, so optical properties vary as well. The three principle varieties of K-feldspar are microcline (low temperature), orthoclase (medium temperature), sanidine (high temperature).
Kaolin	A fine usually white clay formed by the weathering of aluminous minerals (as feldspar); used in ceramics and as an absorbent and as a filler (e.g., in paper).
Kaolinite	A monoclinic mineral part of the kaolinite-serpentine group; kaolinite structure consists of a sheet of tetrahedrally bonded silica and a sheet of octahedrally bonded alumina with little tolerance for cation exchange or expansive hydration; polymorphous with dickite, halloysite, and nacrite; soft; white; formed by hydrothermal alteration or weathering of aluminosilicates, esp. feldspars and feldspathoids; formerly called kaolin.

Lattice	An array of points in space such that each point is in an identical point environment. Thus, any straight line drawn between any two points in a lattice and continued will pass at equal intervals through a succession of similar points. Fourteen possible lattices exist.
Magma	A mixture of molten or semi-molten rock, volatiles and solids that is found beneath the surface of the Earth, and is expected to exist on other terrestrial planets.
Metasiltite	A silitite that has been metamorphosed.
Metakaolin	a dehydroxylated form of the clay mineral kaolinite.
Metasediment	A sediment or sedimentary rock that shows evidence of having been subjected to metamorphism.
Mica	A group of sheet silicate minerals including several closely related materials having close to perfect basal cleavage.
Microphenocryst	A very small crystal in a fine-grained porphyritic rock.
Muscovite	A phyllosilicate mineral of aluminium and potassium. It has a highly-perfect basal cleavage yielding remarkably-thin laminæ which are often highly elastic
Na-Feldspar	Most common feldspars contain both sodium and potassium.
Olivine	The mineral olivine is a magnesium iron silicate.
Open Pit	A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.
Orogeny	The formation of mountain ranges by intense upward displacement of the earth's crust, usually associated with folding, thrust faulting, and other compressional processes
Outgas	To remove embedded gas from (a solid), as by heating or reducing the pressure.
Overburden	Loose soil, sand, gravel, etc. that lies above the bedrock. Also called burden, capping, cover, drift, mantle, surface.
Paragneiss	A gneiss derived from a sedimentary rock.
Paraschist	A schist derived from sedimentary rock
Pegmatoid	An igneous rock that has the coarse-grained texture of a pegmatite but that lacks graphic intergrowths or typically granitic composition.
Plagioclase	An important series of tectosilicate minerals within the feldspar family. Rather than referring to a particular mineral with a specific chemical composition, plagioclase is a solid solution series, more properly known as the plagioclase feldspar series.
Pleistocene	The Pleistocene is the geological epoch which lasted from about 2,588,000 to 11,700 years ago, spanning the world's recent period of repeated glaciations.
Pod	A rudely cylindrical orebody that decreases at the ends like a cigar or a potato.
Porphyritic	An adjective used in geology, specifically for igneous rocks, for a rock that has a distinct difference in the size of the crystals, with at least one group of crystals obviously larger than another group.
Precambrian	Noting or pertaining to the earliest era of earth history, ending 570 million years ago, during which the earth's crust formed and life first appeared in the seas.
Proterozoic	A geological eon from 2,500 Ma to 542.0±1.0 Ma (million years ago).
Pyroclastic flow	A pyroclastic flow is a fast-moving current of hot gas and rock.

Pyrometric	Measuring of high temperatures.
Pyroxene	A group of important rock-forming inosilicate minerals found in many igneous and metamorphic rocks.
Quartz	A mineral whose composition is silicon dioxide and most abundant in the Earth’s crust.
Quartzite	A very hard but unmetamorphosed sandstone, consisting chiefly of quartz grains that are so completely cemented with secondary silica that the rock breaks across or through the grains rather than around them; an orthoquartzite.
Refractory	A nonmetallic material suitable for use in high-temperature applications.
Relief	Refers specifically to the quantitative measurement of vertical elevation change in a landscape.
Residual Deposit	An ore deposit in clay formed by near-surface oxidation.
Rifting	The process of splitting hand-cobbed mica into sheets of usable thicknesses.
Roof Rock	A rock forming the ceiling of a cave passage, underground chamber or mine opening.
Schist	A strongly foliated crystalline rock that can be readily split into thin flakes or slabs.
Sedimentary	A type of rock that is formed by the process of sedimentation.
Silica	The chemically resistant dioxide of silicon.
Siltite	Indurated silt having a shalelike texture and composition, which is also known as siltstone.
Spheroid	A body that is shaped like a sphere but is not perfectly round, especially an ellipsoid that is generated by revolving an ellipse around one of its axes.
Tailings	The gangue and other refuse material resulting from the washing, concentration, or treatment of ground ore.
Thrust Fault	A fault with a dip of 45 degrees or less over much of its extent, on which the hanging wall appears to have moved upward relative to the footwall. Horizontal compression rather than vertical displacement is its characteristic feature.
Topography	The description of such surface shapes and features (especially their depiction in maps).
Xenolith	A rock fragment foreign to the igneous mass in which it occurs.
Water Catchment Basin	The area drained by a river and all its tributaries.
Zircon	A mineral belonging to the group of nesosilicates. Its chemical name is zirconium silicate.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “I-Minerals” refers to I-Minerals Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated, and financial information presented in this prospectus is prepared in accordance with generally accepted accounting principles in the United States. You should read the entire prospectus before making an investment decision to purchase our common shares.

About Us

We were incorporated under the laws of British Columbia, Canada in 1984. In 2004, we changed our corporate jurisdiction from a British Columbia company to a Canadian corporation.  In December 2011, we amended our articles to change our name from “i-minerals inc.” to “I-Minerals Inc.” The address of our principal executive officers is Suite 880, 580 Hornby Street, Vancouver, BC V6C 3B6 and our telephone number is (877) 303-6573.

Overview of Business

We are a development stage company engaged in the development of our Helmer-Bovill industrial minerals property (the “Helmer-Bovill Property”).  The Helmer-Bovill Property, which we hold a 100% interest, is comprised of 11 mineral leases totaling 5,140.64 acres located approximately 6 miles southwest of Bovill, Latah County, Idaho.

We acquired the Helmer-Bovill Property from Idaho Industrial Minerals (“IIM”) pursuant to an Assignment Agreement with Contingent Right of Reverter (the “IIM Agreement”) dated August 12, 2002, as amended August 10, 2005, August 10, 2008 and January 21, 2010, between I-Minerals USA (formerly Alchemy Kaolin Corporation), our wholly owned subsidiary, and the IIM.  Under the terms of the IIM Agreement, we issued a total of 1,800,000 common shares to the IIM. See “Properties – Helmer-Bovill Property”.

To date, we have not earned significant revenues from the operation of our Helmer-Bovill Property.  Accordingly, we are dependent on debt and equity financing as our primary sources of operating working capital.  Our capital resources are largely determined by the strength of the junior resource markets and by the status of our projects in relation to these markets, and our ability to compete for investor support of our projects.

The Offering

Offering Price:	$♦ per Unit
Securities Offered:	Up to ♦ Units, with each Unit consisting of one Share and one-half of one Warrant. See “Plan of Distribution”.
Common Shares Outstanding:	89,372,359 common shares issued and outstanding as of the date of this prospectus. Upon completion of the offering, if all of the Units being offered are sold, there will be ♦ common shares issued and outstanding.
Use of Proceeds:	Assuming completion of the entire Offering, we estimate that the net proceeds of the Offering will be $9,198,300. The proceeds of the Offering will be used for front end engineering and design, engineering procurement, permitting and working capital purposes. See “Use of Proceeds”.
Warrants Outstanding:	Upon completion of the Offering, if all of the units being offered are sold, there will be ♦ Warrants issued and outstanding. Each Warrant will be exercisable at a price of $♦ for a period of two years from the date of issuance, subject to our right to accelerate the expiry date of the Warrants. If all of the Warrants are exercised, we will receive proceeds of $♦. See “Use of Proceeds”.
Risk Factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors under the section titled “Risk Factors” on page 6.

RISK FACTORS

An investment in our common shares involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities and if we do not obtain sufficient financing, our business will fail.

To date, we have been involved primarily in the acquisition, exploration and development of our mineral properties. We have no operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon: (i) our ability to locate a profitable mineral property, and (ii) our ability to generate revenues.

In order to carry out longer duration mine building activities and our general continued operations, we will need to complete the Offering or raise additional financing.  Obtaining financing would be subject to a number of factors, including the market prices for industry minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have relied on equity financings and loans to fund our operations. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation.

Because we are an development stage company, our business has a high risk of failure.

We are an development stage company that has incurred net losses since inception, we have not attained profitable operations and we are dependent upon obtaining adequate financing to complete our development activities.  The success of our business operations will depend upon our ability to obtain further financing to complete our development of the Bovill Kaolin Project and to attain profitable operations. If we are not able to complete a successful development program and attain sustainable profitable operations, then our business will fail.

We have expressed substantial doubt about our ability to continue as a going concern; as a result we could have difficulty finding additional financing.

Our financial statements have been prepared assuming that we will continue as a going concern.  We have not generated significant revenues from our main operations since inception and have accumulated losses.  As a result, we have expressed substantial doubt about our ability to continue as a going concern.  Our ability to continue our operations depends on our ability to complete equity or debt financings or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms.  Our financial statements do not include any adjustments that could result from the outcome of this uncertainty.

Because of the unique difficulties and uncertainties inherent in mineral exploration and development ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by mineral exploration and development companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of our property that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Although we have known mineral reserves, there are uncertainties related to mineral reserve and mineralization estimates.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control. The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to greater uncertainty and industrial mineral prices have fluctuated widely in the past. Declines in the market price of industrial minerals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves

Because we have not earned significant revenues, we face a high risk of business failure.

We have not earned any significant revenues from business operations as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned development program and/or obtain additional financing to fund our development program.

Because the prices of minerals fluctuate, if the price of minerals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those minerals and we will cease operations.

The profitability of mining operations is directly related to the market price of the industrial minerals being mined.  The market price of industrial minerals may fluctuate widely and is affected by numerous factors beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking crises, and a number of other factors. If the market prices of the mineral commodities we plan to explore decline, this will have a negative effect on the availability of financing to us.

We may be required to defend title to the leases that comprise our Helmer-Bovill Property.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims, as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral properties. Although we have taken steps to verify title to mineral leases in which we have an interest, these procedures do not guarantee our title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

There are environmental risks associated with mineral exploration and development .

Environmental risks are inherent with mining operations.  The legal framework governing this area is constantly developing, therefore we are unable to fully ascertain any future liability that may arise from the implementation of any new laws or regulations, although such laws and regulations are typically strict and may impose severe penalties (financial or otherwise).  Our proposed activities of, as with any exploration, may have an environmental impact which may result in unbudgeted delays, damage, loss and other costs and obligations including, without limitation, rehabilitation and/or compensation.  There is also a risk that our operations and financial position may be adversely affected by the actions of environmental groups or any other group or person opposed in general to our activities and, in particular, the proposed exploration and mining by us within the State of Idaho.

We face significant competition in the mineral exploration and development industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do.  Due to our weaker competitive position, we may have greater difficulty in hiring and retaining qualified personnel to conduct our planned exploration and development activities, which could cause delays in our exploration programs.

There may be barriers in entering the market as we will be a new supplier of industrial mineral products.

We will be a new supplier of industrial mineral products.  Accordingly, we will be competing with more established industrial mineral companies that currently supply the ceramics and glass industries with industry mineral products.  Accordingly, the ceramics, glass and other industries may be reluctant to terminate existing supply relationships and retain our company as a supplier of industrial mineral products to them.  In the event that we are unable to be retained by these industries, our operations may be negatively impacted.

Demand for our metakaolin products will be dependent on funding for infrastructure projects.

Metakaolin is significantly more expensive than other kaolin products, such as, fly ash.  In the United States, the funding for infrastructure projects is low.  As a result, fly ash is commonly used for infrastructure products due to its low cost.  Accordingly, our future customers may be unable or unwilling to purchase our metakaolin products unless funding infrastructure projects is increased.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail

Our success will largely depend on our ability to hire highly qualified personnel with experience in industrial mineral processing and sales. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed could have a significant negative effect on our business.

Risks Related To The Ownership of Our Shares

There has been a very limited public trading market for our securities in the United States, and the market for our securities in the United States may continue to be limited and be sporadic and highly volatile.  Trading in our shares on the TSX Venture Exchange has sometimes been sporadic.

There is currently a limited public market for our common shares. Our common shares trade in Canada on the TSX Venture Exchange and over the counter in the United States on the OTCQB market place. We cannot assure you that an active market for our shares will be established or maintained in the future. The OTCQB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Trading in our shares on the TSX Venture Exchange has sometimes been sporadic.  Holders of our common shares may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. The market price of our shares, from time to time, may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common shares may be volatile, which could cause the value of our common shares to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common shares to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

(a)	price and volume fluctuations in stock markets;
(b)	changes in our operating results;
(c)	any increase in losses from levels expected by securities analysts;
(d)	changes in regulatory policies or law;
(e)	operating performance of companies comparable to us; and
(f)	general economic trends and other external factors.

Even if an active market for our common shares is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for the shares or might otherwise receive than if an active public market existed.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

Since our inception, we have relied on such sales of our common shares to fund our operations.  We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common shares in order to fund our business operations. If we issue additional shares, your percentage interest in us could become diluted.

If we are, or were, a U.S. real property holding corporation, non-U.S. holders of our common shares or other security convertible into our common shares could be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of such security.

If we are or ever have been a U.S. real property holding corporation (a “USRPHC”) under the Foreign Investment Real Property Tax Act of 1980, as amended (“FIRPTA”) and applicable United States Treasury regulations (collectively, the “FIRPTA Rules”), unless an exception applies, certain non-U.S. investors in our common shares (or options or warrants for our common shares) would be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common shares (or such options or warrants), and such non-U.S. investor would be required to file a United States federal income tax return. In addition, the purchaser of such common shares, option or warrant would be required to withhold from the purchase price an amount equal to 10% of the purchase price and remit such amount to the U.S. Internal Revenue Service.

We have not conducted a formal analysis of whether we are or have ever been a USRPHC. However, we believe that we may be a USRPHC. In general, under the FIRPTA Rules, a company is a USRPHC if its interests in U.S. real property comprise at least 50% of the fair market value of its assets. If we are or were a USRPHC, so long as our common shares are “regularly traded on an established securities market” (as defined under the FIRPTA Rules), a non-U.S. holder who, actually or constructively, holds or held no more than 5% of our common shares not subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common shares under FIRPTA. In addition, other interests in equity of a USRPHC may qualify for this exception if, on the date such interest was acquired, such interests had a fair market value no greater than the fair market value on that date of 5% of our common shares. Any of our common shares (or owners of options or warrants for our common shares) that are non-U.S. persons should consult their tax advisors to determine the consequences of investing in our common shares (or options or warrants).

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Securities Exchange Act of 1933, as amended (the “Exchange Act”). For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. We cannot predict if investors will find our common shares less attractive because we will rely on some or all of these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

As an “emerging growth company” we are permitted to adopt accounting standards within the same timeframes as private companies.  This may make it more difficult to compare our financial statements to the financial statements of other public companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we are permitted to adopt new or revised accounting standards issued by the Public Company Accounting Oversight Board (PCAOB) on the same date as private companies rather than other public companies.  The JOBS Act permits us to “opt out” of these extended transition periods, however we have not elected to opt out of these rules.  This may make it more difficult to compare of our financial statements with other public companies that are not “emerging growth companies”.

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

We meet the definition of an “emerging growth company” and so long as we continue to qualify as an “emerging growth company,” we will, among other things:

  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;
  be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;
  be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act, as amended and instead provide a reduced level of disclosure concerning executive compensation; and
  be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We currently intend to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company”, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in our company and the market price of our common shares may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Our securities are considered a penny stock.

Because our securities are considered a penny stock, shareholders will be more limited in their ability to sell their shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;
  contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
  contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES INVOLVES A CERTAIN DEGREE OF RISK.  ANY PERSON CONSIDERING TO INVEST IN OUR SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS REPORT AND IN THE OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN OUR SECURITIES.  AN INVESTMENT IN OUR SECURITIES SHOULD ONLY BE ACQUIRED BY PERSONS WHO CAN AFFORD TO LOSE THEIR TOTAL INVESTMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; changes in project parameters as plans continue to be refined; changes in labour costs or other costs of production; future mineral prices; equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavourable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section titled "Risk Factors" in this prospectus.

Forward looking statements are based on a number of material factors and assumptions, including the results of exploration and development activities, the availability and final receipt of required approvals, licenses and permits, that sufficient working capital is available to complete proposed exploration and drilling activities, that contracted parties provide goods and/or services on the agreed time frames, the equipment necessary for exploration is available as scheduled and does not incur unforeseen break downs, that no labour shortages or delays are incurred and that no unusual geological or technical problems occur. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this prospectus. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES AND PROVEN AND PROBABLE RESERVES

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” as used in this prospectus are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Definition Standards”). These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 (“SEC Industry Guide 7”) under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a  mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of unit measures in a resource is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus and any documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS

We are offering a total of ♦ Units at a price of $♦ per Unit under our Offering.  The Unit being offered by us are being offered without the use of underwriters or broker-dealers and will be sold by our directors and officers.  No commissions or discounts will be paid in connection with the sale of the Units being offered by us.

The following table below sets forth the net proceeds assuming the sale of 25%, 50%, 75% and 100% of the Offering.  See also “Plan of Operation”.

Item	25% ($)	50% ($)	75% ($)	100% ($)
Gross proceeds	2,500,000	5,000,000	7,500,000	10,000,000
Expected offering expenses*	276,700	451,700	626,700	801,700
Net proceeds	2,223,300	4,548,300	6,873,300	9,198,300
*	Assumes a commission of up to 7% of the gross proceeds of the Offering to underwriter’s or broker-dealers in the even that they are engaged in connection with this Offering.

We plan to use the net proceeds of the Offering as set forth below (all amounts listed below are estimates):

Item	25% ($)	50% ($)	75% ($)	100% ($)
Commencement of Utilities Work	500,000	500,000	500,000	500,000
Bulk halloysite sample	500,000	900,000	900,000	900,000
Front End Engineering Design, and Detailed Engineering	600,000	900,000	1,000,000	2,500,000
Mineral Marketing Analysis	300,000	600,000	900,000	1,200,000
Acquisition of Surface Rights	-	900,000	900,000	900,000
Final Permitting	95,000	95,000	95,000	95,000
Water Supply, Dam Rehabilitation, Road Design / Construction	-	1,230,000	1,575,000	1,575,000
General and Administrative	600,000	600,000	800,000	1,000,000
Unallocated Working Capital	128,300	53,300	203,300	528,300
Available Funds	2,223,300	4,548,300	6,873,300	9,198,300

The principal purposes of this Offering is to raise sufficient capital for us to complete front end engineering and design, engineering procurement, permitting and working capital purposes.  In addition, this Offering will allow us to meet general working capital requirements.  If we are unable to sell any Units under the Offering, we have sufficient funds to pay the costs of this Offering.

In addition, if all of the Warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $♦ in cash. However, the Warrants contain a cashless exercise provision that permit exercise of Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

Pending the use of net proceeds from the Offering described above, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

PLAN OF DISTRIBUTION

Offering

We are offering ♦ Units at a fixed price of $♦ per Unit for gross proceeds of $10,000,000.  The price of $♦ per Unit was chosen by our board of directors, based on the following factors:

1.	The average closing price of our common shares on the TSX Venture Exchange and OTCQB;

2.	The current economic climate including, but not limited to, the general conditions of the securities market at the time of the Offering, the volatility of securities prices of venture issuers and the seasonal trends of the prices of venture issuer securities;

3.	Historical prices of other similar Offerings; and

4.	Our judgment as to the best price as which such sales could be completed.

The common shares to be sold by us will be sold on our behalf by our directors and officers.  Our directors and officers will not receive commissions or proceeds or other compensation from the sale of any shares on our behalf.

Our directors or officers will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.	Our officers and directors will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	Our officers and directors are not, nor will any of them be at the time of participation in the offering, an associated person of a broker-dealer; and

4.	Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each of them: (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

We may engage an outside underwriter or broker-dealer in connection with this Offering.

Stabilization and Other Activities

Our directors and officers must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the shares.  Our directors and officers are deemed to be an “underwriter” within the meaning of the Securities Act in connection with our offering, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our shares; and

2.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Our directors and officers are aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of our common shares by, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the Company and their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, our common shares while such persons are distributing shares covered by this prospectus.  In addition, it shall be unlawful for any person to short sell our common shares and purchase the shares offered in the Offering while the Offering is taking place.

DILUTION

You will suffer immediate dilution if you purchase common shares under this Offering.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Based on our latest unaudited quarter end dated at July 31, 2017, the following tables sets forth your dilution based on completion of 25%, 50%, 75% and 100% of the Offering.

Percent of Offering	25%	50%	75%	100%
Number of shares sold	♦	♦	♦	♦
Total shares outstanding	89,484,792	89,484,792	89,484,792	89,484,792
Offering price per share ($)	♦	♦	♦	♦
Gross proceeds ($)	2,500,000	5,000,000	7,500,000	10,000,000
Offering expenses ($)	276,700	451,700	626,700	801,700
Net proceeds ($)	2,223,300	4,548,300	6,873,300	9,198,300
Total net tangible book value as at July 31, 2017 ($)	(16,549,351)	(16,549,351)	(16,549,351)	(16,549,351)
Net tangible book value per share as at July 31, 2017 ($)	(0.18)	(0.18)	(0.18)	(0.18)
Total net tangible book value after offering ($)	(14,326,051)	(12,001,051)	(9,676,051)	(7,351,051)
Net tangible book value per share after offering ($)	(♦)	(♦)	(♦)	(♦)
Dilution	(♦)	(♦)	(♦)	(♦)

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of an unlimited number of common shares, without par value, of which 89,484,792 are issued and outstanding.

Common Shares

The following is a summary of the material rights and restrictions associated with our common shares.  This description does not purport to be a complete description of all of the rights of our shareholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles and Bylaws, which are included as exhibits to the Registration Statement of which this prospectus is a part.

The holders of our common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders and each common share shall confer the right to one vote in person or by proxy at all meetings of the shareholders.  One shareholder, whether present in person or by proxy, constitute a quorum for all meetings of the shareholders.  Except as otherwise provided by the Canada Business Corporations Act, our Articles or our Bylaws, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding.  In the case of certain fundamental changes such as liquidation, amalgamation or changes to our Articles, a “special resolution”, being a vote approved by two-thirds of the votes cast at a shareholders’ meeting, is required.  Where a separate vote of a class, classes or series is required, a vote of a majority, for ordinary matters, or special majority, for fundamental changes, is required.  Currently, our common shares are the only authorized class of shares in our capital stock.  Our Articles do not provide for cumulative voting in the election of directors.

Holders of our common shares are, subject to the prior rights, if any, of any other class of shares, are entitled to receive such dividends in any financial year as the board of directors may determine by resolution, provided that dividends may not be declared or paid if there would be reasonable grounds for believe that (i) we would be unable to pay or liabilities as they become due after payment of the dividend, or (ii) if the realizable value of our assets would be less than the total of all of our liabilities and the stated capital of all classes of our shares. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares, our remaining property and assets.  The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking fund provisions.

Share Purchase Warrants

The following is a brief summary of certain terms and conditions of the Warrants to be issued in connection with this offering and are subject in all respects to the provisions contained in the Warrants.

Form. The Warrants will be issued in certified form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is two years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares (the “Warrant Shares”) underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Warrant Shares purchased upon such exercise. We will have the right to accelerate the expiry date of the Warrants if, at any time, the volume weighted average price exceeds $♦ over any 10 day trading period. In the event of acceleration, the expiry date will be accelerated to a date that is 30 days after we issue a news release announcing that it has elected to exercise this acceleration right.  If a registration statement registering the issuance of the Warrant Shares underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such Warrant Shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Warrant Shares determined according to the formula set forth in the Warrant. No fractional Warrant Shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Price. The exercise price per Warrant upon is expected to be $♦ per share, which is equal to ♦% of public offering price of our common shares. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

No exchange listing. There is no established public trading market for the Warrants nor do we intend to apply to list the Warrants on any securities exchange.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Warrant.

OUR BUSINESS

General

We were incorporated under the laws of British Columbia, Canada in 1984. In 2004, we changed our corporate jurisdiction from a British Columbia company to a Canadian corporation.  In December 2011, we amended our articles to change our name from “i-minerals inc.” to “I-Minerals Inc.”

We are engaged in the development of our Helmer-Bovill industrial minerals property (the “Helmer-Bovill Property”).  The Helmer-Bovill Property, in which we hold a 100% interest, is comprised of 11 mineral leases totaling 5,140.64 acres located approximately 6 miles northwest of Bovill, Latah County, Idaho.

We acquired the Helmer-Bovill Property from Idaho Industrial Minerals (“IIM”) pursuant to an Assignment Agreement with Contingent Right of Reverter (the “IIM Agreement”) dated August 12, 2002, as amended August 10, 2005, August 10, 2008 and January 21, 2010, between I-Minerals USA (formerly Alchemy Kaolin Corporation), our wholly owned subsidiary, and IIM.  Under the terms of the IIM Agreement, we issued a total of 1,800,000 common shares to IIM.

Our principal executive office is located at Suite 880, 580 Hornby Street, Vancouver, British Columbia, Canada and our telephone number is (877) 303-6573.

To date, we have not earned significant revenues from the operation of our mineral properties.  Accordingly, we are dependent on debt and equity financing as its primary source of operating working capital.  Our capital resources are largely determined by the strength of the junior resource markets and by the status of our projects in relation to these markets, and its ability to compete for investor support of its projects.

Our Principal Projects

Our activities at the Helmer-Bovill Property are focused on developing the Bovill Kaolin Project and the WBL Tailings Project.

The Bovill Kaolin Project

Our lead project, the Bovill Kaolin Project, is a strategically located long term resource of high purity quartz, potassium feldspar (“K-spar”), halloysite and kaolinite formed through weathering of a border phase of the Idaho Batholith causing all minerals to be contained within a fine white clay-sand mixture referred to as “primary clay.” The Bovill Kaolin Project is located within 3 miles of state highways with electricity and natural gas already at the property boundary.

Since 2010, our exploration work has focused diamond drilling on the Bovill Kaolin Project.  To date, a total of 258 diamond drill holes have been drilled totaling 28,251 feet.  As a result of these drill campaigns, four deposits have been identified: Kelly’s Hump, Kelly’s Hump South, Middle Ridge and WBL.

In June 2014, we completed an updated pre-feasibility study on the Bovill Kaolin Project (the “2014 PFS”) and on March 8, 2016, we announced the economic results of our full feasibility study (the “2016 FS”), which included the following highlights:

  Updated Measured and Indicated Resource Estimate
    Measured Resources of 5.7 million tons containing 76.5% quartz/K-spar sand, 12.3% Kaolinite and 4.0% Halloysite.
    Indicated Resources of 15.5 million tons containing 57.0% quartz/K-spar sand, 15.5% Kaolinite and 2.8% Halloysite.
    667,000 tons of contained halloysite, 3,119,000 tons of contained kaolinite and 13,235,000 tons of contained quartz/K-spar.

  Updated Mineral Reserves.  All figures are in thousands of tons.
Reserve	Proven	Probable	Total P&P
Tons (1000s)	4,155	4,548	8,702
Halloysite %	4.8	4.0	4.4
Halloysite Tons (1000s)	200	182	382
Kaolinite %	11.1	12.5	11.8
Kaolinite Tons (1000s)	460	568	1,028
Sand %	77.8	76.8	77.3
Sand Tons (1000s)	3,234	3,491	6,725
Note that values presented here have been rounded to reflect the level of accuracy. Proven and Probable Mineral Reserves are presented using a $57.00 NSR cutoff grade.
  Economic Analysis
    US$386 million Pre-Tax NPV; US$249.8 million After Tax NPV using a 6% discount rate.
    31.6% Pre-Tax IRR; 25.8% After Tax IRR.
    Initial Capital Cost of $108.3 million and Total Life of Mine capital costs $120.0 million.
    Life of Mine in excess of 25 years with a stripping ratio of 0.54:1 (waste:ore).
    3 year estimated after tax payback.

The full National Instrument (“NI”) 43-101 report was filed on www.sedar.com on April 20, 2016 and is available on the Company’s website.  Going forward our focus is to complete the detailed engineering and commence efforts to raise the capital necessary to build the mine.

In May 2017, the Idaho Department of Lands (“IDL”) accepted our operation and reclamation plan.  Together with a water rights permit from the Idaho Department of Water Resources, we are able to proceed with development and construction of the mine, subject to obtaining sufficient financing.

See “Properties – Helmer-Bovill Property – 2016 Feasibility Study”.

The WBL Tailings Project

We also plan to continue limited seasonal mining operations at the WBL Tailings Project.  The WBL Tailings Project is feldspathic sands deposited as tailings from clay mining operations during the period from 1961 to 1974.  In September 2012, we received approval of our Mine Plan of Operations (“MPO”) from the Idaho Department of Lands.  The MPO allows us to mine up to 50,000 tons per annum of feldspathic sands from June to October for a period of 10 years.  From 2013 through 2015 approximately 5,000 tons of tailings was extracted and sold to a local cement company and a local contractor.

Three Year History

During the last three fiscal years, our operations have focused on completing an extensive diamond drill program on the Bovill Kaolin Project, acquiring a 100% interest in the Helmer-Bovill Property, completion of the 2016 FS and initial submittal of the mine permit application to the State of Idaho.

Drill Programs at Bovill Kaolin Project

We have completed two extensive diamond drill programs on the Helmer-Bovill Property for the Bovill Kaolin Project totaling over 25,000 feet, most recently in 2013 where 167 diamond drill holes totaling 17,811 feet were completed at the Middle Ridge, Kelly’s Hump and Kelly’s Hump South deposits.  These programs allowed us to better define our four key deposits at the Bovill Kaolin Project and complete both our 2014 PFS and 2016 FS.  See “Properties – Helmer-Bovill Property”.

WBL Tailings Project

In September 2012, we received approval of our MPO from the Idaho Department of Lands.  The MPO allows us to mine up to 50,000 tons per annum, or 500,000 tons total production from feldspathic sands from June to October for a period of 10 years.  Shortly thereafter, we completed our first production and inaugural sales feldspathic sand from the WBL Tailings Project.

In November 2013, we entered into an agreement with Pre-Mix, Inc. of Pullman Washington (“Pre-Mix”) pursuant to which we sold 3,000 tons of sand tailings to Pre-Mix.

On April 28, 2014, we entered into a new contract with Pre-Mix for the sale of up to 30,000 tons per annum of screened K-spar / quartz sand.  Under the terms of the contract, Pre-Mix is solely responsible for the operating costs to process and remove the K-spar / quartz sand.  The term of the contract is until December 31, 2018 and may be extended for a further two years through the mutual consent of the parties.

During 2014 and 2015 approximately 5,000 tons of sand tailings from our WBL Tailings Project were sold generating limited revenues to date due to associated road improvement costs.

Acquisition of Helmer-Bovill Property

In January 2013, we acquired a 100% interest in our Helmer-Bovill Property.  In order to acquire the Helmer-Bovill Property, we issued a total of 1,800,000 common shares, of which 1,300,000 common shares were issued as the final payment to IIM.

On December 2, 2015, we settled all lawsuits relating to the Helmer-Bovill Property pursuant to the terms of Global Settlement and Absolute Release Agreement (the “Settlement Agreement”) dated October 29, 2015 among us, Idaho Industrial Minerals, LLC (“IIM”), Hoodoo Resources, LLC (“Hoodoo”), the principal of Hoodoo, Robert Lemke (“Lemke”), Brent Thomson (“Thomson”), The Thomson Family Trust (the “Thomson Trust”) (IIM, Hoodoo, Lemke, Thomson and the Thomson Trust collectively referred to as the “Plaintiffs”), the Estate of Philip Nisbet (the “Nisbet Estate”), Allen Ball (“Ball”), the Allen Ball and Connie Ball Family Trust (the “Ball Trust”), Ball Ventures, LLC (“BV”) and BVNR Natural Resources LLC (“BVNR”) (Ball, the Ball Trust, BV and BVNR collectively referred to as the “Ball Entities”) and Northwest Kaolin, Inc. (“NWK”).  Under the terms of the Settlement Agreement, we paid IIM the aggregate sum of $100,000 (the “I-Minerals Payment”) for the release of any and all claims made against us under the lawsuits by the Ball Entities and the Plaintiffs.  In addition, IIM and NWK have expressly acknowledged and agreed that, upon receipt of the I-Minerals Payment, we have fulfilled all of our duties and obligations under the terms of the IIM Agreement relating to our Helmer-Bovill Property, and that any and all rights and claims of IIM and NWK to the mineral leases making up the Helmer-Bovill Property will be released and extinguished.

Receipt of Permits of Bovill Kaolin Project

In May 2017, the Idaho Department of Lands (the “IDL”) accepted our Operation and Reclamation Plan (“ORP”). The approval of the ORP, together with the recently received water rights permit from the Idaho Department of Water Resources (“IDWR”) positions us to be able to begin construction, subject to financing and certain bonding requirements.

The ORP was approved subject to standard terms including:

1.	All refuse, chemical and petroleum products to be stored in designated location at least 100 feet from any surface water.

2.	State water quality standards to be maintained at all times during the life of the operation.

3.	Erosions and non-point source pollution shall be minimized by careful design and implementing Best Management practices.

4.	A reclamation bond of approximately $3,000,000 being submitted to, approved by and maintained by the IDL prior to conducting any mining activities;

5.	Obtaining all other necessary permits and approvals from state and federal authorities (e.g. Storm Water Pollution Prevention Plan; air quality, consultation with fisheries and US Army Corp of Engineers 404 Permit and Stream Channel Alteration Permits) as required for each production process.

Industrial Minerals

In carrying out our activities at the Bovill Kaolin Project, we are focused on the development and, based upon the positive results of the 2016 FS, raising sufficient capital to build the mine and commence the extraction of the industrial minerals set forth below.

Kaolin

Kaolin is a raw material used in the ceramic industry, especially in fine porcelains.  Large quantities of kaolin are used in paper coating, filler, paint, plastics, fiberglass, catalysts, and other specialty applications. It is also used as a key ingredient in natural pesticides that are suitable for organic farming applications.

When kaolin is heated to about 850°, it is transformed into a dehydrated phase called "metakaolin."  Metakaolin is considered a premium material as it adds strength and durability to cement based products.  When metakaolin is added to cement-based mortars, it causes an aggressive reaction with calcium hydroxide (lime), turning the lime into a cementitious material yielding cement with enhanced performance characteristics including increased strength; reduced permeability; greater durability; effective control of efflorescence; and control of degradation caused by Alkali-Silica Reaction.  A bridge deck in a northern climate where it is subject to the wear and tear associated with plowing and salting is a prime metakaolin application.  We are continuing long term testing process of several metakaolin products produced from the Bovill Kaolin deposits and have received ASTM C-618 certification for two of our products indicating the Bovill Metakaolin is an accredited pozzolan that meets all strength and water consumption requirements.  ASTM C-618 certification is a prerequisite for sales into the cement industry.  Additional testing is focused on optimizing the fineness of the grind or particle size to create the metakaolin product that provides the greatest strength while meeting the water requirement criteria.

Our target market for metakaolin is the North American concrete and infrastructure industry.  Premium white metakaolin is currently priced at $500 per ton in the Pacific Northwest due to the transportation costs to bring it from the southeastern USA.  We are targeting applications where color is not as important and pricing used in the 2016 FS is $231 per ton.  The 2016 FS forecasts average annual production of about 40,000 tons of Bovill Metakaolin and we have non-binding letters of interest from various cement and construction companies for tonnage well in excess of this amount.

Halloysite

We plan to sell Halloysite on a worldwide basis.  Halloysite is chemically identical to kaolin.  When water is added to the kaolin chemistry its plate like structure takes on a tubular shape, identified as halloysite.  Much of the value of halloysite is generated by its tubular shape which can only be seen through very powerful microscopes and are commonly referred to as halloysite nanotubes and abbreviated as HNTs.

Historically, the primary use of halloysite has been in the manufacture of porcelain, bone china, and fine china where the combination of low iron and titanium content together with the hollow tubular shape of the mineral grains yields ceramic bodies with exceptional whiteness and translucency.  However, the HNTs microscopic tubular shape is rapidly finding uses outside of the ceramics industry.  Applications in commercial production would include use as a suspension agent in glaze preparations as well as in filters and inkjets, and as an ingredient in special paints applied to ships to prevent barnacles from growing on the ships’ hull.  HNTs are also being increasingly used in plastic and polymer applications where the addition of HNTs increases strength while reducing the weight of these compounds.  Perhaps the most exciting uses for HNTs are in life science applications where the inside of the hollow tube can be filled with active ingredients and as the clay tube erodes the active ingredients are released.  Used in this manner the HNTs are a delivery vector made of natural materials.

The largest supplier of commercial halloysite product available at present is located in Maturi Bay, New Zealand.  There is limited production in Poland, Turkey and China, and a development stage project in Utah with negligible commercial production.  The largest halloysite supplier in the ceramics industry sells halloysite at a price from $135 to $3,000 per ton.  The majority of imported halloysite in the United States for the ceramics industry is sold at a price of approximately $700 per ton.

Our halloysite is differentiated from those known halloysite deposits due to the high aspect ratio (the ratio of the length of the tube to the diameter of the tube) and by minimal levels of trace elements such as lead.  We are not targeting ceramic applications with our halloysite and instead focusing on the life science and plastic and polymer applications.  Third party research has indicated we have arguably the best halloysite for life science applications as the New Zealand deposit contains about 10% Cristobalite – a silica oxide that has been categorized as a carcinogen and the other deposits capable of meaningful commercial production have poorer aspect ratios and higher heavy metal / trace element content.

We are planning on producing two halloysite products.  The first branded HalloPure® will be about 70% halloysite and 30% kaolinite and will target the plastic and polymer and certain filtration applications.  The second is branded ULTRA Hallopure® and will be in excess of 90% halloysite and less than 10% kaolinite.  Both are considered high value products.  In the 2016 FS, halloysite production varied from about 10,000 tons to 15,000 tons per year, split equally between the two halloysite products.  HalloPure® was priced at about $700 per ton and ULTRA Hallopure® at about $1,400 per ton.

To date we have received interest in our HNTs from a number of companies in a wide range of industries including: personal care products, nano-composites, fire retardants, biocides, plastic fillers, animal feed, paint, and ceramics.  Most of these companies have received samples of our products produced at recent pilot plants with some companies receiving up to 50 kg for bench scale product testing.  We have also provided samples free of charge to several universities to help with the development of other new HNT applications.  Currently we have non-binding expressions of interest approximately equal to forecast production.

Quartz

Quartz (SiO2 or silicon dioxide) is crystalline silica, the second most common mineral in the crust of the earth. It is known for its hardness and is well known for its use in glass. However, different types of glass require different SiO2 purity levels with some types of glass requiring the SiO2 content in quartz to have purity levels in the 97-99% range to be suitable.  Although silicon dioxide is abundant, not all deposits are chemically identical, with the SiO2 purity and the levels of various trace element impurities varying across different deposits. Contamination of quartz can be from mineral and fluid inclusions and non-silica elements entering atomic sites usually occupied by silicon and oxygen.  Our quartz operations at the Bovill Kaolin Project will focus on two levels of purity in excess of 99.8% SiO2 and is prepared to introduce a third product as market conditions warrant.

We have branded the quartz products TrueQ®.  The least pure product is TrueQ®-1 where the “1” indicates the material has been processed once through flotation.  The high purity product is TrueQ®-3 where the “3” indicates the material has been floated three times to remove the maximum amount of impurities possible.  Bench scale production at the recent pilot plant indicates the TrueQ®-1 will grade 99.86% SiO2 or higher and the True®Q-3 99.97% SiO2 or higher.  The TrueQ®-1 will be offered in three different grinds or particle size: 50 mesh, 200 mesh and 325 mesh.  “Mesh” references the number of openings in a 1 inch by 1 inch screen.  As additional work and expense is required to further grind the basic 50 mesh product into finer grained products (200 or 325 mesh products), the finer grind products sell at higher prices than the basic 50 mesh product.

The 2016 FS foresees total quartz production (TrueQ®-1 and TrueQ®-3) of approximately 108,000 tons per year.  The higher value TrueQ®-3 markets will be harder to enter due to more stringent testing and competition.  Accordingly, the 2016 FS does not foresee reaching full TrueQ®-3 production capacity until the third year of production with a significant discount offered to gain business in the first year.  Pricing for the True Q1 ranges from $100 to $350 per ton depending on the fineness of grind (particle size) together with the customer’s volume and delivery method.  Once markets for the TrueQ®-3 have been established (2 year delay) the 2016 FS contemplates a price of approximately $600 per ton.  Currently we have non-binding expressions of interest equal to two times production capacity from producers of paint, solar glass, optical glass, art glass, glass bulbs, and liquid crystal display (“LCD”) glass in North American and Asia.

Potassium-Feldspar (“K-spar”)

K-spar is primarily used in ceramic bodies and glazes.  Our latest pilot plant test to produce K-spar returned grades in excess of 14% K2O with low iron and high alumina.  A high quality K-spar product has high K2O, high alumina and low iron.  Iron tends to cause a darkening of the glaze when the ceramics are heated to high temperatures in a kiln.  The quality of the K-spar produced in the pilot plant exceeds virtually all other commercially available K-spar products.  The North American market is currently in short supply and the sole producer is offering a product of 9.5% - 10.0% K2O and about twice the iron (Fe) content of our K-spar.  The shortage is driven by the largest producer in the United States shut down production at its Georgia operations in December 2014 when it ran out of reserves after 57 years of production.  This company is attempting to service the North American market with a more expensive European K-spar product.  The ceramics industry has extensively tested our K-spar product and it has been favorably written up in trade publications.  Interest in the K-spar product that will be marketed under the brand name Fortispar® is very strong.

Similar to quartz, we will offer our Fortispar® in three grinds or particle sizes; a basic 30 mesh product as well as 200 and 325 mesh fine grind products.  Fortispar® will be sold primarily into K-spar North American ceramics and glass industries.  We also plan to focus on producers of high clarity glass, ceramics, sanitary ware, tableware, and paint.  Industrial and marine paint manufacturers also use an ultra-fine grind variety of feldspar.  Pricing of our Fortispar® product in the 2016 FS ranged from $217 per ton for the basic 30 mesh product up to $400 per ton for small quantiles of the fine ground product.  We currently have non-binding expressions of interest in our K-spar product in excess of our production capacity.

Competition

We compete with other mineral resource exploration and development companies for financing.  Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do.  Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties.  In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties.  This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development.  This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Government Regulations

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will obtain the licenses, permits or other authorizations currently required to conduct our exploration program. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Idaho and the United States.

In Idaho, our exploration activities are regulated by the Idaho Department of Lands (“IDL”) pursuant to the Idaho Rules Governing Exploration Surface Mining and Closure of Cyanidation Facilities pursuant to the Idaho Administrative Procedure Act.  In order to carry out surface exploration and drilling activities, a company is required to file a Notification of Exploration with the IDL.  In 2000, we filed our original Notification of Exploration with the IDL, which has been subsequently amended, for our surface exploration and drilling programs on the Helmer-Bovill Property.

In order to carry out mining activities, we are required to obtain a Mine Plan for Operations and Reclamation Plan (“ORP”).  In May 2017, we received an ORP for mining activities on the Bovill Kaolin Project.  This ORP permits us to mine Bovill Kaolin for a period of 26 years.  In 2012, we received an ORP for the extraction of sand tailings on the WBL Tailings Project.  The ORP permits us to mine the sand tailings between May to October for a period of 10 years (2012 – 2022).

All leases are subject to rental fees of US$1.00 per acre each year and a production royalty of 5.0% based on gross proceeds. The production royalty is prepaid at a rate of US$500 per lease for the first five years and increases to US$1,000 per lease for the second five years of the lease.

Mining operations are also regulated by Mine and Safety Health Administration (“MSHA”). MSHA inspectors will periodically visit projects to monitor health and safety for the workers, and to inspect equipment and installations for code requirements. Although we are not engaged in mining operations, we require all of our workers to have completed safety training courses when working on our project.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

We believe that we are in compliance with all laws and plans to continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect its business operations. There is however no assurance that any change in government regulation in the future will not adversely affect our business operations.

Environmental Liability

We will have to sustain the cost of reclamation and environmental remediation for all exploration and development work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event that a potentially economic deposit is discovered.

In the application for the MPO, costs are estimated for reclamation after 12 months of work, which would include construction, and for reclamation of the entire project and the IDL must agree to those costs.  Once the MPO is granted, I-Minerals must submit a surety or cash bond for the first 12 months to begin activities. After the first 12 months, the bond is increased to the full costs estimated to clean up the entire project.

Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

A reclamation bond of US$7,600 has been posted to cover the current plan of operations. The Storm Water Pollution Prevention Plan (SWPPP) has been publicly noted without objection as of November 16, 2012.  The Company does not view the current environmental liability to be material as of April 30, 2017 as the amount is estimated to be below $5,000.  Under our ORP, we will be required to pay a reclamation bond of approximately $3,000,000.

Employees

As of the date of this registration statement, we have five full time employees, four in Idaho plus our Chief Executive Officer in Utah.

Research and Development

We have not incurred any research and development expenditures since our inception.

Patents and Trademarks

As of June 16, 2017, The United States Patent and Trademark Office issued the company Certificates of Registration for the following marks: Fortispar® (K feldspar), TrueQ® (quartz), HalloPure® (standard halloysite), ULTRA HalloPure® (high purity halloysite) and I-Minerals®.

PROPERTIES

We currently do not own any real property.  We currently sub lease on a month to month basis an office space located at Suite 880, 580 Hornby Street, Vancouver, BC Canada V6C 3B6, consisting of approximately 256 square feet at a cost of CAD $1,500 per month.

HELMER-BOVILL PROPERTY

We own a 100% interest in our lead mineral project called the Helmer-Bovill Property.  Our activities at the Helmer-Bovill Property are focused on developing the Bovill Kaolin Project.

We acquired the Helmer-Bovill Property from Idaho Industrial Minerals (“IIM”) pursuant to an Assignment Agreement with Contingent Right of Reverter dated August 12, 2002, as amended August 10, 2005, August 10, 2008 and January 21, 2010 (as amended, the “IIM Agreement”), between I-Minerals USA (formerly Alchemy Kaolin Corporation), our wholly owned subsidiary, and IIM.  Under the terms of the IIM Agreement, IIM retained a contingent right of reverter with respect to the mineral lease applications (or the mineral leases acquired thereby) underlying the Helmer-Bovill Property if we failed meet our obligation to issue to IIM a total of 1,800,000 shares of our common stock, in tranches, based upon the completion of certain deliverables, and subject to such conditions as imposed by the TSX Venture Exchange.  On January 22, 2013, we delivered the final tranche of the shares issuable to IIM.  As such, we believe that the contingent right of reverter set out in the IIM Agreement has been extinguished, and that we have fulfilled all of our obligations under the IIM Agreement.

However, shortly after our delivery of the final tranche of shares to IIM, two minority members of IIM attempted to derivatively (and on behalf of IIM) reject our tender of shares.  These minority members of IIM claimed that the deliverables were not completed and the right of reverter could be exercised.  The majority member of IIM brought suit against the two minority members claiming that no such derivative right exists, that the minority members had no right or authority to reject the shares on behalf of IIM, and that we had fully complied with the terms of the IIM.  We were brought into that lawsuit.  Court-ordered mediation was held on May 28, 2015, in the lawsuit filed against the Company by Hoodoo Resources, LLC, and the Brent Thomson Family Trust (collectively, "the Plaintiffs").  The mediation sought to resolve the Plaintiffs’ claims against the Company, as well as the Company’s claims against the Plaintiffs.

Mediation was successful and the Plaintiffs and the Company entered into an agreement in principle to settle the parties’ claims against one another that was documented in a Binding Settlement Term Sheet.  Thereafter, on December 2, 2015, we settled all lawsuits relating to the Helmer-Bovill Property pursuant to the terms of the Settlement Agreement.  Under the terms of the Settlement Agreement, we paid IIM the aggregate sum of $100,000 (the “I-Minerals Payment”) for the release of any and all claims made against us under the lawsuits by the Ball Entities and the Plaintiffs.  In addition, IIM and NWK have expressly acknowledged and agreed that, upon receipt of the I-Minerals Payment, we have fulfilled all of our duties and obligations under the terms of the IIM Agreement relating to our Helmer-Bovill Property, and that any and all rights and claims of IIM and NWK to the mineral leases making up the Helmer-Bovill Property will be released and extinguished.  Refer to “Legal Proceedings” below for further information.

The technical information appearing below concerning the Helmer-Bovill Property is derived from the technical report titled Bovill Kaolin Project, Latah County, Idaho, USA, NI 43-101 Technical Report - Feasibility Study, Prepared For I-Minerals USA, Inc. with contributing consultants GBM Engineers LLC, Mine Development Associates, HDR Engineering Inc., SRK Consulting (U.S.), Inc. and Tetra Tech, Compiled By GBM Project Number: 0530.

Description of Property

The Helmer-Bovill Property is a development stage open pit mining operation which will produce quartz sand, K- feldspar sand, kaolinite clay and halloysite clay.  The area has been mined historically for similar products.

The Helmer-Bovill Property is located at geographical coordinates 46° 52' 43.5" N. latitude and 116° 25' 47.2" W longitude (State Plane, NAD 83, Zone 1103, Idaho West: 1 900 717 N, 2 454 671 E) in Latah County, Idaho, USA.  The property currently totals 5,140.6 acres. The mineral leases are not adjoining, but are situated within three surveyed townships near the town of Bovill, Idaho.

Figure 1.  Location of the Helmer-Bovill Property

Figure 2.  Location of Mineral Leases

The Helmer-Bovill Property area is located on endowment lands owned and administered by the IDL. These and other IDL holdings across the state of Idaho were granted to the state in 1890 by the federal government on the condition they produce maximum long-term financial returns for public schools and other beneficiaries. Therefore, IDL has a mandate for these lands to produce revenue to support the state’s public school system and other state institutions. To achieve this, IDL manages these properties primarily for profit through the production of timber, livestock grazing, and the extraction of mineable materials.

The State of Idaho endowments lands fall in two categories referred to as Fee Simple (FS) and Minerals Only (MO). The FS lands are where the State owns both mineral and surface rights. The MO lands are where the State owns mineral rights but someone else owns surface rights. The majority of the lands held by us are FS. All mineral resources and mineral reserves described in this report are located on FS lands. By way of our mineral leases, we have surface rights and legal access to the Helmer-Bovill Property provided it meets all permitting and bonding requirements administered by IDL. In the State of Idaho, mineral leases are not required to be physically located in the field. The mineral leases are currently described only on paper by the U.S. Public Land Survey Grid.

In 2002, we acquired from IIM, through our wholly owned subsidiary Alchemy Kaolin Corporation, 16 State of Idaho mineral lease applications in Latah County, Idaho, to cover deposits of feldspar, kaolin, and quartz located near Bovill, Idaho. In 2003, we converted these applications to ten mineral leases and subsequently obtained two more mineral leases. Renewal applications for all 12 leases were filed on April 27, 2012 with a US$3,000 application fee. As part of the renewal process, Idaho converted the 12 mineral leases into 10 revised mineral leases which were issued on February 28, 2013. Subsequently, during 2013 the State of Idaho granted one additional mineral lease to us. At this time, we hold 11 mineral leases totaling 5,140.64 acres. All current leases are valid until 2023. Due to recent changes in the law, we are exploring various options for renewal.  All leases are subject to rental fees of US$1.00/acre/y and a production royalty of 5 percent of gross proceeds.

The production royalty is prepaid at a rate of US$500 per lease for the first five years, and increases to US$1,000 per lease for the second five years of the lease. The surface rights of the 11 mineral leases are owned by both the State of Idaho and some private landowners.  However, the surface right of the mineral leases specific to the resource estimation contained in this report are all owned and administered by the State of Idaho.  The U.S. Army Corps of Engineers (“USACE”) owns the surface rights of all waterways located within the mineral lease boundaries.

The details of the mineral leases that comprise the Helmer-Bovill Property are summarized below:

Mineral Lease No.	FS / MO	Acres
E410005	FS	172.00
E410006	FS	377.75
E410007	FS	140.00
E410007	FS	260.00
E410008	FS	370.80
E410008	FS	160.00
E410008	FS	53.17
E410009	MO	80.00
E410009	MO	280.00
E410009	MO	269.50
E410010	FS	242.44
E410010	FS	242.52
E410010	FS	40.00
E410010	FS	80.00
E410011	FS	117.19
E410011	FS	438.73
E410012	MO	41.41
E410012	MO	80.00
E410013	FS	240.00
E410013	FS	400.00
E410014	FS	413.78
E410014	FS	161.35
E410015	FS	480.00

Location, Access and Infrastructure

The Helmer-Bovill Property is accessed by road from the town of Lewiston by following U.S Highway #12 to State Highway ID-3 N to Deary and then State Highway ID-8 E for 4 mi, then turning left on Moose Creek Road/National Forest Road 381 and following for 5.5 miles. ID-3 S/ID-8 W is an improved two lane road, while Moose Creek Road/National Forest Development Road 381 is a dirt/gravel road that provides access to State and Federal lands. In addition, access to specific areas to be mined will require either upgrades to former logging roads or construction of new access roads.

The nearest, large communities are Moscow, Idaho, which lies about 28 miles west-southwest of the Property, and Lewiston, Idaho, which lies about 33 miles to the southwest. Transport to the Helmer-Bovill Property would utilize standard over-highway vehicles.

Electric power would be provided by Avista Corp.  We would be required to share in the costs in the construction of four miles of power lines, including a 2 mile 115 kv line to a substation, and a 2 mile 24 kv line from the substation to the plant site.

Natural gas is available to the Helmer-Bovill Property from a natural gas pipeline that extends from Moscow to Bovill and is available to be utilized for this processing facility. Approximately two miles of pipeline would need to be constructed.

Groundwater from drilled wells is typically used to serve domestic needs within the vicinity of the Property. Additional water is also available in a small reservoir north of the Helmer-Bovill Property.

The region has a long history of clay production, forestry and farming. A labor force skilled in heavy equipment operation, trucking, and general labor exists within the surrounding communities and rural areas.

There are several suitable locations for potential tailings storage, mining waste disposal, and potential processing plants.

Climate and Physiography

The climate at the Helmer-Bovill Property is characterized by an estimated average annual precipitation of 38.82 inches, with the highest values recorded between October and March (71% of the annual precipitation). The average annual minimum and maximum temperatures are 30.1°F and 55.7°F, respectively; with average monthly minimum and maximum temperatures ranging from 18.5°F to 41.7°F and 41.1°F to 83.3°F, respectively.

The average total snowfall ranges from 0.1 inches in October to 37.3 inches in January, with an annual average of 100.9 inches. Average snow depth ranges from 1.0 inches in November to 23.0 inches in February, with an annual average snow depth of 6.0 inches.

The average elevation is about 3,000 ft. above mean sea level, with a topographic relief of about 200 ft. The area is largely covered with soil, but old workings (pits and trenches) and road cuts provide exposure to the underlying bedrock geology. The Helmer-Bovill Property is located on the west side of the Potlatch River drainage area.

The Helmer-Bovill Property area consists of low foothills and ridges alternating with relatively wide, flat basins. Forested areas occupy the slopes and ridge tops which are managed primarily for timber production. Conifer forest makes up approximately 50% of the overall Helmer-Bovill Property area. Forest stands were observed to be early seral, highly fragmented, and lacking in the ecological functions and values of older, more contiguous forests. Grasslands occur in the basins alongside sinuous intermittent and perennial stream channels. The Helmer-Bovill Property area is currently permitted for livestock grazing. Most of the Helmer-Bovill Property area has been disturbed by previous mining, forestry and grazing activities and, as such, contain predominantly disturbance oriented plant communities. Non-forested meadows or pasture areas are intensively grazed resulting in a proliferation of non-native vegetation and soil compaction and erosion.

Surface waters primarily consist of small, meandering, intermittent stream channels that flow toward the Potlatch River. These channels are typically located in the level “flats” between low hills or ridgelines and dry up by mid or late summer. Most streams are hydrologically altered by high- density road construction, historic mining, and cattle grazing. Grazing has also eliminated much of the woody growth along most stream channels resulting in eroded channels and sedimentation. Other surface waters include several old clay mining pits and small dams that have developed into water catchment basins as well as emergent wetlands flanking the stream channels. Groundwater appears in scattered locations as either springs or seepage discharge along streams or edges of wetlands. Native soils predominate in the area.

History

U.S. Bureau of Mines (“USBM”) and United States Geological Survey (“USGS”) (1942-1947)

During World War II, the clays in eastern Washington and northern Idaho were examined as a possible source of alumina and a substitute for foreign bauxite ores. Domestic bauxite reserves were being depleted, and the importation of foreign bauxites was handicapped by transportation difficulties. Both the USGS and USBM conducted extensive field studies that were followed by the drilling of 650 holes that totaled about 20,252 ft.

USBM (1953-1963)

In 1953 the USBM continued their search for viable clay deposits. They also investigated the potential of the contained silica sand for the glass industry. The USBM tested the Benson and Olsen clay deposits between Troy and Deary, and then moved on to the Bovill deposits. Ninety-seven samples were collected from 1,325 ft. of drilling over an area covering 750 ft. x 350 ft. that is located 1.5 miles southwest of Bovill near State Highway 8.

A.P. Green Refractories Company (1956-1993)

In 1956, A.P. Green Refractories Company purchased all the remaining assets of Troy Brick and Clay and acquired a lease, being located north of Helmer, from which they produced refractory clay. They processed the clay by air flotation to produce two grades of refractory clay. Production continued until the early 1990’s when Hammond Engineering purchased one pit from A.P. Green. This pit produced transported clay for ceramic applications. Total production from the area during this period is estimated to be 250,000 tons.

J.R. Simplot Company (1956-1974)

In 1956, the J.R. Simplot Company (“Simplot”) of Boise, Idaho, acquired leases covering the Bovill deposits. In a cooperative program, Simplot and USBM drilled 240 holes (99 of which were on 50 ft. centers) and conducted washing, pyrometric, mineralogical, and beneficiation tests. By 1962, Simplot had built a clay plant, the Miclasil facility, for the production of paper fillers and specialty ceramics. Production initially came from pits in the Bovill deposit, which are in transported clay of the Latah formation directly south of the plant. Simplot shifted production to residual clay deposits in the granodiorite, as this source proved more satisfactory for paper filler. The pits exploited by Simplot for residual clays were the WBL north and south pits and the Moose Creek Clay Mine, and the Stanford pit. Simplot operated their plant until 1974, when it was sub-leased to Clayburn Industries of British Columbia. Clayburn operated the property only a few years, calcining clay that was shipped to Canada and processed into super-duty and 70% alumina bricks. In 1994 the plant was dismantled and the property partially reclaimed.

Several Companies (1983-1986)

During the mid-1980’s, a number of companies began exploration work in the Helmer-Bovill area to identify clays suitable for use as paper fillers and coaters. The University of Indiana, Nord Resources, Miles Industrial Mineral Research, and Cominco American conducted work on the Helmer-Bovill area deposits. In 1985-1986, the Erikson- Nisbet Partnership formed a consortium of companies to develop new processes for beneficiation of the clays, but the introduction of precipitated calcium carbonate fillers for paper reduced the demand for kaolin fillers.

Regional Geology

The regional geology is dominated by Precambrian sedimentary rocks of the Belt Supergroup (“Belt”), which have been strongly deformed and intruded with granitic phases of the Idaho Batholith during the Cretaceous age Sevier Orogeny.

During the Middle Proterozoic, the area was dominated by a large intra-cratonic basin that was subsiding along syn-sedimentary faults. The basin sediments comprise the Belt which range in age from about 1,470 to 1,400 Ma. The oldest units consist of the Lower Belt sequence, these are overlain by the Middle Belt Carbonates and the youngest are the Missoula Group.

The Belt sediments are believed to have remained relatively stable until approximately 1,350 Ma when portions of the basin were affected by compressional tectonics of the East Kootenay Orogeny. This orogeny was followed by rifting of the basin during the late Proterozoic-early Paleozoic when large portions of the sediments were transported away and the western margin of North America was developed.

The next major tectonic event occurred during the Cretaceous Sevier Orogeny. Early compressional tectonics dominated the area forming large-scale folds, reverse and thrust faults. During the late Cretaceous, the Bitterroot Lobe of the Idaho Batholith was emplaced in the region. The intrusive rocks described below were formed during this event.

The most recent, significant, geologic event was the deposition of the Columbia River Basalts (“CRB”). The CRB consist of a large plateau flow sequence of Miocene age (6 to 17 Ma). The lavas are distributed over an extensive area covering portions of Idaho, Oregon, and Washington. Minor extensional block faulting has resulted in much of the present landscape.

Local Geology

Belt Series

The Precambrian metasediments of the Belt series are the oldest rocks in the Bovill-Moscow area and form the basement for the entire area. The Belt series rocks crop out primarily in the northern and eastern sections of the Helmer-Bovill Property. They form a high-grade metamorphic facies assemblage that includes gneiss, schist, and minor meta-quartzite, meta-argillite, and meta-siltite.

Thatuna Granodiorite

Granitoid intrusive rocks of Cretaceous age underlie a large portion of the Helmer-Bovill area and form part of the Thatuna batholith. Thatuna lithologies consist predominantly of granodiorite with subordinate adamellite, tonalite, and granite. The principal mineral constituents are quartz, plagioclase feldspar, K-spar, and biotite with trace to minor amounts of muscovite, garnet, and epidote. The batholith is medium- to coarse-grained granular, and porphyritic textures are common. Erosion of the Thatuna batholith developed a mature topography where it is exposed in Latah County.

Recent geological mapping identified a previously undescribed phase of the Thatuna batholith, referred to as the Kmcp. The Kmcp is interpreted to be a border zone of the intrusion that occurs along the interface between the main-stage, coarse-grained, and porphyritic Thatuna batholith and the Precambrian Belt series roof rocks. Intrusion into cooler roof rocks resulted in a distinctive and texturally diverse unit characterized by dominant granular medium-grained and subordinate coarse-grained and pegmatoid textures, the lack of well-developed porphyritic textures and the presence of Precambrian xenolithic paragneiss, paraschist and metasiltite blocks inherited from the roof rocks. Where unaltered, the Kmcp intrusive rocks contain a primary assemblage of plagioclase, K-spar, quartz, biotite, and muscovite, and are predominantly of granodioritic to granitic composition. The porphyritic main body of the Thatuna batholith does not appear to crop out within the mapped part of the Helmer-Bovill area.

The Kmcp derives its distinctive character from high-level interaction with the Precambrian metasedimentary roof rocks. More rapid cooling in the contact zone produced a dominant medium-grained, non-porphyritic, granodioritic unit in contrast to the coarser-grained, porphyritic granodiorite lithology that characterizes the deeper main stage of the batholith. In the roof zone, hydrous mineral-bearing xenolithic blocks of the Precambrian Belt series metasediments were entrained by the intruding magma and outgassed of their volatile component. The outgassing contributes to the creation of pockets of hydrous granitic liquid proximal to the Precambrian blocks. These pockets crystallized subsequently into coarse-grained to pegmatoid granite pods that are distributed within the larger body of medium-grained granodiorite. Owing to the physicochemical conditions of crystallization within the hydrous pods of granitic liquid, the resultant solidified rocks show a stronger tendency toward higher proportions of K-feldspar relative to plagioclase and higher K2O/Na2O ratios than does the dominant medium-grained granodiorite.

Weathered Thatuna Granitoid

The exposed Thatuna batholith was subjected to intense weathering in a tropical or near-tropical climate during the Miocene epoch, while the Columbia River basalts were erupted and the Latah formation sediments were deposited. In response to the strong weathering, much of the feldspar and at least some of the mica in the igneous body were altered to one or more varieties of clay minerals. The depth limit of weathering may initially have been fairly consistent; however, subsequent erosion has left a variable weathering profile with thickness roughly dependent on topography. At present, the depth of weathering may exceed 100 ft. along ridges and be less than 3 ft. in some valleys.

Of particular importance is the weathering of the feldspar in the granitoids to halloysitic to kaolinitic clays. It was the presence of kaolinitic clay deposits that provided the initial impetus for economic mineral development in north Idaho. Plagioclase feldspar is the least stable phase in the weathering environment, and it alters to form clay well before K-spar and muscovite. K-spar and the micas are relatively resistant to alteration during all but the most intense weathering. Quartz is impervious to alteration throughout the weathering cycle. In the Helmer-Bovill area, pits that were mined for kaolin in residual deposits contained mostly quartz, halloysite, kaolinite, and K-spar. The waste material is primarily quartz and K-feldspar, with plagioclase accounting for only a minor proportion of the total feldspar.

Potato Hill Volcanics

The Potato Hill volcanic rocks contain silicic to intermediate volcanic rocks and include lava flow and pyroclastic flow units, as well as hypabyssal intrusive rocks. They form much of the rock along the western edge of the Helmer embayment at Potato Hill, and along the southern edge of the Thatuna. Many of the pyroclastic flows contain abundant xenolithic clasts of older granodiorite and Belt metasediments.

The individual flows are 3 to 50 ft. thick and the complete sequence exceeds 900 ft. in thickness. The flow units generally contain 3% to 10% phenocrysts of feldspar and quartz distributed in an aphanitic matrix of devitrified volcanic glass. Accessory minerals include magnetite, hornblende, apatite, and zircon. Some lithic-rich pyroclastic flow units carry up to 20% fragments. The saprolitic weathering that is well-developed in the older rocks has not appreciably affected the Potato Hill volcanics.

Columbia River Basalts

The First Normal member of the Grande Ronde formation, the Priest Rapids member of the Wanapum formation, and the Onaway member of the Saddle Mountain formation (oldest to youngest, respectively) are all Columbia River basalt flows mapped in the Helmer-Bovill area. The Grande Ronde formation flow occurs in the southern portion of the Helmer-Bovill area and consists of fine-grained to very fine-grained aphyric basalt. The Priest Rapids flow is a medium to course-grained basalt with microphenocrysts of plagioclase and olivine in a groundmass of intergranular pyroxene, ilmenite, and devitrified glass. It crops out in increasing abundance to the southwest toward Deary. Saddle Mountain basalts are found much further to the west. The importance of the Columbia River basalts to the genesis of the Latah formation is that the episodic basaltic extrusion dammed streams and formed lakes into which kaolin-rich sediments eroded from weathered granitoid and Precambrian metasediments were deposited.

Latah Formation

The Latah formation can be described as lake bed sediments that, although local in origin and distributed in disconnected basins, occur over an area 175 miles long and 75 miles wide in eastern Washington and northern Idaho. Episodic flows of the Columbia River basalts blocked streams and formed lakes that collected sediments eroded from surrounding rocks. In the Helmer-Bovill area, a major basin termed the Helmer embayment occurs over an area of approximately 25 to 30 square miles. Latah formation sediments are described as clay, silt, sand and minor gravel deposits that are laterally equivalent with and overlie flows of Columbia River basalts. The clays are white, yellow, red and brown in color, kaolinite-rich, and range from a few feet to several tens of feet in thickness.

Palouse Formation

The Palouse Formation comprises mixed loess and flood plain sediments of Pleistocene age. It ranges in thickness from 3 to 35 ft. in thickness and averages 10 ft. thick in the Helmer embayment. The unconsolidated layers also include volcanic ash from the eruption of various Cascade Range volcanoes.

Mineralization

The Helmer-Bovill Property hosts four different deposit types. These include primary Na-feldspar deposits, residual K-spar-quartz-kaolinite-halloysite deposits, transported clay deposits and K-spar-quartz tailings deposits (which are located at the WBL Tailings Project).

The primary Na-feldspar deposits are hosted within granitic border phases of the Thatuna granodiorite. The transported clay deposits are hosted primarily within the Latah formation. This formation was deposited primarily in shallow lakes dammed by Columbia River Basalts. Extensive weathering of feldspathic source terrains constitutes the provenance of these clays. The residual deposits are derived from saprolitic weathering of the Thatuna granodiorite-granitic phases. In general, Na-feldspar alters to kaolinite and halloysite. These clays are accompanied by residual K-spar and quartz and are the subject of this report.

The WBL Tailings Project hosts K-spar and quartz.  The tailings were deposited on a gently east-northeast sloping hillside and also with an impoundment structure located at the base of the slope.  Exploration trenches indicate the tailings are in excess of 17 ft. deep in most places.  In general, the sloping portions of the tailings are composed of coarser material and the flat lying portions at the base of the slope are composed of relatively finder materials.  The tailings appear to be continuous based on observations from test pits.

Feldspars

The unweathered Thatuna Batholith represents a source carrying a high total feldspar abundance, of which a significant proportion is Na-feldspar.  In the strongly weathered Thatuna Batholith rocks plagioclase (Na-feldspar) shows nearly complete alteration to a kaolin mineral, but much of the K-spar survives alteration.

Quartz

Exploration and drilling results indicate that the quartz in the Thatuna batholithic rocks is relatively free of Fe-bearing mica or oxide inclusions.  The analytical values for the trace elements in the quartz are very near or below detection limits for the electron microprobe and indicate that quartz from the Moose Meadows area is essentially free of impurities. This data suggests that the area has excellent potential to produce a glass-grade product that might be processed further into feed stocks for the high purity quartz market.

Clay Minerals

The kaolinite group of clay minerals includes four minerals that are similar chemically, but differ with regard to crystal structure.  Two of these kaolinite group minerals, kaolinite and halloysite are the major clay minerals in the Helmer-Bovill area clay deposits. Crystal structure differences are important and control properties relevant to their commercial applications. Kaolinite occurs as distinct platelets, whereas halloysite forms tubes and spheroids. Although halloysite also has a plate-like crystal form, imperfections in its crystal lattice cause the crystal to “roll up” into the tubular forms. There are two varieties of halloysite, the four-water variety and the two-water variety. The two-water variety is a dehydrated version of the four-water halloysite and is almost impossible to distinguish from poorly crystallized kaolinite. Both varieties of tubular halloysite and poorly crystallized kaolinite exhibit poor viscosity.

Residual clays developed on weathered granitoid in the Helmer-Bovill area are a mixture of halloysite and kaolinite, with the concentration of total clay dependent upon the degree of weathering. Drilling shows that halloysite content decreases with depth as the effects of weathering diminish. In tests on two samples from the WBL north pit, GMT (2005) demonstrated that there is a significant halloysite fraction in the residual clay.  The work done by GMT indicates that the quality of the residual clay from the WBL pit is high enough to be used in some high-end specialty paper, paint, and ceramic markets. Work done by I-Minerals and further continued by GMT show that a wet process using proven gravity separation equipment can produce a high-quality halloysite product that will gain attention of halloysite markets.

Deposit Type

The mineral deposit consists of residual deposits containing primarily K-spar, quartz and clays. The mineral deposit is underlain by the Thatuna Batholith, composed mainly of plagioclase feldspar, K-spar and quartz. Weathering has created a residual saprolite horizon which directly overlies the bedrock from which it was derived. During the natural processes of weathering, the original plagioclase feldspars have preferentially broken down to produce the clays kaolinite and halloysite. The K-spars have resisted weathering to a degree and much of the original component remains as free grains. Similarly, the quartz component of the host rock remains as free grains in the weathered material.

Exploration, Drilling and Bulk Sampling/Pilot Testing

Exploration Programs

During the period from 1999 through the end of 2001, the exploration work included the acquisition of over 6,000 acres of mineral lease applications, the compilation of an extensive file on the results of previous operations, and new drilling programs.

During 2002 and 2003, geologic mapping and petrographic studies were performed. An electron microprobe analytical study was conducted on field samples, quartz products and feldspar products from earlier work. Following petrographic and microprobe studies, select intervals of residual deposits from the 2000-2001 drilling program were sent to Mineral Resource Laboratory (MRL) for process testing.

Since 2003, all exploration work completed on the property has involved diamond core drilling.  The Mineral Resource estimate in this study report is based on data and information gathered during these diamond drilling programs.

The exploration work we conducted was used to target generalized rock types and their weathering by-products.  The work was successful in defining four target areas which were subsequently tested by diamond drilling.  SRK Consulting (SRK) reviewed the exploration procedures and sampling methods as part of the pre-feasibility study completed in 2014 and found that the work was conducted by trained professionals to industry standards for a deposit of this type. SRK also stated that the exploration methods were successful in defining their intended targets and that similar techniques would be appropriate to expand the resource base if necessary.

Drilling Programs

During 2000-2001, a 41-hole diamond drill program was completed at the Property, focused on both bedrock feldspar deposits and residual deposits. Approximately 50% of the drill holes penetrated residual deposits at or very near the surface. A total of 4,063 ft. were drilled during this program. All holes were surveyed by Rim Rock Surveying.

In 2003, a 12-hole, diamond drill program was completed at the Project, testing for residual deposits over a broad area. A total of 1,333 ft. were drilled in this program. The core was split, sampled, and described in detail within a previous Technical Report and in petrographic reports prepared for I-Minerals All holes were surveyed with a hand held GPS with an accuracy of several meters.

In 2007, a 28-hole, diamond drill program was conducted to further evaluate the residual deposits. Six holes were located in the WBL Pit area on 200 to 600 ft spacing. The remaining holes were spread over the entire property to test those areas believed to be underlain by the weathered Thatuna granodiorite, establishing several new prospective areas. A total of 3,529 ft were drilled during this program. The six holes located at WBL Pit were surveyed by Jamar and Associates and all remaining holes were surveyed by handheld GPS with an accuracy of several meters.

In 2010, a 10-hole, diamond drilling program was completed in the WBL Pit and Middle Ridge areas. Five holes were completed in each area, on 400 to 900 ft spacing. A total of 1,195 ft were drilled in this program. All holes were surveyed by Taylor Engineering with a differential GPS with centimetre accuracy.

In 2011, a 66-hole, diamond drilling program was conducted in the WBL Pit and Middle Ridge areas. At Middle Ridge, 45 holes were drilled and at WBL, 21 holes were drilled. These holes were mostly located on 200 ft spacing with a few on 400 ft. A total of 7,747 ft were drilled during this program. All holes were surveyed by Taylor Engineering with a differential GPS with centimetre accuracy.

In 2013, a 167-hole, diamond drilling program was conducted in the Middle Ridge deposit and in two new areas referred to as Kelly’s Hump North and South. At Middle Ridge, 21 additional holes were completed to provide a drill pattern on 100 ft spacing in the area hosting higher halloysite grades. In the Kelly’s Hump area, a phase one program was completed with 17 holes spread though out the elevated area of the north south trending ridge. These were generally spaced at approximately 400-800 ft with all but one, located in the northern area. A Phase 2 program was completed with 113 additional holes on 100 ft spacing in the Kelly’s Hump North area, and 16 holes on 200 ft spacing in the Kelly’s Hump South area. A total of 17,811 ft. were drilled during this program. The drill hole locations were first laid out by Taylor Engineering with a differential GPS and then once the drill rig was set up any offsets were measured with a tape measure.

The drillhole database supporting the resource estimation of this report consists of 322 diamond core drillholes totaling 35,909 ft.  The shallowest hole is 20 ft, the deepest is 260 ft, and the average is 112 ft. All drillholes are oriented vertically and none of the holes have down hole deviation surveys. Since all of the drilling is relatively shallow the lack of down hole deviation survey has no material impact on the sample location. Since many of the older drillholes are located with a hand held GPS their elevations do not match the current, high resolution topographic surface. For this reason, all drillhole supporting the resource estimation of this report, are draped onto the high resolution topography to provide a uniform basis of elevation control. Typically, the sample recovery was very good ranging from 60 to 100%. The average core recovery is 87%.

Figure 3.  Drill Hole Locations

Mineral Processing and Historical Testing

Various investigators have undertaken mineralogical, beneficiation, and product characterization testing programs on material taken from our Helmer-Bovill property. This testing includes primary material from the Bovill deposit, as well as secondary material—referred to as WBL Tailings—that was generated from a previous kaolin clay mining operation at the site during the 1960s and 1970s.

Much of the process developed to recover the minerals was conducted by two principal investigators: Ginn Mineral Technology (GMT) and the Mineral Research Laboratory (MRL) of North Carolina State University. GMT completed the developmental work on the clay (halloysite and kaolinite) circuit, using bench-scale (pounds of material) and pilot plant (hundreds of pounds) process demonstrations. Similarly, MRL carried out the development work on the sand circuit (k-spar and quartz), also employing bench-scale and pilot plant process demonstrations. Both service providers produced products of a suitable grade and quality for detailed characterization, and suitable for commercial production.

The bench-scale testwork conducted by GMT demonstrated the responsiveness of the clay to conventional physical and chemical beneficiation methods. The bench-scale testing results were further reinforced with five pilot plant demonstrations. The first two were conducted in July 2008 and July 2010, and were modest in scale. Subsequently, three additional small-scale pilot tests were conducted to explore alternative process flowsheet arrangements. The data generated from these tests confirmed the results of the previous tests, both quantitatively and qualitatively, including definition of the circuit for the recovery of halloysite.

Additional testing and development was conducted in 2011 and 2012 on bulk samples and composites to confirm previous work and generate material for product development. Process development work focused on assessing alternative physical separation technologies for the kaolinite/halloysite separation preparation. The results from this more recent testing confirmed the previous work, which improves the confidence in the viability of the process to generate saleable products.

Historical kaolinite mining activities on the property generated a feldspathic sand tailings material, which is referred to as WBL Tailings. These tailings are considered representative of the sand fraction of the material derived from the Bovill resource.  Primary material from the historical WBL pit was also used in testing. The sand material was prepared from the sand separated from the clay as part of the clay testwork programs undertaken by GMT.

Initial testing on the WBL Tailings focused on recovery of K-feldspar from quartz including unit operations, operating conditions, and general equipment arrangement. A basic set of parameters for conventional beneficiation methods was established at the bench test level.  Later, a comprehensive pilot plant campaign was undertaken based on the findings of the bench-scale testing. The objective was to determine engineering and operating data that would facilitate the design of a commercial process plant. A 35-ton bulk sample of WBL Tailings was processed on a continuous basis, facilitating the preparation of a sizable quantity of product concentrates as well as the optimization of unit operations. The process employed conventional unit operations and was successful in achieving the stated objectives.

MRL was also retained to provide design the quartz purification process. Mirroring previous development work on the K-feldspar flowsheet, MRL performed bench-scale testing to provide preliminary data to design and plan a more comprehensive pilot plant campaign. Pilot campaigns were conducted in late 2011 and again mid-2012, which demonstrated the ability to produce suitable quartz products from both WBL Tailings and primary material. Due to constraints on material, budget, and time, the processing regime was not optimized during these campaigns.

Initial Clay Testing

GMT reported on a clay processing pilot plant trial that used material sourced from the Kelly’s Hump location (Drill Hole RC13-5263). The sample was extracted from a depth of 10 ft to 15 ft and totaled about 12,000 lbs.

The primary purpose of the testwork was to optimize the separation of halloysite from kaolinite. Other stated objectives of the work were to optimize the brightness of the halloysite by employing physical and chemical beneficiation methods, and to produce a metakaolin product and assess its pozzolanic properties. The testing undertaken by GMT was conducted using American Society for Testing and Materials (ASTM) and Technical Association of the Pulp and Paper Industry (TAPPI) standards in line with previous testing campaigns and industry practice.

The bulk sample was processed to remove the sand component (+325 mesh). Reconciliation and mass balancing determined that approximately 78% of the feed mass reports to the +325 mesh sand fraction, with the other 22% reporting to the fine clay fraction. The sand fraction was then shipped to MRL for further feldspathic sand testing.

A two-stage beneficiation process employing both centrifugation and differential flotation yielded the brightest product. Differential flotation also produced the highest grade halloysite, exceeding 90%. Final product processing then explored cleaning the concentrates with either acid leaching or magnetic separation, or cleaning them with a combined magnetic separation with acid leaching step. A single-stage processing route with magnetic separation alone was the most effective in improving the brightness of the finished products by removing mica gangue from the concentrate. Further improvements were realized with the inclusion of an acid leaching stage for the non-magnetic product. Finally, a coarse kaolinite product was prepared from the 3” hydrocyclone underflow for conversion into metakaolin. The sample was prepared by calcining the kaolinite at 850°C for appraisal as a pozzolanic material.

The clay testwork demonstrated the ability to produce varying grades of halloysite and kaolinite concentrates. The extent of the process to be deployed in the commercial plant will largely be determined by the size and value of the halloysite product markets. Market research indicates that there is a market for both standard-grade and high-purity halloysite, and therefore, differential flotation is incorporated in the process flowsheet. Market research also shows that while there is a limited market for the type of kaolin produced from Bovill ores, there is a robust market for metakaolin. Therefore, all of the Bovill kaolin will be converted to metakaolin.

Current Testing

The current testwork is mainly focused on the development of both sand and clay circuits, further product definition and characterization, and initial OEM equipment testing in preparation for detailed engineering. Previous testwork on the feldspathic sands provided engineering definition sufficient for the completion of engineering and feasibility assessment. However, additional testing in 2015 confirmed earlier results, optimized the processing scheme, and added some refinements regarding purification of the products.

Representative Sample Collection

In mid-2014, bulk metallurgical samples were collected from 9 trenches using an excavator. The trench locations were selected based on the local geology and results from adjacent drill holes.

The mineral composition of the deposit is relatively homogeneous with the exception of halloysite content. The selected sample locations are in the expected mining areas, and either rich in halloysite (6 locations in the Kelly’s Hump area and two locations in the Middle Ridge area) or void of halloysite (one location in the Kelly’s Hump South area).

Depth of the ore-bearing layer, and depth of the overburden were also considered when selecting the sample locations.  The depth to the ore layer (weathered granodiorite) was determined for each hole, and an excavator dug through the overburden to the top of the mineralized layer to approximately 5 feet below. The samples were collected, placed in large bulk bags, and shipped to GMT for clay and sand separation. The samples were not blended in the field, but were sent to GMT in three discrete samples; Kelly’s Hump (halloysite rich), Kelly’s Hump South (halloysite void), and Middle Ridge (halloysite rich). GMT processed the clay fraction and shipped the sand to MRL for additional bench and pilot scale testing.

While these samples cannot be considered statistically representative of the entire ore body, they are characteristic of the ore that is expected to be encountered during the mining and processing of the Bovill Project. The sampling techniques, and the metallurgical samples collected are considered suitable for bench and pilot plant metallurgical testing to define and confirm the process recovery scheme and final product quality.

Clay Processing

Clay samples were shipped to GMT in Sandersville, Georgia, USA. GMT received 26.3 tons of Kelly’s Hump (halloysite-rich) material, 4.4 tons of Kelly’s Hump (void of halloysite) material, and 6.3 tons of Middle Ridge (halloysite-rich) material for production scale trials. Results of the trials were reported in January 2015.

Each of the three samples was treated individually. The halloysite-rich samples from Kelly’s Hump and Middle Ridge were treated in a similar manner, whereas the Kelly’s Hump South sample was treated using an abbreviated program due to its lack of contained halloysite.

The most significant difference in the products is the brightness values.  At greater than 70% brightness, the Middle Ridge products were much higher than the other two resource products.  Product from Kelly’s Hump South had the lowest brightness, at 47%.

Recovery of Clay Products

Combined clay products (halloysite together with kaolinite) in the ore account for 16-18% of the total feed. The clays are separated from the other constituents in the ore based on particle size and apparent density. Virtually 100% of the clay is recovered as standard purity halloysite, high purity halloysite or kaolinite (metakaolin).

The split of recovery between standard grade halloysite and high purity halloysite is dictated more by market conditions than any inherent differences in the products. The market for high purity halloysite will be satisfied first with the market for standard grade being satisfied on a secondary basis. If necessary, any remaining halloysite can be blended with kaolinite and calcined to create metakaolin.

Kaolinite recovery is 100% of this constituent in the ore with the only loss being in the calcining step, where the kaolinite is heated to about 850o Celsius. The conversion of kaolinite to metakaolin by calcining removes most of the water of hydration and results in approximately 10% loss of mass. As a result, the recovery of kaolinite is effectively 90% of the amount of kaolinite in the feed.

Sand Recovery

Feldspathic sand (k-feldspar together with quartz) makes up approximately 75% of the material in the ore. Processing of the sand involves separation of the quartz from the potassium feldspar and purification of the resulting separate streams. In this process there is removal and rejection of iron bearing minerals (muscovite and biotite) and losses of fines to the tailings stream. Testwork results show that the recovery of quartz and potassium feldspar from the ore feed is approximately 58.5% each which is equivalent to approximately 78% recovery from the sand component in the feed.

Overall Product Recovery

The sum of all products recovered from the feed ore is approximately 61%. The remaining 39% is lost to tailings as sand fines or impurities removed in the upgrading of the sand product

The sand portion (+325 mesh), makes up 76-77% of the sample. This portion reports to the sand processing area of the plant. In the case of the 2014 bulk sample, the sand portion was shipped to MRL for further testing.

The clay fraction of the ore (-325 mesh) contains the kaolinite and halloysite clays in addition to grit, which is rejected in the 3” cyclone operation. The cyclone underflow, which contains the grit, reports to tailings and makes up approximately 4% of the ore (in the case of the 2014 bulk samples). This material is categorized as waste in the mineral resource and mineral reserve estimates. The 3” cyclone overflow contains the clays (18-20% of the total feed) which are further processed using a centrifuge to separate standard-grade (70%) halloysite (50% classification of overflow) and kaolinite (50% classification of underflow). The halloysite is further concentrated using differential flotation to high-purity halloysite (+90%).  Recent tests by First Test Minerals showed 6% halloysite contained in a sample of high purity halloysite. Because essentially all of the material in the 3” cyclone overflow is recovered into one of the three final clay products, the process recovery of the clays from this point is 100%.

2016 Feasibility Study

In March 2016, we announced the completion of our feasibility study on the Bovill Kaolin Project in accordance with NI 43-101.  The 2016 FS was filed on SEDAR on April 20, 2016, and is titled “NI 43-101 Technical Report – Feasibility Study – Bovill Kaolin Project – Latah County, Idaho, USA” dated March 17, 2016 and prepared by GBM Engineers LLC, Mine Development Associates, HDR Engineering Inc., SRK Consulting (U.S.), Inc. and Tetra Tech, Compiled By GBM Project Number: 0530.

A summary of the project economics contained in the 2016 FS is set forth below.

Economic Analysis

The economic analysis results of the Bovill Kaolin Project indicate an NPV 6% of US$385.8 million and an IRR of 31.6% on a pre-tax basis.  An after-tax basis analysis indicates an NPV 6% of US$249.8 million with an IRR of 25.8%.  Our analysis estimates that payback will be 3 years from the start of production.  The economic analysis is based on the following assumptions and estimates:

  a mine life of 26 years.
  Average Annual Plant Production Rate of 346,000 tons
  Waste : Ore stripping ratio of 0.54

  an average operating cost of US$91.84/t of product.
  capital costs (which includes reclamation and closure costs) of US$120 million over life of mine, which consist of US$108.3 million initial capital cost and US$11.8 million sustaining capital cost.

The results of our economic analysis are set forth in the table below:

Description	Value Pre-Tax (US$Millions)	Value After-Tax (US$Millions)	Unit Cost (US$/t)
Gross Revenue	1,683.1	1,683.1	316.43
Royalties	(84.2)	(84.2)	(15.82)
Gross Income	1,598.9	1,598.9	300.60
Operating Costs	(493.4)	(493.4)	(91.84)
Total Capital (LOM)	(120.0)	(120.0)	-
Income Tax	0	(342.8)	-
Cash Flow	990.4	658.1	-
NPV	385.8	249.8	-
IRR	31.6%	25.8%	-

Mining Methods

The Bovill Kaolin Project is planned as an open-pit, truck and excavator operation. The truck and excavator method provides reasonable cost benefits and selectivity for this type of deposit. Only open-pit mining methods are considered for mining at the Bovill Kaolin Project.

The material to be mined consists of clays and soils, and as such, no drilling or blasting is anticipated. Most sampling will be done from mining faces, however some auger drilling will be done where additional ore control data is required.

Industrial Mineral Pricing

Composite prices utilized for our mineral reserve and resource estimates is summarized in the table below:

Products	Weighted Average Price ($/t)
Halloysite (Standard Grade)	716
Halloysite (High Purity)	1,392
K-spar (30 mesh)	217
K-spar (200 mesh)	270
K-spar (325 mesh)	346
Quartz Q3 (50 mesh)	400 - 620
Quartz Q1 (325 mesh)	350
Quartz Q1 (200 mesh)	280
Quartz Q1 (50 mesh)	126
Metakaolin	231

Industrial mineral pricing is based on thirteen years of data derived from the USGS, books, journals, trade journals, Internet searches, and market reports in the public domain. Additional data is from personal visits and conversations with contacts within the glass, concrete, ceramics, tile, sanitary, paint, tableware, polymers, insulators, plastics, animal feed, toothpaste and cosmetic industries.  Due to the highly competitive nature of the industrial sand and clay industry, contract prices are confidential and generally not available in the public domain.

Capital Costs

Capital cost estimates are summarized in the table below:

Total Capital Investment	Initial Capital (US$ 000s)	Sustaining Capital (US$000s)	Total LoM Capital (US$ 000s)
Total Capital Investment	108,258	11,775	120,033
FIXED CAPITAL TOTAL	97,773	11,230	109,548
DIRECT TOTAL	65,054	11,230	76,284
General	4,059	6,001	10,059
Mining	1,334	84	1,418
Process	50,764	0	50,764
Waste Management	3,167	5,145	8,312
Infrastructure and Utilities	5,731	0	5,731
INDIRECT TOTAL	32,718	546	33,264
Engineering & Procurement	10,200	0	10,200
Construction Management	5,204	0	5,204
Field Indirect	5,314	0	5,314
Contingency	12,000	546	12,546
WORKING CAPITAL TOTAL	10,485	0	10,485
Cash Reserve	9,687	0	9,687
Inventory	798	0	798

Operating Costs

Operating cost estimates are summarized in the table below:

Description	Avg. US$/yr (000s)	Avg. US$/t ROM	Avg. US$/t Product	%
General – Subtotal	3,888	11.62	19.01	20.69
General and Administration	2,615	7.81	12.78	13.92
General - Utilities - Gas	3	0.01	0.02	0.02
General - Utilities - Power	124	0.37	0.61	0.66
General - Mobile Equipment lease	168	0.50	0.82	0.89
General - Consumables - Raw Water Pumping	3	0.01	0.02	0.02
General - Consumables - Diesel	161	0.09	0.15	0.17
General - Mobile Equip. Maintenance.	161	0.48	0.79	0.86
General - Labor	782	2.34	3.82	4.16
Mining – Subtotal	2,960	8.84	14.47	15.75
Contract Mining Cost	2,616	7.82	12.79	13.92
Owners Mining Cost	344	1.03	1.68	1.83
Processing Plant – Subtotal	10,652	31.83	52.07	56.70
Processing - Reagents	1,165	3.48	5.69	6.20
Processing - Maint. & Operating spares	798	2.39	3.90	4.25
Processing - Utilities	3,869	11.56	18.91	20.59
Processing - Consumables	1,071	3.20	5.24	5.70
Processing - Labor	3,749	11.20	18.33	19.95
Waste Management - Tailings	449	1.34	2.19	2.39
Product Handling – Bulk Bags	840	2.51	4.11	4.47
TOTAL OPERATING COST	18,789	56.14	91.84	100.00

CIM Mineral Resource Estimate

We have prepared a CIM measured and indicated resource estimate on the Bovill Kaolin Project as set out in the table below.  The resource estimate does not utilize a cut-off grade as all recovered material in the resource estimation contains sufficient sand, kaolinite or halloysite that can be mined for profit.

  Measured Resources of 5.7 million tons containing 76.5% quartz/K-spar sand, 12.3% Kaolinite and 4.0% Halloysite.
  Indicated Resources of 15.5 million tons containing 57.0% quartz/K-spar sand, 15.5% Kaolinite and 2.8% Halloysite.
  667,000 tons of contained halloysite, 3,119,000 tons of contained kaolinite and 13,235,000 tons of contained quartz/K-spar.

CIM Mineral Reserve Estimate

A mineral reserves estimate on the Bovill Kaolin Project has been prepared in accordance with CIM guidelines.  Cut-off grades were not applied since all weathered Thatuna material in the resource estimation contains sufficient sand, kaolinite or halloysite to be mined for profit.  The proven and probable mineral reserves are set forth below:

Reserve	Proven	Probable	Total P&P
Tons (1000s)	4,155	4,548	8,702
Halloysite %	4.8	4.0	4.4
Halloysite Tons (1000s)	200	182	382
Kaolinite %	11.1	12.5	11.8
Kaolinite Tons (1000s)	460	568	1,028
Sand %	77.8	76.8	77.3
Sand Tons (1000s)	3,234	3,491	6,725

Note that values presented here have been rounded to reflect the level of accuracy.

Proven and Probable Mineral Reserves are presented using a $57.00 NSR cutoff grade.

Cautionary Note to U.S. Investors:  This section and other sections of this prospectus contain the terms “measured mineral resources,” “indicated mineral resources,” “inferred mineral resources,” “proven mineral reserves,” and “probable mineral reserves” as defined in accordance with NI 43-101. Please note the following regarding these terms:

  “Measured mineral resources” and “indicated mineral resources”.  We advise U.S. investors that although these terms are recognized and required by Canadian regulations, these terms are not defined in SEC Industry Guide 7 and the SEC does not normally permit such terms to be used in reports and registration statements filed with the SEC. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.
  “Inferred mineral resources”.  We advise U.S. investors that although this term is recognized by Canadian regulations, the SEC does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits an issuer to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of an inferred mineral resource exists or is economically or legally minable.
  “Proven mineral reserves” and “probable mineral reserves”.  The definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions for “proven reserves” and “probable reserves” as found in SEC Industry Guide 7. Accordingly, our disclosures of mineral reserves herein may not be comparable to information from U.S. companies subject to reporting and disclosure requirements of the SEC.

Please see “Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources and Proven and Probable Reserves” for further discussion on the differences between terms under NI 43-101 and SEC Industry Guide 7.

Cautionary Note To All Investors Concerning Economic Assessments That Include Mineral Resources: Mineral resources that are not mineral reserves have no demonstrated economic viability.

Current Activities

Bovill Kaolin Project

Based on the results of the 2016 FS, which demonstrate that the Project is both technically and economically feasible, it is recommended that I-Minerals pursue a program of further investment and development to complete the engineering, procurement and construction of the Project. The following activities are recommended to be undertaken as early as possible in the next phase of development, as both have schedule and completion impacts:

  Confirmation testwork needs to be completed for final equipment selection, as well as to finalize the process plant water balance and utilities consumptions. The confirmation testwork is expected to cost about US$100,000 and take approximately 4 months to complete.
  Activities required to bring electricity and gas to the site should be expedited, as this currently impacts the overall project completion.

Pilot plant work is ongoing at MRL in North Carolina to confirm product quality characteristics and generate additional samples for our continued product marketing efforts.  We have also initiated preliminary contact with institutional investors that may have an interest in participating in the debt or equity components of the Capital Costs.  The detailed engineering and construction time is forecast to be a minimum of 18 months and a maximum of 30 months from the completion of the production financing to raise the capital costs as set out in the 2016 FS.  The estimated cost for the completion of longer lead time engineering work, utilities surveys, marketing work and financing activities (general and admin) set forth below:

Study Items	Project Costs
Project Management	$340,000
Marketing	540,000
Conceptual Engineering	100,000
Environmental and Permitting	120,000
Electrical and Gas Studies	100,000
Hydrogeological Work	60,000
Metallurgical Testwork	260,000
General & Admin	920,000
Total Cost	$2,440,000

In addition to the above expenditures, we are reviewing the potential of undertaking a land swap with the IDL wherein we would buy a property within Latah County of equal value to our Helmer Bovill property and trade this property for the surface rights at Helmer Bovill.  Owning the surface rights at Helmer Bovill may reduce the bonding requirements and strengthen our land tenure.  The estimated cost of such land swap would be $3 to $4 million of which about 25% would need to be paid as earnest money in the next 12 months.

LEGAL PROCEEDINGS

On December 2, 2016, I-Minerals and Unimin Corporation (“Unimin”), Joseph C. Shapiro (“Shapiro”), and Richard C. Zielke (“Zielke”) (Unimin, Shapiro and Zielke collectively the “Unimin Defendants”) entered into a settlement agreement (“Settlement Agreement”) relating to the subject matter of the lawsuit filed in March 2015.  Under the terms of the Settlement Agreement, the Unimin Defendants and I-Minerals agreed to grant each other full release of all claims, and the Unimin Defendants paid the Company an agreed-upon amount in exchange for the Company causing the lawsuit to be dismissed with prejudice.

MARKET FOR COMMON SHARES AND RELATED SHAREHOLDER MATTERS

Holders of Our Shares

As of the date of prospectus, there were 139 registered shareholders.

Market Information

Our common shares trade in Canada on the TSX Venture Exchange under the symbol “IMA” and over-the-counter in the United States on the OTCQB marketplace under the symbol “IMAHF.”  The following is the high and low close information for our common shares during each fiscal quarter of our last two fiscal years on the TSX Venture Exchange and the OTCQB.

	TSXV		OTCQB*
	High	Low	High	Low
	CAD	CAD	USD	USD
Q1 ended Jul. 31, 2015	$0.31	$0.16	$0.25	$0.193
Q2 ended Oct. 31, 2015	$0.28	$0.16	$0.215	$0.1375
Q3 ending Jan. 31 2016	$0.37	$0.215	$0.2849	$0.1511
Q4 ended Apr. 30, 2016	$0.295	$0.195	$0.22	$0.15
Q1 ended Jul. 31, 2016	$0.34	$0.22	$0.251	$0.174
Q2 ended Oct. 31, 2016	$0.34	$0.27	$0.26	$0.2069
Q3 ending Jan. 31 2017	$0.415	$0.27	$0.3207	$0.1965
Q4 ending Apr. 30, 2017	$0.48	$0.38	$0.3622	$0.2872
Q1 ending Jul 31, 2017***	$0.60	$0.36	$0.443	$0.2657
Q2 ending Oct. 31, 2017**	$0.43	$0.32	$0.3549	$0.2573
*	High and low bid information for the OTCQB was not available for the above periods. For the periods presented, prices represent high and low closing prices during the period.
**	Through October 3 , 2017.

Bid quotations entered on the OTCQB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Dividend Rights

We have never declared, nor paid, any dividend since our incorporation and we do not foresee paying any dividend in the near future since all available funds will be used to conduct exploration activities.  Any future payment of dividends will depend on our financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

Under the Canada Business Corporations Act, we are prohibited from declaring or paying dividends if there are reasonable grounds for believing that:

(a)	We are, or after the payment of the dividend, we would be, unable to pay our liabilities as they become due; or

(b)	The realizable value of our assets would, after giving effect to the dividend, be less than the aggregate of our liabilities and the stated capital of all classes.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth details of all our equity compensation plans as of April 30, 2017 . As at April 30, 2017 , our equity compensation plans consisted solely of our Stock Option Plan, defined below, which was approved by our shareholders on December 7, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,555,000	CAD$0.22	2,382,236
Equity compensation plans not approved by security holders	-	-	-
Total	6,555,000	CAD$0.22	2,382,236

Stock Option Plan

We received shareholder approval, on December 7, 2016, of our “rolling” stock option plan (the “Stock Option Plan”) whereby 10% of the number of our issued and outstanding shares at any given time may be reserved for issuance pursuant to the exercise of options. The TSX Venture Exchange requires that listed companies that have “rolling” stock option plans in place receive shareholder approval of such plans on a yearly basis at the Company’s annual general meeting.

The Stock Option Plan was established to provide incentive to directors, officers, employees, management company employees and consultants who are eligible to participate in the Stock Option Plan.

Terms of the Stock Option Plan

Options may be granted under the Stock Option Plan to such service providers of us and our affiliates, if any, as the Board of Directors may from time to time designate. The exercise price of option grants will be determined by the Board of Directors, but cannot be lower than the price permitted by the TSX Venture Exchange. The Stock Option Plan provides that the number of common shares that may be reserved for issuance to any one individual upon exercise of all stock options held by such individual may not exceed 5% of the issued common shares, if the individual is a director or officer, or 2% of the issued common shares, if the individual is a consultant or engaged in providing investor relations services, on a yearly basis. Subject to earlier termination, all options granted under the Stock Option Plan will expire not later than the date that is five years from the date that such options are granted. In the event that an optionee ceases to be a director, officer, employee or consultant, the option will terminate within ninety days. In the event of the death of an optionee, the options will only be exercisable within 12 months of such death. Options granted under the Stock Option Plan are not transferable or assignable other than by will or other testamentary instrument or pursuant to the laws of succession.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this document. See “Cautionary Note Regarding Forward-Looking Statements” above.  Our fiscal year is the 12 months ending April 30.

Plan of Operation

During the next twelve months, our plan of operation is to complete the longer lead time engineering tasks such as the electricity and gas planning.  In May 2017, the IDL accepted our Operation and Reclamation Plan on the Bovill Kaolin Project.  Avista, the local utility, has started the initial scoping studies to bring electricity and gas the last five miles from its current terminus to the proposed mill site. In the interim we will continue to strengthen our customer list and continue discussions to raise the capital to fund the mine construction

Engineering work on the Bovill Kaolin Project

As recommended in the 2016 FS, we are about to begin the contemplated utility surveys and are undertaking additional pilot plant work to produce customer samples for marketing purposes and the related testwork for final equipment selection.  Two pilot plants are currently ongoing with the first producing metakaolin and halloysite and the second producing quartz and K-spar.  Additional work is also ongoing to finalize the process plant water balance and utilities consumptions.  This work together with the General and Administrative expenses related in part to our continuing financing efforts are estimated to cost about USD$ 2,440,000 before taking into consideration any possible land swap with the IDL.

Outlook

Our focus continues to be the detailed assessment of all our mineral assets and advancing the Bovill Kaolin Project towards production.  The process of producing minerals through pilot plant work includes shipping the unprocessed primary clay to Ginn Mineral Technologies (“GMT”) who undertakes the separation of the sand fraction (quartz and K-spar) from the clay fraction (kaolin and halloysite).  GMT then sends the sand fraction on to Minerals Research Laboratory at North Carolina State University (“MRL”) where MRL separates the K-spar and quartz through flotation.  GMT separates the halloysite and kaolinite into marketable products.

Three bulk samples are currently completed or being processed at both GMT and MRL.  Processing of the first of the three bulk samples is complete.  Processing of the second bulk sample has been completed at GMT and the K-spar float was completed at MRL.  The third bulk sample has been separated at GMT.  The clay fraction was separated into halloysite and metakaolin products.  The halloysite products have been returned to our warehouse in Coeur d’Alene, Idaho.  A small spilt of the kaolin was sent out to test flash calcination, an alternate calcining technique.  Preliminary results are very favorable with indications of the highest quality metakaolin product to date.  On September 18, 2017, the Company announced it had received results of ASTM C618-15 testing from CTL Thomson in Denver, CO of the various metakaolin products produced using the flash calcination technologies of FLSmidth in Allentown, PA.  The key test is the water requirement measured as a percentage of the control samples with 115% of control the acceptable maximum.  Four samples representative of calcining temperatures of 700, 750, 800 and 850oC were sent for testing and all fell in the range of 108-110% of control and hence handily met the ASTM C618-15 water demand specifications.  With respect to the 28-day Strength Activity Index (%) number, the minimum threshold to achieve to meet the ASTM C618-15 standard is 75. The four samples sent for testing resulted in values from 86.4-94.3% and are expected to increase with additional time.  All remaining kaolin currently at GMT will be sent for flash calcination once the final results from the test work are received.

At present we have, or will have shortly, inventory of all minerals for distribution to customers.  Fine grinding of quartz and K-spar still needs to be completed.  With material from the third bulk sample, we are testing a different fine grinding technique from what has previously been used and will also test flash calcination -  a technique which in other instances has produced a superior metakaolin product.

Management is very pleased with the product development to date.  Processing of the second bulk sample at MRL has generated the highest K2O grades to date with results consistently in excess of 14% K2O.  Sample requests for halloysite have come from North America, Europe, the Middle East, South America and Asia showing both the scarcity of halloysite in general and the quality of I-Minerals halloysite in particular.  While we currently have inventory of ULTRA Hallopure® and HalloPure® several companies have advanced their halloysite consuming products to near commercialization and have indicated a need for multiple tons of halloysite to complete the commercialization process.  We are currently assessing the logistics and cost of completing an additional large pilot plant to make multiple tons of ULTRA Hallopure® and HalloPure® available to customers in life science, clean tech and plastic / polymer industries.

Based upon opportunities identified in the Charles Rivers report, internal marketing efforts and customer leads generated through the website, strong interest has been generated in all our mineral products with ever increasing interest in the K-spar.  Samples continue to be sent to customers for testing and the response has been very favorable.

Results of Operation

Year ended April 30, 2017

We recorded a loss of $5,259,749 ($0.06) for the year ended April 30, 2017 as compared to a loss of $4,601,846 ($0.06 per share) for the year ended April 30, 2016.  The increase in the loss recorded for the year ended April 30, 2017 as compared to the year ended April 30, 2016 is the net result of changes to a number of expenses.  Of note are the following items.

  Management and consulting fees of $319,443 (2016 - $245,755) are comprised of fees to manage our Company and stock-based compensation.  The stock-based compensation recognized in the current period was $202,886 (2016 - $105,606).  Approximately half of the fees to manage our Company are charged to management and consulting fees and the other half is charged to mineral property expenditures.

  Mineral property expenditures of $1,539,709 (2016 - $2,881,230) are costs incurred on our Helmer-Bovill Property.  The main expenses incurred during the current period included engineering and consulting ($256,922), mineral analysis and processing ($301,299) and environmental ($219,678).  We were working on completing permitting work and final pilot plant processing during the current period.  In the prior period, the Company incurred $1,734,460 of engineering and consulting expenditures and mineral analysis and processing of $541,223 as part of updating the feasibility study.
  General and miscellaneous expenses of $730,885 (2016 - $580,862) are comprised of office and telephone expenses, payroll taxes, medical benefits, insurance premiums, travel expenses, promotional expenses, shareholder communication fees, transfer agent fees and filing fees.  The increase during the current period was due primarily to an increase in mineral marketing activities as well as investor relations activities.
  Professional fees recovery of $92,083 (2016 – expense of $338,644) include legal fees, audit fees and financial consulting fees.  The fees in the current period are negative as the Company recovered legal fees after settlement of a legal action.
  Accretion expense of $490,531 (2016 - $372,266) is the amortization of the fair value of bonus shares and bonus warrants issued to the lender of the promissory notes.  The bonus shares and bonus warrants are amortized over the life of the promissory notes.
  Interest expense of $1,578,631 (2016 - $1,161,339) is from promissory notes that bear interest at a rate of 12% per year.  Interest increased as additional funds were advanced.
  We recorded a loss on change in fair value of derivative liabilities of $687,979 (2016 – gain of $1,019,786).  The change in fair value of derivative liabilities is based on the change in remaining term of derivative instruments and our stock price.  The derivatives include warrants as well as stock options granted to non-employees.  The derivative liabilities do not represent cash liabilities.

Three months ended July 31, 2017

We recorded a loss of $563,999 ($0.01 per share) for the three months ended July 31, 2017 as compared to a loss of $1,394,994 ($0.02 per share) for the three months ended July 31, 2016.  The decrease in the loss recorded for the three months ended July 31, 2017 as compared to the three months ended July 31, 2016 is the net result of changes to a number of expenses.  Of note are the following items:

  Management and consulting fees of $34,731 (2016 - $113,653) are comprised of fees to manage our Company and stock-based compensation.  The stock-based compensation recognized in the current period was $9,829 (2016 - $72,169).  Approximately 25% of the fees to manage our Company are charged to management and consulting fees and the other 75% is charged to mineral property expenditures and/or capitalized to mineral property interest.
  Mineral property expenditures of $118,212 (2016 - $291,509) are costs incurred on our Helmer-Bovill Property.  The expenditures in the current period are pre-development costs that have been expensed during the period.  The Company also capitalized $179,963 of development costs to the balance sheet during the period.  The main components of capitalized costs during the current period included engineering and consulting ($90,028) and  metallurgy ($74,226).  In May 2017, the Company completed permitting work.  During the current period, the Company continues to optimize the metallurgical processes and detailed engineering.

  General and miscellaneous expenses of $136,924 (2016 - $235,879) are comprised of office and telephone expenses, payroll taxes, medical benefits, insurance premiums, travel expenses, promotional expenses, shareholder communication fees, transfer agent fees and filing fees.  The decrease during the current period was due primarily to a decrease in mineral marketing activities as well as investor relations activities.
  Professional fees of $95,615 (2016 - $99,236) include legal fees, audit fees and financial consulting fees.
  Accretion expense of $150,925 (2016 - $125,117) is the amortization of the fair value of bonus shares and bonus warrants issued to the lender of the promissory notes.  The bonus shares and bonus warrants are amortized over the life of the promissory notes.
  Interest expense of $463,296 (2016 - $354,752) is from promissory notes that bear interest at a rate of 12% per year.  Interest increased as additional funds were advanced.
  We recorded a gain on change in fair value of derivative liabilities of $455,144 (2016 – loss of $173,334).  The change in fair value of derivative liabilities is based on the change in remaining term of derivative instruments and our stock price.  The derivatives include warrants as well as stock options granted to non-employees.  The derivative liabilities do not represent cash liabilities.

Liquidity and Capital Resources

Year ended April 30, 2017

Our aggregate operating, investing and financing activities during the year ended April 30, 2017 resulted in a net cash inflow of $158,929 (2016 – outflow of $143,687).  As at April 30, 2017, we had a working capital deficiency of $16,145,797, including cash of $287,282.

During the year ended April 30, 2017, $3,879,851 was used in operations before changes in non-cash operating working capital items (2016 - $5,105,601).  The decrease in these cash flows was due primarily to a decrease in mineral property expenditures.  During the year ended April 30, 2017, we spent $3,303 on investing activities (2016 - $nil) and we received $2,502,420 from financing activities (2016 - $3,644,449).

Currently, we are being financed by advances pursuant to promissory notes advanced by BV Lending LLC, an entity controlled by Allen L. Ball, a member of our Board of Directors and our largest shareholder (the “Lender”).  During the year ended April 30, 2016, the Company was receiving advances pursuant to the First Promissory Notes and the Second Promissory Notes.  As at April 30, 2016, the balance of the promissory notes was $11,044,280.  The final tranche pursuant to the Second Promissory Notes was received in May 2016.  Effective August 31, 2016, the Company entered into an agreement with the Lender pursuant to which up to an additional $2,965,000 will be advanced to the Company in tranches (the “Third Promissory Notes”), of which we have received $2,065,000 as at July 27, 2017.  The August 31, 2016 agreement also amended the maturity date of the First Promissory Notes and the Second Promissory Notes.  The promissory notes have a modified maturity date of December 2, 2017.  Certain conditions may result in early repayment.  An additional CAD$250,000 promissory note was issued in March 2017 to an arm’s-length lender with a maturity date of December 31, 2018.

Three Months Ended July 31, 2017

Our aggregate operating, investing and financing activities during the three months ended July 31, 2017 resulted in a net cash outflow of $242,089 (2016 – inflow of $275,312).  As at July 31, 2017, we had a working capital deficiency of $16,875,502, including cash of $45,193.

During the three months ended July 31, 2017, $840,636 was used in operations before changes in non-cash operating working capital items (2016 - $1,023,775).  The decrease in these cash flows was due primarily to a decrease in mineral property expenditures.  During the three months ended July 31, 2017, we spent $181,895 on investing activities (2016 - $nil) and we received $250,000 from financing activities (2016 - $967,736).

Currently, we are being financed by advances pursuant to promissory notes advanced by BV Lending LLC, an entity controlled by Allen L. Ball, a member of our Board of Directors and our largest shareholder (the “Lender”).  During the three months ended July 31, 2017, the Company was receiving advances pursuant to the Third Promissory Notes.  As at July 31, 2017, the balance of the Third Promissory Notes was $15,559,324.  Subsequent to July 31, 2017, the Company received $300,000 in advances.  Pursuant to the terms of the agreement, the Lender has agreed to advance up to an additional $600,000. The Third Promissory Notes have a maturity date of December 2, 2017.  Certain conditions may result in early repayment.

An additional CAD$250,000 promissory note was issued in March 2017 to an arm’s-length lender with a maturity date of December 31, 2018.

We have not as yet put into commercial production any mineral properties and as such have no operating revenues.  Accordingly, we are dependent on debt and equity financing as its primary source of operating working capital.  Our capital resources are largely determined by the strength of the junior resource markets and by the status of our projects in relation to these markets, and our ability to compete for investor support of our projects.

We remain dependent on additional financing to fund development requirements on the Helmer-Bovill property and for general corporate costs.  With respect to funds required for capital cost items, State-sponsored debt financing instruments may be available on attractive terms, and we intend to pursue such financial instruments to cover portions of the capital costs associated with placing the Bovill Kaolin deposits into production.  We have commenced efforts to raise the capital necessary to build the mine.

We do not have the ability to internally generate sufficient cash flows to support our operations for the next twelve months.  We are currently receiving funds from a company controlled by a director of the Company through promissory notes.  We have no formal plan in place to address this going concern issue but consider that we will be able to obtain additional funds by equity financing and/or debt financing; however, there is no assurance of additional funding being available.  As a result, our auditors included an emphasis of matter note in their report on the financial statements for the year ended April 30, 2017 about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

Critical Accounting Policies

Measurement Uncertainty

The preparation of these consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  We regularly evaluate estimates and assumptions related to the useful life and recoverability of long lived assets, stock-based compensation, valuation of convertible debentures and derivative liabilities, and deferred income tax asset valuation allowances.  We base our estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.  The actual results experienced by us may differ materially and adversely from our estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.  The most significant estimates with regard to our condensed consolidated financial statements relate to the determination of fair values of derivative liabilities and stock-based transactions.

Stock-based Compensation

We account for all stock-based payments and awards under the fair value based method.  Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable.

The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if we had paid cash instead of paying with or using equity based instruments.  The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

We account for the granting of stock options to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant.  The fair value of all stock options is expensed over their vesting period with a corresponding increase to additional paid-in capital.

Compensation costs for stock-based payments that do not include performance conditions are recognized on a straight-line basis. Compensation cost associated with a share based award having a performance condition is recognized on the probable outcome of that performance condition during the requisite service period. Share based awards with a performance condition are accrued on an award by award basis.

We use the Black-Scholes option valuation model to calculate the fair value of stock options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimates.

Derivative Liabilities

We evaluate our financial instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the consolidated statement of loss.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.  Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date.  Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

We use the Black-Scholes option valuation model to value derivative liabilities.  This model uses Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement.

Mineral Property and Exploration Costs

Costs related to the development of our mineral reserves are capitalized when it has been determined an ore body can be economically developed.  The development stage begins when an ore body is determined to be economically recoverable based on proven and probable reserves and appropriate permits are in place, and ends when the production stage or exploitation of reserves begins.  Major mine development expenditures are capitalized, including primary development costs such as costs of building access ways, tailings impoundment, development of water supply and infrastructure developments.

Exploration costs include those relating to activities carried out (a) in search of previously unidentified mineral deposits, or (b) at undeveloped concessions.  Pre-development activities involve costs incurred in the exploration stage that may ultimately benefit production that are expensed due to the lack of evidence of economic development, which is necessary to demonstrate future recoverability of these expenses.  Secondary development costs are incurred for preparation of an ore body for production in a specific ore block or work area, providing a relatively short-lived benefit only to the mine area they relate to, and not to the ore body as a whole.

Drilling and related costs are either classified as exploration or secondary development, as defined above, and charged to operations as incurred, or capitalized, based on the following criteria:

  Whether the costs are incurred to further define mineralization at and adjacent to existing reserve areas or intended to assist with mine planning within a reserve area;
  Whether the drilling costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production; and
  Whether, at the time that the cost is incurred, the expenditure: (a) embodies a probable future benefit that involves a capacity, singly or in combination, with other assets to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others’ access to it, and (c) the transaction or event giving rise to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling and related costs are capitalized.  Drilling costs not meeting all of these criteria are expensed as incurred.  The following factors are considered in determining whether or not the criteria listed above have been met, and capitalization of drilling costs is appropriate:

  Completion of a favourable economic study and mine plan for the ore body targeted;
  Authorization of development of the ore body by management and/or the Board of Directors; and
  All permitting and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Once production has commenced, capitalized costs will be depleted using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to the Consolidated Statements of Loss in that period.

We assess the carrying cost of our mineral properties for impairment whenever information or circumstances indicate the potential for impairment.  Such evaluations compare estimated future net cash flows with our carrying costs and future obligations on an undiscounted basis.  If it is determined that the future undiscounted cash flows are less than the carrying value of the property, a write down to the estimated fair value is charged to the Consolidated Statements of Loss for the period.  Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying value can be recovered.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers and directors as of the date hereof.

Name	Age	Positions
Thomas M. Conway	60	Chief Executive Officer, President, and Director
Matthew Anderson	34	Chief Financial Officer
Allen L. Ball	72	Director
W. Barry Girling	57	VP Corporate Development and Director
Gary Childress	69	Director
Wayne Moorhouse	53	Director
John Theobald	60	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Thomas M. Conway has been our Chief Executive Officer and President since January 2011, and a director since October 2010. Mr. Conway holds a B.S.- Mining Engineering (University of Minnesota) and later attended Harvard Business School's Executive MBA program. He has significant expertise in permitting, feasibility and mining. A results-oriented executive, Mr. Conway has 20 years of diverse experience largely with Newmont Mining Corporation ("Newmont") in operations, general management, environmental affairs and risk management. His experience covers domestic and international assignments in open pit and underground operations where he has a record of successfully implementing plans to enhance operations through improved cost control and productivity innovations. His roles at Newmont included Vice President Risk Management, Vice President / General Manager Carlin Operations, Vice President / General Manager Minera Yanacocha.

Matthew Anderson has been our Chief Financial Officer since July 2011. Mr. Anderson holds a Bachelor of Commerce degree from McGill University and obtained his Chartered Accountant designation in 2008 while articling at a large accounting firm. Matt is a Senior Consultant with Malaspina Consultants Inc., a private company that provides accounting and administrative infrastructure to junior public companies. He has worked with Malaspina Consultants Inc. since July 2009.  He serves or has served as CFO of several junior public companies including VirtualArmour International Inc., Claren Energy Ltd., EFLO Energy, Inc., Wolfpack Gold Corp., Search Minerals Inc., Tigris Uranium Corp. and Explorator Resources Inc.

Allen L. Ball has been a director since March 2002. Mr. Ball is a successful Idaho business man and has been involved in many business ventures including farming, farm implement sales, vending machines, cosmetics industry, mining, timber, construction and related materials, high tech venture capital, commercial car washes, A/R factoring, septic system sales / installation / servicing, lending, real estate development, hospitality, assisted living, pharmaceutical, firearms manufacturing, fishing lodge/outfitting, and motorsports sales, but he is probably most known for his involvement in forming Melaleuca, Inc, which is a manufacturer of wellness products and based in Idaho.

W. Barry Girling has been a director since March 2002. Mr. Girling has been active in various aspects of mineral exploration since 1977. He couples his geological understanding with a B.Com. (Finance) degree to provide consulting services to a number of TSX Venture Exchange companies. He has strong capital markets experience gained as a founder and director of Foundation Resources Inc. and Search Minerals Inc and was a director of Roxgold Inc. from August 2006 through September 2102 completed the re-organization of Roxgold Inc. and the acquisition of its Burkina Faso gold properties. Aside from I-Minerals Inc., Mr. Girling was from November 2012 President and CEO of Birch Hill Gold Corporation until it amalgamated with Canoe Mining Ventures in June of 2014, Kiska Metals Inc. until March 2017 and continues to serve as a director of Zinc One Resources Inc., Silver One Resources Inc. and Broome Capital Inc.

Gary Childress has been a director since November 2013. Mr. Childress has a BS in Ceramic Engineering from Clemson University and has spent much of the last 40 years in industrial minerals or related industries. He has served as General Manager of Edward Orton Ceramic Foundation since September 2001, the primary focus of which is providing products to assist and enhance high temperature processing of ceramics and other materials. Mr. Childress also served as Vice President of Hecla Mining Company from 1994 to 2001 where he was responsible for Heclas's industrial mineral division including acquisitions and project development.

Wayne Moorhouse has been a director since January 6, 2014. Mr. Moorhouse has extensive experience with public companies and has acted as the CFO, corporate secretary or president of a number of TSX and TSX Venture listed resource companies and their subsidiaries.  In particular, Mr. Moorehouse served as CFO and corporate secretary of Genco Resources Ltd., a former TSX company that had a producing silver-gold property in Mexico, from June 2003 to October 2010, and as a special advisor to Silvermex Resources Ltd., a company listed on the TSX that was in process of developing advanced stage silver projects, from November 2010 to December 2011.  Between January 2012 and September 2013, Mr. Moorhouse served as CFO of Roxgold Inc, a company listed on the TSX Venture Exchange engaged in the exploration of a gold property in Burkina Faso.  Currently, Mr. Moorhouse is CFO of Midnight Sun Mining Corp., a company listed on the TSX Venture Exchange engaged in the exploration of properties in Africa and CFO of WPC Resources Inc., a TSX Venture Exchange listed company focused on advancing a portfolio of Canadian gold properties.

John Theobald has been a director since July 21, 2016. Mr. Theobald has over thirty-five years in the international mining industry and has been involved with exploration, business development, operations, investments and capital markets.  Most recently he was a director of ASX listed High Peak Royalties Ltd, director, CEO & COO of London and TSX listed royalty company Anglo Pacific Group plc, and served as Chairman of First Coal Corporation which was successfully sold to Xstrata plc for C$147 million. From 1999 to 2008 he held a number of senior positions with Sibelco, a major industrial minerals group, where he gained significant experience of kaolin, feldspar, clay and quartz markets and operations. Mr. Theobald has a B.Sc. with Honours in Geology from the University of Nottingham, is a Chartered Engineer with the UK Engineering Council, Fellow of the Institute of Materials Minerals and Mining (UK) and Member of the Institute of Directors (UK).

Term of Office

Our directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until removed by our board of directors or until their successors are appointed.

Family Relationships

There are no family relationships between our executive officers and directors.

Other Significant Employees

We have three significant employees as follows:

A. Lamar Long has been our Project Manager since January 26, 2011. Mr. Long coordinated the Kelly's Basin feasibility study with our principal geological consultant and overseas all geological developments, including the design of the Primary Clay deposits prefeasibility study. Prior to being promoted to Project Manager in January 2011, Mr. Long served as Exploration Manager beginning August 2002. Prior to joining us, Mr. Long spent 13 years as the Exploration Manager, Industrial Minerals for Hecla Mining Corporation where he developed, planned and managed all exploration programs for industrial minerals. Earlier in his career Lamar was a Project Geologist for J.M. Huber Corporation for 7 years where he managed industrial minerals projects including a regional exploration program for kaolin in Georgia and South Carolina.

Gary L. Nelson (B.S. Metallurgical Engineering) has been our Manager, Metallurgical Operations since September 2007. Mr. Nelson oversees all metallurgical work from both the Kelly's Basin and Primary Clay deposits. He works closely with the engineering consultants in the all economic assessments with a focus on material balances and process facility design. Mr. Nelson has over thirty years of diverse expertise with an emphasis on industrial minerals including economic modeling, project / process development, operations start-up, marketing and market development and environmental reporting. Mr. Nelson is charged with the task of overseeing the completion of the ongoing feasibility study on the Helmer-Bovill property and ultimately the design and procurement of the production facility.

Linda A. Koep has been our Market Development Manager since September 2003. Ms Koep oversees the marketing and sales of all mineral products from both deposits. She has eighteen years’ experience in the mining industry including mineral markets and mergers and acquisitions. Ms. Koep develops mineral markets and potential sales, analyzes transportation opportunities, and plans strategy for implementing the company's entry as a producer of industrial minerals. In addition, Ms. Koep is a member of Gonzaga University faculty in Spokane, Washington.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by the Company’s name executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K of the Exchange Act, (“Named Executive Officers”) as of its fiscal years ended April 30, 2016 and 2015.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Thomas M. Conway(1) President, CEO & Director	2017	150,000	0	0	11,047	0	0	9,255	170,302
	2016	150,000	0	0	0	0	0	8,963	158,963
Matthew Anderson(2) CFO	2017	23,759	0	0	0	0	0	0	23,759
	2016	23,557	0	0	0	0	0	0	23,557

Notes:
(1)	Mr. Conway is compensated pursuant to the terms of his amended employment agreement dated April 1, 2013, pursuant to which he is paid a salary of $12,500 per month.
(2)	Mr. Anderson is compensated pursuant to the terms of his consulting agreement dated October 1, 2011, pursuant to which he is paid an hourly rate. Mr. Anderson’s consulting agreement may be terminated on sixty days’ written notice.
(3)	The determination of non-cash value of option awards is based upon the grant date fair value determined using the Black-Scholes Option pricing model.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information concerning unexercised options for each of our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal year end of April 30, 2017 .

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (CAD$)	Option Expiration Date
THOMAS M. CONWAY (1) Chief Executive Officer, President and Director	400,000	-	-	0.10	07/30/2018
	130,000	130,000	-	0.15	07/30/2018
	-	300,000	-	0.25	07/30/2018
	300,000	-	-	0.25	01/29/2020

MATTHEW ANDERSON Chief Financial Officer	150,000	-	-	0.10	07/30/2018
	100,000	-	-	0.25	01/29/2020
Note
(1)	During the year ended April 30, 2014, pursuant to an employment agreement, Mr. Conway was granted 810,000 options as follows: 250,000 exercisable at CAD$0.10 upon the completion of certain events in connection with the Helmer-Bovill property including a pre-feasibility study and permitting, 260,000 exercisable at CAD$0.15 upon the completion of events including the completion of a feasibility study, obtaining additional financing or arranging a joint venture partner, 300,000 options exercisable at CAD$0.25 upon the completion of events including completion of a plant and commercial viability. All of the options awarded in connection with this employment agreement expire on July 30, 2018.

Exercise prices are determined based on the trading price on the TSX Venture Exchange at the date of grant and based on the judgment of the Board of Directors.  No options are granted at a discount to the trading price.

Director Compensation

The following table sets forth the compensation paid to our directors during our April 30, 2017 fiscal year, other than directors who were also named executive officers as that term is defined in Item 402(m)(2). Compensation paid to directors who were also named executive officers during our April 30, 2017 fiscal year is set out in the tables above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Allen L. Ball	-	-	-	-	-	-	-
W. Barry Girling(1)	-	-	-	-	-	96,000	96,000
Gary Childress	-	-	-	-	-	-	-
Wayne Moorhouse(2)	2,911	-	-	-	-	-	2,911
John Theobald(4)	54,124	-	49,601	-	-	-	103,725
Notes
(1)	Management and consulting fees of $ 96,000 were charged by RJG Capital Corporation, a wholly-owned company of Mr. Girling.
(2)	Mr. Moorhouse is compensated at a rate of CAD$1,000 per quarter for acting as Chair of the Audit Committee.
(3)	The determination of non-cash value of option awards is based upon the grant date fair value determined using the Black-Scholes Option pricing model.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our review of the copies of such forms received by it, we believe that during the fiscal year ended April 30, 2017 all such filing requirements were complied with other than the following.

Name and Principal Position	Number of Late Insider Reports	Transactions Not Timely Reported	Known Failures to File a Required Form
Alan L. Ball Director and 10% Holder	One	None	None
BV Natural Resources LLC 10% Holder	One	None	None
Cortney Liddard Officer of 10% Holder	One	None	None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of October 4 , 2017 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title Of Class	Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership	Percentage Of Common Shares(1)
DIRECTORS AND OFFICERS
Common Shares	THOMAS M. CONWAY Chief Executive Officer, President and Director	1,000,000 Common Shares(2) Direct	1.1%
Common Shares	MATTHEW ANDERSON Chief Financial Officer	250,000 Common Shares(3) Direct	0.3%
Common Shares	ALLEN L. BALL Director	37,186,007 Common Shares(4) Direct and Indirect	40.3%
Common Shares	W. BARRY GIRLING Director	1,748,507 Common Shares(5) Direct and Indirect	2.0%
Common Shares	GARY CHILDRESS Director	300,000 Common Shares(6) Direct	0.3%
Common Shares	WAYNE MOORHOUSE Director	300,000 Common Shares(7) Direct	0.3%
Common Shares	JOHN THEOBALD Director	300,000 Common Shares(8) Direct	0.3%
	All Officers and Directors as a Group (7 persons)	41,084,514 Common Shares	44.5%
HOLDERS OF MORE THAN 5% OF THE COMPANY’S COMMON SHARES
Common Shares	ALLEN L. BALL 6465 South 5th West, Idaho Falls, Idaho 83404	37,186,007 Common Shares(4) Direct and Indirect	40.5%
Notes:
(1)	(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of our shares actually outstanding on October 4 , 2017. As of October 4 , 2017, there were 89,484,792 common shares issued and outstanding.
(2)	The number of shares listed as beneficially owned by Mr. Conway consists of: (i) 170,000 common shares; (ii) an option to purchase 350,000 common shares at a price of CAD$0.10 per share until July 30, 2018; (iii) an option to purchase 300,000 common shares at a price of CAD$0.25 per share until January 29, 2020, (iv) an option to purchase 50,000 common shares at a price of CAD$0.10 per share until July 30, 2018; and (v) an option to purchase 130,000 common shares at a price of CAD$0.15 per share until July 30, 2018. We have not included Mr. Conway’s following options that are not expected to vest in the next 60 days including: (i) an option to purchase 130,000 common shares at a price of CAD$0.15 per share until July 30, 2018; and (ii) an option to purchase 300,000 common shares at a price of CAD$0.25 per share until July 30, 2018.

(3)	The number of shares listed as beneficially owned by Mr. Anderson consists of (i) an option to purchase 150,000 common shares at a price of CAD$0.10 per share until July 30, 2018 and (ii) an option to purchase 100,000 common shares at a price of CAD$0.25 per share until January 29, 2020.
(4)	The number of shares listed as beneficially owned by Mr. Ball consists of: (i) 125,500 common shares held directly by Mr. Ball, (ii) 33,886,231 common shares held by BV Natural Resources LLC; (iii) an option to purchase 150,000 common shares at a price of CAD$0.10 per share until July 30, 2018 held directly by Mr. Ball; (iv) an option to purchase 200,000 common shares at a price of CAD$0.25 per share until January 29, 2020 held directly by Mr. Ball; and (v) 2,824,276 share purchase warrants exercisable at prices from CAD$0.22 to CAD$0.335 per share until December 31, 2018 held by BV Lending, LLC.
(5)	The number of shares listed as beneficially owned by Mr. Girling consists of: (i) 1,298,507 common shares; (ii) an option to purchase 150,000 common shares at a price of CAD$0.10 per share until July 30, 2018; and (iii) an option to purchase 300,000 common shares at a price of CAD$0.25 per share until January 29, 2020.
(6)	The number of shares listed as beneficially owned by Mr. Childress consists of (i) an option to purchase 150,000 common shares at a price of CAD$0.25 per share until November 19, 2018; and (ii) an option to purchase 150,000 common shares at a price of CAD$0.25 per share until January 29, 2020.
(7)	The number of shares listed as beneficially owned by Mr. Moorhouse consists of (i) an option to purchase 150,000 common shares at a price of CAD$0.25 per share until January 8, 2019 and (ii) an option to purchase 150,000 common shares at a price of CAD$0.25 per share until January 29, 2020.
(8)	The number of shares listed as beneficially owned by Mr. Theobald consists of an option to purchase 300,000 common shares at a price of CAD$0.30 per share until July 21, 2021.

Changes in Control

We are not aware of any arrangement, which may result in a change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Except as disclosed below, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;

(ii)	Any person proposed as a nominee for election as a director;

(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares;

(iv)	Any of our promoters; and

(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Compensation Arrangements

During the year ended April 30, 2017, management and consulting fees of $96,000 (2016 - $96,002) were charged by RJG Capital Corporation, a wholly-owned company of W. Barry Girling, Director. Wayne Moorhouse, Director, charged $2,911 (2016 - $3,093) in management and consulting fees. A further $150,000 (2016 - $150,000) in salary was earned by Thomas M. Conway, CEO, and is included with mineral property exploration costs. $23,759 (2016 - $23,557) was charged by Malaspina Consultants Inc. for the services of Matt Anderson, CFO, and are included in professional fees. John Theobald, Director, charged $54,124 (2016 - $nil) in mineral property expenditures. See “Executive Compensation – Summary Compensation Table” and “Executive Compensation – Director Compensation”.

Indebtedness

As at April 30, 2017, we recorded accounts payable and accrued liabilities of $197,954 (2016 - $189,501) in connection with amounts owed to our directors, an officer and a former director. At April 30, 2017, we owed Wayne Moorhouse, Director, $1,465, Tom Conway, CEO and Director, $1,668, Erimus Management Ltd, a company controlled by John Theobald, Director, $19,821 and Ball Ventures, LLC, a company controlled by Allen L. Ball, $175,000. At April 30, 2016, we owed Wayne Moorhouse, Director, $3,923, Tom Conway, CEO and Director, $2,178, RJG Capital Corporation, a company controlled by Barry Girling, $8,400 and Ball Ventures, LLC, a company controlled by Allen L. Ball, $175,000. All amounts are non- interest bearing, unsecured, and due on demand.

Loan Agreements with Directors

On September 13, 2013, January 27, 2014 and December 4, 2014, the Company entered into agreements with BV Lending LLC, a company controlled by Allen L. Ball, a director of our Company (the “Lender”) pursuant to which $5,787,280 was advanced to the Company in tranches (the “First Promissory Notes”).  The First Promissory Notes were to mature as to $3,000,000 on December 2, 2016 and the balance due on December 31, 2016.

On February 18, 2015 and December 1, 2015, the Company entered into agreements with the Lender pursuant to which $5,457,000 was advanced to the Company in tranches (the “Second Promissory Notes”).  The Second Promissory Notes mature were to mature as to $1,000,000 on December 2, 2016, $2,000,000 on June 2, 2017 and the balance due on December 2, 2017.

Effective August 31, 2016, the Company entered into an agreement (dated June 1, 2016) with the Lender pursuant to which up to an additional $2,965,000 will be advanced to the Company in tranches (the “Third Promissory Notes”).  In addition, the First Promissory Notes and the Second Promissory Notes were amended and combined with the Third Promissory Notes with a modified maturity date of December 2, 2017.  All other terms of the First Promissory Notes and the Second Promissory Notes remained unchanged.

In accordance with the guidance of ASC 470-50 and ASC 470-60, the Company determined that the June 1, 2016 agreement resulted in a debt modification, not a debt extinguishment or a troubled debt restructuring.  The aggregate finance fees relating to the promissory notes are now being amortized to the Statement of Loss over the revised life of the promissory notes using the effective interest method.

During the year ended April 30, 2017, the Company received $1,815,000 in advances pursuant to the Third Promissory Notes and the final $200,000 in advances pursuant to the Second Promissory Notes.

Certain conditions may result in early repayment including immediate repayment in the event a person currently not related to the Company acquires more than 40% of the outstanding common shares of the Company.  Debt issuance costs will be amortized over the estimated maturity life of the promissory notes.

The promissory notes bear interest at the rate of 12% per annum and during the year ended April 30, 2017, the Company recorded interest of $1,576,365 (2016 - $1,161,339).  Interest is payable semi-annually as calculated on May 31st and November 30th of each year.  Interest is to be paid either in cash, in common shares or deemed an advance of principal at the option of the Lender.  As part of the Third Promissory Notes agreement dated June 1, 2016, interest payable of $640,130 was transferred to the promissory notes balance as a deemed advance.  This balance transferred was not subject to bonus shares or bonus warrants.  The $640,130 of interest was for the period from December 1, 2015 to May 31, 2016.  The lender elected to have interest payable from June 1, 2016 to November 30, 2016 of $759,247 deemed an advance (not subject to bonus shares or bonus warrants).

In July 2015, the Company settled $395,665 of interest payable on the promissory notes by the issuance of 2,267,685 common shares at the fair value of $427,177 based on their quoted market price at the date of issuance. Accordingly, the Company recorded a loss on settlement of liabilities of $31,512. The interest settled was for the period from December 1, 2014 to May 31, 2015. In December 2015, the Company settled $556,433 of interest payable by the issuance of 2,948,431 common shares at the fair value of $536,541. The Company recorded an increase in additional paid-in capital on extinguishment of debt of $19,892. The interest settled was for the period from June 1, 2015 to November 30, 2015.

The Company and the Lender agreed that the Lender is to receive bonus shares equal to 7.5% of each loan tranche advanced under the Second Promissory Notes and Third Promissory Notes divided by the Company’s common share market price.  In addition, the Company will issue the Lender an equal number of share purchase warrants for each loan tranche advanced.  Each bonus share purchase warrant will entitle the Lender to purchase one common share of the Company at a price equal to the greater of (a) the market price of the Company’s common shares on the date of the advance and (b) the volume weighted average price of the Company’s common shares over the twenty trading days immediately prior to the date of the advance.  The bonus share purchase warrants expire on the earlier of (a) December 31, 2018 and (b) the date the advance has been repaid in full, including interest.  Advances received under the First Promissory Notes had the same terms other than the number of bonus shares and bonus share purchase warrants being based on 6% of each loan tranche advanced and the bonus share purchase warrants were to expire on December 1, 2016.

During the year ended April 30, 2017, the Company issued 852,562 bonus shares to the Lender at the fair value of $200,756, based on their quoted market price at the date the advances were received, including 349,325 shares having a fair value of $81,112 that the Company had committed to issue as at April 30, 2016.  At April 30, 2017, the Company was committed to issuing an additional 88,089 bonus shares to the Lender at the fair value of $29,625.  The fair value of the bonus shares was determined by reference to the trading price of the Company’s common shares on the date the advances were received.

During the year ended April 30, 2016, the Company issued 1,832,108 bonus shares to the Lender at the fair value of $409,031, based on their quoted market price at the date the advances were received, including 693,573 shares having a fair value of $136,735 that the Company had committed to issue as at April 30, 2015.

The fair value of 622,569 bonus share purchase warrants committed to be issued (based on advances received during the period) during the year ended April 30, 2017 of $65,711 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: stock price – CAD$0.315; exercise price – CAD$0.320; expected risk-free interest rate – 1.15%; expected life – 2.32 years; expected volatility – 78% and expected dividend rate – 0%.

The aggregate finance fees (bonus shares and bonus warrants) are recorded against the promissory notes balance and are being amortized to the Statement of Loss over the life of the promissory notes using the effective interest method.  The accretion expense in respect of the debt discount recorded on the issuance of bonus shares and warrants totalled $489,646 for the year ended April 30, 2017 (2016 - $372,266).  The unamortized debt discount as at April 30, 2017 is $310,693 (2016 – $585,359).

The promissory notes are collateralized by the Company’s Helmer-Bovill Property.

Subsequent to April 30, 2017, the Company received $550,000 in advances pursuant to the Third Promissory Notes.

IIM Agreement

Allen L. Ball, a member of our board of director, owns a 25% interest in Idaho Industrial Minerals LLC, which is the property vendor in respect of IIM Agreement whereby we acquired a 100% interest in the Helmer-Bovill property.

DIRECTOR INDEPENDENCE

Our common shares trade in Canada on the TSX Venture Exchange and in the over-the-counter in the United States on the OTCQB market place.  Our securities are not listed in the United States on a national securities exchange or an interdealer quotation system.

When assessing the independence of our Board for corporate governance purposes, we apply the rules of the TSX Venture Exchange.  Under the rules of the TSX Venture Exchange, we are required to have a minimum of two independent directors.  For purposes of the TSX Venture Exchange rules, a director is considered to be “independent” if he or she has no direct or indirect relationship that could, in the view of our Board of Directors, reasonably interfere with the exercise of his or her independent judgment.  Under these rules, any person meeting the following criteria would be deemed to have a “material relationship” to us, and to not be independent:

(a)	Anyone that has been an employee or executive officer within the last 3 years;
(b)	Any immediate family member of a person that has been an executive officer within the last 3 years;

(c)	Any person that is a partner or employee of our internal or external auditors, or was a partner or employee of our internal or external auditors within the last 3 years and personally worked on our audit during that time;
(d)	Any person that has a spouse or a child that shares the person’s home that is a partner of our internal or external auditor;
(e)	Any person that is or has been, within the last 3 years, or has an immediate family member that is or has been, within the last 3 years, an executive officer of another entity, if any of our current executive officers serve or served at the same time with that person on the other entity’s compensation committee; and
(f)	Any person that received more than $75,000 in direct compensation from us during any 12 month period within the last three years.

However, when assessing the independence of our directors for purposes of this section, we have applied the definition of independence set out in NASDAQ Rule 5605(a)(2).  Generally, NASDAQ Rule 5605(a)(2) provides that a director is independent if he or she is not an executive officer or employee, and does not otherwise have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.  The following persons are deemed, for purposes of Rule 5605(a)(2) to not be independent:

(i)	Any person that was employed by us within the last 3 years;
(ii)	Any person that accepted, or has an immediate family member that accepted, compensation from us in excess of $120,000 during any 12 month period within the last 3 years;
(iii)	Any person that is an immediate family member of another person that is, or was, at any time during the last 3 years, employed as an executive officer of our Company;
(iv)	Any person that is, or has an immediate family member that is, a partner, controlling shareholder or executive officer of any organization to which we have made, or from which we have received, payments in excess of the lesser of (A) 5% of the recipients total gross revenues for that year, or (B) $200,000, within the last 3 years;
(v)	Any person that is, or has an immediate family member that is, an executive officer of another entity where, at any time during the last 3 years, one of our executive officers served on the compensation committee of that other entity; and
(vi)	Any person that is, or has an immediate family member that is, a current partner of our outside auditors or was a partner or employee of our outside auditors during the last 3 years, and personally worked on our audit during that time.

We have determined that Gary Childress, Wayne Moorhouse and John Theobald are “independent” when applying both the definition of independence required under the rules of the TSX Venture Exchange, and the definition set out in NASDAQ Rule 5605(a)(2).  Thomas Conway is not an independent director because of his position as our Chief Executive Officer and President, W. Barry Girling is not independent because of his position as VP Corporate Development, and Allen L. Ball is not independent due to his being our controlling stockholder.

LEGAL MATTERS

The validity of the common shares offered hereby with respect to the laws of the Canada will be passed upon for us by Northwest Law Group.

EXPERTS

The consolidated financial statements of I-Minerals Inc. and its subsidiaries as of April 30, 2017 and 2016 , and for each of the years then ended included in this prospectus have been so included in reliance upon the report of BDO Canada LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), appearing  elsewhere herein given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to our common shares offered through this Prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of I-Minerals. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving I-Minerals, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our Registration Statement and the referenced exhibits can also be found on this website.  Our website is located at http://www.imineralsinc.com.  Information on our website is not included in this prospectus.

INDEX TO FINANCIAL STATEMENTS

1. Audited financial statements for the fiscal years ended April 30, 2017 and 2016, including:

(a)	Report of Independent Registered Accounting Firm;
(b)	Balance Sheets as of April 30, 2017 and 2016;
(c)	Statements of Loss for the years ended April 30, 2017 and 2016;
(d)	Statements of Cash Flows for the years ended April 30, 2017 and 2016;
(e)	Statement of Capital Deficit from April 30, 2015 to April 30, 2017; and
(f)	Notes to the Financial Statements.

2. Interim financial statements for the three months ended July 31, 2017 and 2016, including:

(a)	Balance Sheets as of July 31, 2017 and April 30, 2017;
(b)	Statements of Loss for the three months ended July 31, 2017 and 2016;
(c)	Statements of Cash Flows for the three months ended July 31, 2017 and 2016;
(d)	Statements of Capital Deficit from April 30, 2017 to July 31, 2017; and
(e)	Notes to the Financial Statements.

I-Minerals Inc.

Consolidated Financial Statements
April 30, 2017 and 2016
(Expressed in US dollars)

Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
I-Minerals Inc.

We have audited the accompanying consolidated balance sheets of I-Minerals Inc. as of April 30, 2017 and 2016, and the related consolidated statements of loss, capital deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of I-Minerals Inc. at April 30, 2017 and 2016, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company had not yet achieved profitable operations as at April 30, 2017, had an accumulated deficit of $36,617,260 at April 30, 2017 and the Company expects to incur further losses in the development of its business. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “BDO CANADA LLP”

Chartered Professional Accountants

Vancouver, Canada
July 27, 2017

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

I-Minerals Inc. Consolidated Balance Sheet April 30, 2017 and 2016
(Expressed in US dollars)

	Notes	2017 $	2016 $
ASSETS
Current assets
Cash		287,282	128,353
Receivables		7,169	21,747
Prepaids		65,259	45,498
		359,710	195,598

Equipment		9,090	7,985
Mineral property interest	3	305,850	305,850
Deposits		14,932	14,932

TOTAL ASSETS		689,582	524,365

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	4,9	1,168,606	1,023,137
Promissory notes	5	14,147,964	6,587,526
Derivative liabilities	2,6,7	1,188,937	515,802
		16,505,507	8,126,465

Promissory notes	5	165,208	3,871,395
TOTAL LIABILITIES		16,670,715	11,997,860

CAPITAL DEFICIT
Capital Stock
Authorized:
Unlimited common shares with no par value
Issued and fully paid: 89,372,359 (April 30, 2016 - 86,328,952)	7	18,658,118	17,963,265
Additional paid-in capital		1,948,384	1,839,639
Commitment to issue shares	5	29,625	81,112
Deficit		(36,617,260)	(31,357,511)
TOTAL CAPITAL DEFICIT		(15,981,133)	(11,473,495)

TOTAL LIABILITIES AND CAPITAL DEFICIT		689,582	524,365

On behalf of the Board

                 “Thomas M. Conway”                 Director                                              “W. Barry Girling”                 Director

The accompanying notes are an integral part of these consolidated financial statements.

I-Minerals Inc. Consolidated Statements of Loss For the years ended April 30, 2017 and 2016
(Expressed in US dollars)

	Notes	2017 $	2016 $

OPERATING EXPENSES
Amortization		2,198	6,647
Management and consulting fees	7,9	319,443	245,755
Mineral property expenditures	9	1,539,709	2,881,230
General and miscellaneous		730,885	580,862
Professional fees		(92,083)	338,644

		(2,500,152)	(4,053,138)
OTHER (EXPENSE) INCOME
Foreign exchange (loss) gain		(2,456)	(3,377)
Loss on settlement of liabilities	5	-	(31,512)
Accretion expense	5	(490,531)	(372,266)
Interest expense	5	(1,578,631)	(1,161,339)
Change in fair value of derivative liabilities	2,6,7	(687,979)	1,019,786

LOSS FOR THE YEAR		(5,259,749)	(4,601,846)

Loss per share – basic and diluted		(0.06)	(0.06)

Weighted average number of shares outstanding		88,064,107	83,299,436

The accompanying notes are an integral part of these consolidated financial statements.

I-Minerals Inc. Condensed Consolidated Statements of Cash Flows For the years ended April 30, 2017 and 2016
(Expressed in US dollars)

	2017 $	2016 $
OPERATING ACTIVITIES
Loss for the year	(5,259,749)	(4,601,846)
Items not involving cash:
Amortization	2,198	6,647
Stock-based compensation	202,886	105,606
Loss on settlement of liabilities	-	31,512
Accretion expense	490,531	372,266
Change in fair value of derivative liabilities	687,979	(1,019,786)
Unrealized foreign exchange gain	(3,696)	-
Change in non-cash operating working capital items:
Receivables	14,578	11,753
Prepaids	(19,761)	207,321
Accounts payable and accrued liabilities	1,544,846	1,098,391

Cash flows used in operating activities	(2,340,188)	(3,788,136)

INVESTING ACTIVITY
Purchase of equipment	(3,303)	-

Cash flows used in investing activity	(3,303)	-

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	300,574	4,449
Promissory notes received	2,201,846	3,640,000

Cash flows from financing activities	2,502,420	3,644,449

INCREASE (DECREASE) IN CASH	158,929	(143,687)

CASH, BEGINNING OF THE YEAR	128,353	272,040

CASH, END OF THE YEAR	287,282	128,353

SUPPLEMENTAL CASH FLOW INFORMATION (Note 11)

Interest paid	-	-
Taxes paid	-	-

The accompanying notes are an integral part of these consolidated financial statements.

I-Minerals Inc. Condensed Consolidated Statements of Capital Deficit For the years ended April 30, 2017 and 2016
(Expressed in US dollars)

	Number of Shares #	Amount $	Commitment to Issue Shares $	Additional Paid-in Capital $	Accumulated Deficit $	Total Capital Deficit $

Balance at April 30, 2015	79,255,728	16,586,067	136,735	1,827,780	(26,755,665)	(8,205,083)

Issued during the year:
Shares issued as a debt discount	1,832,108	409,031	(136,735)	-	-	272,296
Shares issuable as a debt discount	-	-	81,112	-	-	81,112
Shares issued to settle accounts payable and accrued liabilities	5,216,116	963,718	-	19,892	-	983,610
Shares issued on exercise of warrants	25,000	4,449	-	-	-	4,449
Share-based payments – vesting	-	-	-	3,333	-	3,333
Reallocation of vested options to liabilities	-	-	-	(11,366)	-	(11,366)
Loss for the year	-	-	-	-	(4,601,846)	(4,601,846)

Balance at April 30, 2016	86,328,952	17,963,265	81,112	1,839,639	(31,357,511)	(11,473,495)

Issued during the year:
Shares issued on exercise of options	980,000	238,462	-	(70,726)	-	167,736
Shares issued on exercise of warrants	1,170,084	241,622	-	-	-	241,622
Shares issued as a debt discount	893,323	214,769	(81,112)	-	-	133,657
Shares issuable as a debt discount	-	-	29,625	-	-	29,625
Share-based payments – vesting	-	-	-	202,886	-	202,886
Reallocation of vested options to liabilities	-	-	-	(23,415)	-	(23,415)
Loss for the year	-	-	-	-	(5,259,749)	(5,259,749)

Balance at April 30, 2017	89,372,359	18,658,118	29,625	1,948,384	(36,617,260)	(15,981,133)

The accompanying notes are an integral part of these consolidated financial statements.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION AND LIQUIDITY:

I-Minerals Inc. (the “Company”) was incorporated under the laws of British Columbia, Canada, in 1984. The Company is listed for trading on the TSX Venture Exchange under the symbol “IMA” and the OTCQX marketplace under the symbol “IMAHF”.

The Company’s principal business is the development of the Helmer-Bovill industrial mineral property (“the Property”) located in Latah County, Idaho. The Helmer-Bovill property is comprised of eleven mineral leases that host potentially economic deposits of feldspar, quartz and kaolinitic clays, primarily kaolinite and halloysite.

Basis of Presentation and Liquidity

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) on the basis that the Company will continue as a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for the next year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At April 30, 2017, the Company had not yet achieved profitable operations, had an accumulated deficit of $36,617,260 since inception and expects to incur further losses in the development of its business, all of which casts substantial doubt upon the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to develop the Property and to meet its obligations and repay its liabilities arising from normal business operations when they come due. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. The Company is currently receiving funds from a company controlled by a director of the Company through promissory notes (Notes 5 and 12). Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or promissory notes; however there is no assurance of additional funding being available. The Company has historically satisfied its capital needs primarily by issuing equity securities and/or promissory notes. Management plans to continue to provide for its capital needs by issuing equity securities and/or promissory notes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, i-Minerals USA, Inc. and CKD Ventures Ltd. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is April 30th.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long lived assets, stock-based compensation, amortization of Promissory Notes and Second Promissory Notes financing fees, valuation of derivative liabilities, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Cash

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at April 30, 2017 and 2016, the Company had no cash equivalents.

Equipment

Equipment is carried at cost and is amortized over the estimated useful economic lives using the declining balance method at an annual rate of 30%.

Mineral Property Acquisition Costs

Mineral property acquisition costs are capitalized when incurred and will be amortized using the units-of-production method following the commencement of production. If a mineral property is subsequently abandoned or impaired, any capitalized costs will be expensed in the period of abandonment or impairment. The Company’s property has yet to reach the production stage.

Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral property claims.

Mineral Property Exploration Costs

Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and all permits are received, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated useful life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Impairment of Long-Lived Assets

Management tests long-lived assets to be held and used for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment is considered to exist if the future cash flows on an undiscounted basis are less than the carrying amount of the long-lived asset. An impairment loss is measured and recorded based on the difference between book value and fair value of the asset group, as determined through the application of a present value technique using expected future cash flows to estimate fair value in the absence of a market price. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of cash flows from other asset groups.

Debt Issuance Costs

Debt issue costs in connection with debt financings are capitalized as an asset and amortized over the term of the debt using the effective interest method.

Debt issuance costs paid to the purchaser of the debt are considered to be a reduction of the debt proceeds and a component of debt discount. Subsequently, the costs comprising this debt discount are amortized as financing fees over the term of the promissory notes using the effective interest method. During the year ended April 30, 2017, the Company amortized financing fees totaling $490,531 (2016 – $372,266).

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Financial Instruments and Fair Value Measures

The book value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of those instruments. The fair value hierarchy under US GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -	observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -	assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s promissory notes are based on Level 2 inputs in the ASC 820 fair value hierarchy. The Company calculated the fair value of these instruments by discounting future cash flows using rates representative of current borrowing rates. At April 30, 2017, the promissory notes had a fair value of $13,781,276 (2016 – $10,703,836).

The Company had certain Level 3 liabilities required to be recorded at fair value on a recurring basis in accordance with US GAAP as at April 30, 2017 and 2016. As at April 30, 2017, the Company’s Level 3 liabilities consisted of the warrants issued in connection with the Company’s offering of equity units in a private placement and warrants issued as financing fees as well as the grant of share purchase options to non-employees.

The resulting Level 3 liabilities have no active market and are required to be measured at their fair value each reporting period based on information that is unobservable.

A summary of the Company’s Level 3 liabilities for the years ended April 30, 2017 and 2016 is as follows:

	2017 $	2016 $

Warrants (Note 6)

Beginning fair value	326,595	1,128,841
Issuance	70,525	176,493
Reallocation on exercises of warrants	(108,784)	-
Change in fair value	454,247	(978,739)
Ending fair value	742,583	326,595

Non-employee options (Note 7(c))

Beginning fair value	189,207	116,615
Fair value of options granted	-	102,273
Fair value of options on vesting	23,415	11,366
Change in fair value	233,732	(41,047)
Ending fair value	446,354	189,207

Total Level 3 liabilities	1,188,937	515,802

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the years ended April 30, 2017 and 2016.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Earnings (Loss) Per Share

The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the year ended April 30, 2017, loss per share excludes 10,993,021 (2016 – 12,027,780) potentially dilutive common shares (related to outstanding options and warrants as well as shares committed to be issued pursuant to the Third Promissory Notes) as their effect was anti-dilutive.

Foreign Currency Translation

The Company’s functional and reporting currency is the US dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Income Taxes

The Company accounts for income taxes using the asset and liability method. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company has adopted the provisions of FASB ASC 740 "Income Taxes" regarding accounting for uncertainty in income taxes. The Company initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and its recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As additional information is obtained, there may be a need to periodically adjust the recognized tax positions and tax benefits. These periodic adjustments may have a material impact on the consolidated statements of operations. When applicable, the Company classifies penalties and interest associated with uncertain tax positions as a component of income tax expense in its consolidated Statement of Loss.

Stock-Based Compensation

The Company accounts for all stock-based payments and awards under the fair value based method. Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable.

The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity based instruments. The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

The Company accounts for the granting of stock options to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all stock options is expensed over their vesting period with a corresponding increase to additional paid-in capital.

Compensation costs for stock-based payments that do not include performance conditions are recognized on a straight-line basis. Compensation cost associated with a share based award having a performance condition is only recognized over the requisite service period if it is probable. Share based awards with a performance condition are accrued on an award by award basis.

The Company uses the Black-Scholes option valuation model to calculate the fair value of stock options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimates.

Derivative Liabilities

The Company evaluates its financial instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the consolidated statement of loss. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company uses the Black-Scholes option valuation model to value derivative liabilities. This model uses Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement.

Concentration of Risk

The Company is subject to interest rate risk on its debt financings. The Company generally uses fixed interest rates for sources of debt financing with the objective of minimizing its cost of borrowing.

Comparative Figures

Certain of the prior period’s figures may have been reclassified in conformity with the current period’s financial statement presentation.

New Accounting Pronouncements

(i) Effective August 2014, FASB issued Accounting Standards update (“ASU”) 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40 –Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update essentially requires management of all entities, for annual and interim periods, to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following:

1.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans).
2.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations.
3.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

1.	Principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.
2.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations.
3.	Management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

This update will come into effect for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company has adopted this standard in its financial statements as at December 31, 2016. See Note 2.

(ii) In February 2016, FASB issued ASC 842 that requires lessees to recognize lease assets and corresponding lease liabilities on the balance sheet for all leases with terms of more than 12 months. The update, which supersedes existing lease guidance, will continue to classify leases as either finance or operating, with the classification determining the pattern of expense recognition in the income statement. The Company is currently evaluating the impact of its pending adoption of ASU 2016-02 on its consolidated financial statements.

3.	MINERAL PROPERTY INTEREST:

Helmer-Bovill Property – Latah County, Idaho

The Company has an undivided 100% interest in 11 State of Idaho mineral leases. The State of Idaho mineral leases are subject to a 5% production royalty on gross sales.

4.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

	April 30, 2017 $	April 30, 2016 $

Trade payables	265,116	307,316
Amounts due to related parties (Note 9)	197,954	189,501
Interest payable on promissory notes (Note 5)	705,536	526,320

Total accounts payable and accrued liabilities	1,168,606	1,023,137

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

5.	PROMISSORY NOTES:

	April 30, 2017 $	April 30, 2016 $

First promissory notes	-	5,678,107
Second promissory notes	-	4,780,814
Third promissory notes	14,147,964	-
Fourth promissory notes	165,208

Total promissory notes	14,313,172	10,458,921

Current	14,147,964	6,587,526
Non-current	165,208	3,871,395

First, Second and Third Promissory Notes

On September 13, 2013, January 27, 2014 and December 4, 2014, the Company entered into agreements with a company controlled by a director of the Company (the “Lender”) pursuant to which $5,787,280 was advanced to the Company in tranches (the “First Promissory Notes”). The First Promissory Notes were to mature as to $3,000,000 on December 2, 2016 and the balance due on December 31, 2016.

On February 18, 2015 and December 1, 2015, the Company entered into agreements with the Lender pursuant to which $5,457,000 was advanced to the Company in tranches (the “Second Promissory Notes”). The Second Promissory Notes mature were to mature as to $1,000,000 on December 2, 2016, $2,000,000 on June 2, 2017 and the balance due on December 2, 2017.

Effective August 31, 2016, the Company entered into an agreement (dated June 1, 2016) with the Lender pursuant to which up to an additional $2,965,000 will be advanced to the Company in tranches (the “Third Promissory Notes”). In addition, the First Promissory Notes and the Second Promissory Notes were amended and combined with the Third Promissory Notes with a modified maturity date of December 2, 2017. All other terms of the First Promissory Notes and the Second Promissory Notes remained unchanged.

In accordance with the guidance of ASC 470-50 and ASC 470-60, the Company determined that the June 1, 2016 agreement resulted in a debt modification, not a debt extinguishment or a troubled debt restructuring. The aggregate finance fees relating to the promissory notes are now being amortized to the Statement of Loss over the revised life of the promissory notes using the effective interest method.

During the year ended April 30, 2017, the Company received $1,815,000 in advances pursuant to the Third Promissory Notes and the final $200,000 in advances pursuant to the Second Promissory Notes.

The following table outlines the estimated cash payments required in order to repay the principal balance of the Third Promissory Notes:

2017 $	2018 $	2019 $	2020 $	2021 $	Total $
-	14,458,657	-	-	-	14,458,657

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Certain conditions may result in early repayment including immediate repayment in the event a person currently not related to the Company acquires more than 40% of the outstanding common shares of the Company. Debt issuance costs will be amortized over the estimated maturity life of the promissory notes.

The promissory notes bear interest at the rate of 12% per annum and during the year ended April 30, 2017, the Company recorded interest of $1,576,365 (2016 - $1,161,339). Interest is payable semi-annually as calculated on May 31st and November 30th of each year. Interest is to be paid either in cash, in common shares or deemed an advance of principal at the option of the Lender. As part of the Third Promissory Notes agreement dated June 1, 2016, interest payable of $640,130 was transferred to the promissory notes balance as a deemed advance. This balance transferred was not subject to bonus shares or bonus warrants. The $640,130 of interest was for the period from December 1, 2015 to May 31, 2016. The lender elected to have interest payable from June 1, 2016 to November 30, 2016 of $759,247 deemed an advance (not subject to bonus shares or bonus warrants).

In July 2015, the Company settled $395,665 of interest payable on the promissory notes by the issuance of 2,267,685 common shares at the fair value of $427,177 based on their quoted market price at the date of issuance. Accordingly, the Company recorded a loss on settlement of liabilities of $31,512. The interest settled was for the period from December 1, 2014 to May 31, 2015. In December 2015, the Company settled $556,433 of interest payable by the issuance of 2,948,431 common shares at the fair value of $536,541. The Company recorded an increase in additional paid-in capital on extinguishment of debt of $19,892. The interest settled was for the period from June 1, 2015 to November 30, 2015.

The Company and the Lender agreed that the Lender is to receive bonus shares equal to 7.5% of each loan tranche advanced under the Second Promissory Notes and Third Promissory Notes divided by the Company’s common share market price. In addition, the Company will issue the Lender an equal number of share purchase warrants for each loan tranche advanced. Each bonus share purchase warrant will entitle the Lender to purchase one common share of the Company at a price equal to the greater of (a) the market price of the Company’s common shares on the date of the advance and (b) the volume weighted average price of the Company’s common shares over the twenty trading days immediately prior to the date of the advance. The bonus share purchase warrants expire on the earlier of (a) December 31, 2018 and (b) the date the advance has been repaid in full, including interest. Advances received under the First Promissory Notes had the same terms other than the number of bonus shares and bonus share purchase warrants being based on 6% of each loan tranche advanced and the bonus share purchase warrants were to expire on December 1, 2016.

During the year ended April 30, 2017, the Company issued 852,562 bonus shares to the Lender at the fair value of $200,756, based on their quoted market price at the date the advances were received, including 349,325 shares having a fair value of $81,112 that the Company had committed to issue as at April 30, 2016. At April 30, 2017, the Company was committed to issuing an additional 88,089 bonus shares to the Lender at the fair value of $29,625. The fair value of the bonus shares was determined by reference to the trading price of the Company’s common shares on the date the advances were received.

During the year ended April 30, 2016, the Company issued 1,832,108 bonus shares to the Lender at the fair value of $409,031, based on their quoted market price at the date the advances were received, including 693,573 shares having a fair value of $136,735 that the Company had committed to issue as at April 30, 2015.

The fair value of 622,569 bonus share purchase warrants committed to be issued (based on advances received during the period) during the year ended April 30, 2017 of $65,711 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: stock price – CAD$0.315; exercise price – CAD$0.320; expected risk-free interest rate – 1.15%; expected life – 2.32 years; expected volatility – 78% and expected dividend rate – 0%.

The aggregate finance fees (bonus shares and bonus warrants) are recorded against the promissory notes balance and are being amortized to the Statement of Loss over the life of the promissory notes using the effective interest method. The accretion expense in respect of the debt discount recorded on the issuance of bonus shares and warrants totalled $489,646 for the year ended April 30, 2017 (2016 - $372,266). The unamortized debt discount as at April 30, 2017 is $310,693 (2016 – $585,359).

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

The promissory notes are collateralized by the Company’s Helmer-Bovill Property.

Fourth Promissory Notes

On March 13, 2017, the Company entered into a loan agreement with an arm’s-length lender pursuant to which CAD$250,000 ($186,846) was advanced to the Company (the “Fourth Promissory Notes”). The loan bears interest at a rate of 12% per annum and during the year ended April 30, 2017, the Company recorded interest of $2,266. The Fourth Promissory Notes are unsecured and are due on or before December 31, 2018. The Company issued 40,761 bonus shares at the fair value of $14,013 and 40,761 bonus share purchase warrants at the fair value of $4,814. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: stock price – CAD$0.470; exercise price – CAD$0.460; expected risk-free interest rate – 1.15%; expected life – 1.77 years; expected volatility – 62% and expected dividend rate – 0%.

The aggregate finance fees (bonus shares and bonus warrants) are recorded against the Fourth Promissory Notes balance and are being amortized to the Statement of Loss over the life of the Fourth Promissory Notes using the effective interest method. The accretion expense in respect of the debt discount recorded on the issuance of bonus shares and warrants totalled $885 for the year ended April 30, 2017. The unamortized debt discount as at April 30, 2017 is $17,942.

6.	WARRANT LIABILITIES:

The Company has share purchase warrants exercisable into common shares at an exercise price denominated in Canadian dollars. As a variable amount of US dollars are exercisable into a fixed number of common shares, the share purchase warrants are classified as derivative liabilities.

The Company records the fair value of the share purchase warrants in accordance with ASC 815, “Derivatives and Hedging”. The Company uses the Black-Scholes option pricing model to calculate the fair values of the derivative liabilities. The fair value of the derivative liability is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of loss.

$

Balance, April 30, 2015	1,128,841

Bonus warrants issuable pursuant to promissory notes (Note 5)	176,493
Change in fair value of warrant derivatives	(978,739)

Balance, April 30, 2016	326,595

Bonus warrants issuable pursuant to promissory notes (Note 5)	70,525
Reallocation on exercise of warrants	(108,784)
Change in fair value of warrant derivatives	454,247

Balance, April 30, 2017	742,583

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Warrant Derivative Liabilities

At April 30, 2017, the Company determined the fair value of Warrant Derivative Liabilities to be $742,583 (2016 - $326,595) as estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	April 30, 2017	April 30, 2016

Stock price (CAD$)	0.48	0.23
Exercise price (CAD$)	0.31	0.27
Risk-free interest rate (%)	1.15	0.96
Expected life (years)	1.70	1.41
Expected volatility (%)	61	76
Expected dividends ($)	Nil	Nil

7.	SHARE CAPITAL:

Common shares

a)	Authorized:

Unlimited number of common shares, without par value.

The holders of common shares are entitled to receive dividends which are declared from time to time, and are entitled to one vote per share at meetings of the Company. All shares are ranked equally with regards to the Company’s residual assets.

b)	Stock transactions:

During the year ended April 30, 2017, the Company completed the following stock transactions:

i)	On June 14, 2016, the Company issued 980,000 common shares on the exercise of stock options with an exercise price of CAD$0.22 per common share resulting gross proceeds of CAD$215,600 ($167,736).

ii)	On September 23, 2016, the Company issued 486,346 common shares with a fair value of $116,756 including 349,325 shares having a fair value of $81,112 which the Company had committed to issue at April 30, 2016. The common shares were issued as debt discounts pursuant to the Second Promissory Notes and the Third Promissory Notes (Note 5).

iii)	On December 1, 2016, the Company issued 1,170,084 common shares on the exercise of share purchase warrants with exercise prices ranging from CAD$0.14 to CAD$0.185 for gross proceeds of $132,838.

iv)	On January 25, 2017, the Company issued 366,216 common shares with a fair value of $84,000. The common shares were issued as debt discounts pursuant to the Third Promissory Notes (Note 5).

v)	On March 28, 2017, the Company issued 40,761 common shares with a fair value of $14,013. The common shares were issued as debt discounts pursuant to the Fourth Promissory Notes (Note 5).

During the year ended April 30, 2016, the Company completed the following stock transactions:

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

i)	On July 10, 2015, the Company issued 1,085,297 common shares with a fair value of $228,775 including 693,573 shares having a fair value of $136,735 which the Company had committed to issue at April 30, 2015. The common shares were issued as debt discounts pursuant to the Promissory Notes and the Second Promissory Notes (Note 5).

ii)	On July 14, 2015, the Company issued 2,267,685 common shares with a fair value of $427,177 as settlement of accrued interest payable on Promissory Notes and Second Promissory Notes (Note 5).

iii)	On December 15, 2015, the Company issued 2,948,431 common shares with a fair value of $536,541 as settlement of accrued interest payable on Promissory Notes and Second Promissory Notes (Note 5).

iv)	On January 5, 2016, the Company issued 746,811 common shares with a fair value of $180,256. The common shares were issued as debt discounts pursuant to the Second Promissory Notes (Note 5).

v)	On January 29, 2016, the Company issued 25,000 shares on the exercise of share purchase warrants.

c)	Stock options:

The Company has granted stock options under the terms of its Stock Option Plan (the “Plan”). The Plan provides that the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers of the Company on terms that the directors of the Company may determine are within the limitations set forth in the Plan. The maximum number of shares available under the Plan is limited to 10% of the issued common shares. The maximum term of stock options is ten years. All stock options vest on the date of grant, unless otherwise stated. As at April 30, 2017, the Company had 2,382,236 stock options available for grant pursuant to the Plan (2016 - 2,797,895).

The Company’s stock options outstanding as at April 30, 2017 and 2016 and the changes for the years then ended are as follows:

	Number Outstanding	Weighted Average Exercise Price (in CAD$)

Balance outstanding at April 30, 2015	5,135,000	0.22
Granted	1,200,000	0.25
Expired	(500,000)	0.40

Balance outstanding at April 30, 2016	5,835,000	0.21
Granted	1,700,000	0.25
Exercised	(980,000)	0.22

Balance outstanding at April 30, 2017	6,555,000	0.22

Balance exercisable at April 30, 2017	5,825,000	0.22

The intrinsic value of options exercised during the year ended April 30, 2017 was CAD$88,200 based on a stock price of CAD$0.31 on the date of exercise.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Summary of stock options outstanding at April 30, 2017:

Security	Number Outstanding	Exercise Price (CAD$)	Expiry Date	Remaining Contractual Life (years)

Stock options	1,300,000	0.10	July 30, 2018	1.25
Stock options	260,000	0.15	July 30, 2018	1.25
Stock options	300,000	0.25	July 30, 2018	1.25
Stock options	200,000	0.25	November 19, 2018	1.56
Stock options	150,000	0.25	January 8, 2019	1.69
Stock options	300,000	0.25	May 23, 2019	2.06
Stock options	150,000	0.25	December 16, 2017	0.63
Stock options	1,975,000	0.25	January 29, 2020	2.75
Stock options	200,000	0.25	August 4, 2020	3.27
Stock options	1,000,000	0.25	February 25, 2018	0.82
Stock options	20,000	0.22	May 19, 2018	1.05
Stock options	300,000	0.30	July 21, 2021	4.23
Stock options	400,000	0.30	November 3, 2021	4.52

The weighted average grant date fair value of stock options granted during the year ended April 30, 2017 of CAD$0.14 (2016 – CAD$0.11) was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2017	2016

Stock price (CAD$)	0.25	0.23
Exercise price (CAD$)	0.25	0.25
Risk-free interest rate (%)	1.1	1.0
Expected life (years)	3.2	2.5
Expected volatility (%)	85	86
Expected dividends ($)	Nil	Nil

Expected volatility was determined by reference to the historical volatility of the Company’s common shares trading on the TSX Venture Exchange.

Non-Employee Stock Options

In accordance with the guidance of ASC 815-40-15, stock options awarded to non-employees that are fully vested and exercisable in Canadian dollars are required to be accounted for as derivative liabilities because they are considered not to be indexed to the Company’s stock due to their exercise price being denominated in a currency other than the Company’s functional currency. Stock options awarded to non-employees that are not vested are accounted for as equity awards until the terms associated with their vesting requirements have been met. As at April 30, 2017, there were 300,000 (2016 - nil) non-employee stock option awards that had not yet vested.

The non-employee stock options are accounted for at their respective fair values and are summarized as follows for the years ended April 30, 2017and 2016:

	2017 $	2016 $

Fair value of non-employee options, beginning of the period	189,207	116,615
Fair value of options granted	-	102,273
Fair value of options on vesting	23,415	11,366
Change in fair value of non-employee stock options during the period	233,732	(41,047)

Fair value of non-employee options, end of the period	446,354	189,207

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

The Company determined the fair value of its non-employee stock options as at April 30, 2017 and 2016 using the Black-Scholes option pricing model with the following weighted average assumptions:

	2017	2016

Stock price (CAD$)	0.48	0.23
Exercise price (CAD$)	0.23	0.23
Risk-free interest rate (%)	0.83	1.34
Expected life (years)	1.56	2.43
Expected volatility (%)	59	87
Expected dividends ($)	Nil	Nil

The non-employee options are required to be re-valued with the change in fair value of the liability recorded as a gain or loss on the change of fair value of derivative liability and included in other items in the Company’s Consolidated Statements of Loss at the end of each reporting period. The fair value of the options will continue to be classified as a liability until such time as they are exercised, expire or there is an amendment to the respective agreements that renders these financial instruments to be no longer classified as a liability.

As at April 30, 2017, the unamortized compensation cost of options is $76,732 and the intrinsic value of options expected to vest is $1,098,333 (CAD$1,499,225).

Share-based payments are classified in the Company’s Statement of Loss during the years ended April 30, 2017 and 2016 as follows:

	2017 $	2016 $

Management and consulting fees	202,886	105,606

	202,886	105,606

d)	Share purchase warrants:

A summary of fully-exercisable share purchase warrants as at April 30, 2017 and April 30, 2016 and the changes for the years then ended are as follows:

	Number Outstanding	Weighted Average Exercise Price (CAD$)

Balance at April 30, 2015	24,555,595	0.37
Issued	1,456,617	0.25
Expired	(20,175,000)	0.40
Exercised	(25,000)	0.25

Balance at April 30, 2016	5,812,212	0.27
Issued	663,330	0.33
Exercised	(1,170,084)	0.15
Expired	(955,526)	0.26

Balance at April 30, 2017	4,349,932	0.31

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

Summary of warrants outstanding and issuable at April 30, 2017:

Security	Number Outstanding	Exercise Price ($CAD)	Expiry Date

Warrants	730,848	0.22	December 31, 2018(1)
Warrants	242,545	0.23	December 31, 2018(1)
Warrants	194,344	0.24	December 31, 2018(1)
Warrants	37,203	0.245	December 31, 2018(1)
Warrants	393,058	0.255	December 31, 2018(1)
Warrants	192,206	0.259	December 31, 2018(1)
Warrants	126,843	0.265	December 31, 2018(1)
Warrants	198,750	0.272	December 31, 2018(1)
Warrants	95,781	0.291	December 31, 2018(1)
Warrants	100,373	0.295	December 31, 2018(1)
Warrants	101,095	0.298	December 31, 2018(1)
Warrants	49,294	0.299	December 31, 2018(1)
Warrants	150,246	0.310	December 31, 2018(1)
Warrants	58,496	0.335	December 31, 2018(1)
Warrants	30,139	0.405	December 31, 2018(1)
Warrants	40,761	0.460	December 31, 2018(1)
Warrants	25,621	0.470	December 31, 2018(1)
Warrants	32,329	0.475	December 31, 2018(1)
Warrants	1,550,000	0.40	January 31, 2019

Notes:
(1)	The warrants are exercisable until the earlier of the date disclosed or the date that the promissory note advance, including interest, is repaid (Note 5).

8.	INCOME TAXES:

A reconciliation of the income tax provision computed at statutory rates to the reported income tax provision for the years ended April 30, 2017 and 2016 is as follows:

	2017 $	2016 $

Statutory tax rate	26.00%	26.00%

Loss before income taxes	(5,259,749)	(4,601,846)

Expected income tax recovery	(1,368,000)	(1,196,000)
Increase (decrease) in income tax recovery resulting from:
Derivative liability	179,000	(265,000)
Other permanent differences	181,000	126,000
Share issue costs	(52,000)	(106,000)
Foreign income taxed at foreign rate	(157,000)	(277,000)
Impact of under-provision in previous year	(140,000)	-
Expiry of loss carry forward	58,000	-
Increase in valuation allowance	1,299,000	1,718,000

Income tax recovery	-	-

The significant components of the Company’s deferred income tax assets and liabilities after applying enacted corporate tax rates at April 30, 2017 and 2016 are as follows:

	2017 $	2016 $

Deferred income tax assets / (liabilities)
Operating losses carried forward	8,602,000	7,455,000
Resource property	1,441,000	1,284,000
Share issuance costs	134,000	140,000
Other	22,000	21,000
Valuation allowance	(10,199,000)	(8,900,000)

Net deferred income tax asset	-	-

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

At April 30, 2017, the Company has accumulated non-capital losses totalling $10,408,000 (2016 - $8,310,000) in Canada and net operating losses of $16,846,000 (2016 - $15,123,000) in the USA, which are available to carryforward and offset future years’ taxable income. The losses expire in various amounts from 2022 to 2037.

Uncertain Tax Positions

The Company has adopted certain provisions of ASC 740, “Income Taxes”, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. The provisions also provide guidance on the de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

The Company files income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions. The Company’s tax returns are subject to tax examinations by U.S. federal and state tax authorities, or examinations by foreign tax authorities until respective statute of limitation. The Company currently has no tax years under examination. The Company is subject to tax examinations by tax authorities for all taxation years commencing after 2003.

At April 30, 2017, the Company does not have an accrual relating to uncertain tax positions. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company affiliate. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

9.	RELATED PARTY TRANSACTIONS:

During the year ended April 30, 2016, the Company settled $952,098 of interest payable on the promissory notes owed to a company controlled by a Director by issuing 5,216,116 common shares at the fair value of $963,718 (Note 5).

During the year ended April 30, 2017, management and consulting fees of $96,000 (2016 - $96,002) were charged by RJG Capital Corporation, a wholly-owned company of W. Barry Girling, Director. Wayne Moorhouse, Director, charged $2,911 (2016 - $3,093) in management and consulting fees. $23,759 (2016 - $23,557) was charged by Malaspina Consultants Inc. for the services of Matt Anderson, CFO, and are included in professional fees. John Theobald, Director, charged $54,124 (2016 - $nil) in mineral property expenditures.

Included in accounts payable and accrued liabilities are amounts owed to directors or officers or companies controlled by them. As at April 30, 2017, the amount was $197,954 (2016 – $189,501). All amounts are non-interest bearing, unsecured, and due on demand.

The promissory notes received from a company controlled by a director (Notes 5 and 12) are related party transactions.

I-Minerals Inc. Notes to the Consolidated Financial Statements For the years ended April 30, 2017 and 2016
(Expressed in US dollars except where otherwise indicated)

10.	SEGMENT DISCLOSURES:

The Company considers its business to comprise a single operating segment being the exploration of its resource property. Substantially all of the Company’s long-term assets and operations are located in Latah County, Idaho.

11.	NON-CASH TRANSACTIONS:

Investing and financing activities that affect recognized assets or liabilities but that do not result in cash receipts or cash payments are excluded from the consolidated statements of cash flows. During the year ended April 30, 2017, the following transactions were excluded from the consolidated statement of cash flows:

a)	The commitment to issue 663,330 common shares at the fair value of $163,282 and 663,330 warrants at the fair value of $70,525 pursuant to the promissory notes.

During the year ended April 30, 2016, the following transactions were excluded from the consolidated statement of cash flows:

a)	The issuance by the Company of 5,216,116 common shares at the fair value of $963,718 as payment of interest on the promissory notes;

b)	The commitment to issue 1,487,860 common shares at the fair value of $353,408 and 1,487,860 warrants at the fair value of $176,493 pursuant to the promissory notes.

12.	SUBSEQUENT EVENTS:

Subsequent to April 30, 2017:

i)	The Company received an aggregate of $250,000 of Third Promissory Notes; and,

ii)	On July 10, 2017, the Company issued 112,433 bonus shares to the Lender pursuant to the terms of the Third Promissory Notes (Note 5).

I-Minerals Inc.

Condensed Consolidated Financial Statements
For the three months ended July 31, 2017
(Unaudited - Expressed in US dollars)

I-Minerals Inc. Condensed Consolidated Balance Sheets
(Unaudited - Expressed in US dollars)

	Notes	July 31, 2017 $	April 30, 2017 $
ASSETS
Current assets
Cash		45,193	287,282
Receivables		8,889	7,169
Prepaids		59,814	65,259
		113,896	359,710

Equipment		10,219	9,090
Mineral property interest	3	485,813	305,850
Deposits		14,932	14,932

TOTAL ASSETS		624,860	689,582

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	4,8	844,656	1,168,606
Promissory notes	5	15,373,956	14,147,964
Derivative liabilities	2,6,7	770,786	1,188,937
		16,989,398	16,505,507

Promissory notes	5	184,813	165,208
TOTAL LIABILITIES		17,174,211	16,670,715

CAPITAL DEFICIT
Capital Stock
Authorized:
Unlimited common shares with no par value
Issued and fully paid: 89,484,792 (April 30, 2017 - 89,372,359)	7	18,697,493	18,658,118
Additional paid-in capital		1,925,415	1,948,384
Commitment to issue shares	5	9,000	29,625
Deficit		(37,181,259)	(36,617,260)
TOTAL CAPITAL DEFICIT		(16,549,351)	(15,981,133)

TOTAL LIABILITIES AND CAPITAL DEFICIT		624,860	689,582

On behalf of the Board

“Thomas M. Conway”	Director	“W. Barry Girling”	Director

The accompanying notes are an integral part of these condensed consolidated financial statements.

I-Minerals Inc. Condensed Consolidated Statements of Loss For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars)

	Notes	2017 $	2016 $

OPERATING EXPENSES
Amortization		803	599
Management and consulting fees	7,8	34,731	113,653
Mineral property expenditures	8	118,212	291,509
General and miscellaneous		136,924	235,879
Professional fees		95,615	99,236

		(386,285)	(740,876)
OTHER (EXPENSE) INCOME
Foreign exchange loss		(18,637)	(915)
Accretion expense	5	(150,925)	(125,117)
Interest expense	5	(463,296)	(354,752)
Change in fair value of derivative liabilities	2,6,7	455,144	(173,334)

LOSS FOR THE PERIOD		(563,999)	(1,394,994)

Loss per share – basic and diluted		(0.01)	(0.02)

Weighted average number of shares outstanding		89,398,956	86,818,952

I-Minerals Inc. Condensed Consolidated Statements of Cash Flows For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars)

	2017 $	2016 $
OPERATING ACTIVITIES
Loss for the year	(563,999)	(1,394,994)
Items not involving cash:
Amortization	803	599
Stock-based compensation	9,829	72,169
Loss on settlement of liabilities	-	-
Accretion expense	150,925	125,117
Change in fair value of derivative liabilities	(455,144)	173,334
Unrealized foreign exchange loss	16,950	-
Change in non-cash operating working capital items:
Receivables	(1,720)	12,679
Prepaids	5,445	1,680
Accounts payable and accrued liabilities	526,717	316,992

Cash flows used in operating activities	(310,194)	(692,424)

INVESTING ACTIVITIES
Additions to mineral property interest	(179,963)	-
Purchase of equipment	(1,932)	-

Cash flows used in investing activities	(181,895)	-

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	-	167,736
Promissory notes received	250,000	800,000

Cash flows from financing activities	250,000	967,736

INCREASE (DECREASE) IN CASH	(242,089)	275,312

CASH, BEGINNING OF THE PERIOD	287,282	128,353

CASH, END OF THE PERIOD	45,193	403,665

SUPPLEMENTAL CASH FLOW INFORMATION (Note 10)

Interest paid	-	-
Taxes paid	-	-

I-Minerals Inc. Condensed Consolidated Statements of Capital Deficit For the three months ended July 31, 2017
(Unaudited - Expressed in US dollars)

	Number of Shares #	Amount $	Commitment to Issue Shares $	Additional Paid-in Capital $	Accumulated Deficit $	Total Capital Deficit $

Balance at April 30, 2017	89,372,359	18,658,118	29,625	1,948,384	(36,617,260)	(15,981,133)

Issued during the period:
Shares issued as a debt discount	112,433	39,375	(29,625)	-	-	9,750
Shares issuable as a debt discount	-	-	9,000	-	-	9,000
Share-based payments – vesting	-	-	-	9,829	-	9,829
Reallocation of vested options to liabilities	-	-	-	(32,798)	-	(32,798)
Loss for the period	-	-	-	-	(563,999)	(563,999)

Balance at July 31, 2017	89,484,792	18,697,493	9,000	1,925,415	(37,181,259)	(16,549,351)

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION AND LIQUIDITY:

I-Minerals Inc. (the “Company”) was incorporated under the laws of British Columbia, Canada, in 1984. The Company is listed for trading on the TSX Venture Exchange under the symbol “IMA” and the OTCQX marketplace under the symbol “IMAHF”.

The Company’s principal business is the development of the Helmer-Bovill industrial mineral property (“the Property”) located in Latah County, Idaho. Since inception, the Company has been in the exploration stage but moved into the development stage in fiscal 2018. The Helmer-Bovill property is comprised of eleven mineral leases that host potentially economic deposits of feldspar, quartz and kaolinitic clays, primarily kaolinite and halloysite.

Basis of Presentation and Liquidity

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information as well as Article 10 of Regulation S-X on the basis that the Company will continue as a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for the next year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At July 31, 2017, the Company had not yet achieved profitable operations, had an accumulated deficit of $37,181,259 since inception and expects to incur further losses in the development of its business, all of which casts substantial doubt upon the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three months ended July 31, 2017 are not necessarily indicative of the results that may be expected for the full year ending April 30, 2018. All amounts presented are in US dollars except where otherwise indicated. For further information refer to the financial statements and footnotes thereto for the year ended April 30, 2017 included in the Company’s Annual Report on Form 10-K filed on July 27, 2017.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to develop the Property and to meet its obligations and repay its liabilities arising from normal business operations when they come due. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. The Company is currently receiving funds from a company controlled by a director of the Company through promissory notes (Notes 5 and 11). Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or promissory notes; however there is no assurance of additional funding being available. The Company has historically satisfied its capital needs primarily by issuing equity securities and/or promissory notes. Management plans to continue to provide for its capital needs by issuing equity securities and/or promissory notes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Mineral Property and Exploration Costs

Costs related to the development of our mineral reserves are capitalized when it has been determined an ore body can be economically developed. The development stage begins when an ore body is determined to be economically recoverable based on proven and probable reserves and appropriate permits are in place, and ends when the production stage or exploitation of reserves begins. Major mine development expenditures are capitalized, including primary development costs such as costs of building access ways, tailings impoundment, development of water supply and infrastructure developments.

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

Exploration costs include those relating to activities carried out (a) in search of previously unidentified mineral deposits, or (b) at undeveloped concessions. Pre-development activities involve costs incurred in the exploration stage that may ultimately benefit production that are expensed due to the lack of evidence of economic development, which is necessary to demonstrate future recoverability of these expenses. Secondary development costs are incurred for preparation of an ore body for production in a specific ore block or work area, providing a relatively short-lived benefit only to the mine area they relate to, and not to the ore body as a whole.

Drilling and related costs are either classified as exploration or secondary development, as defined above, and charged to operations as incurred, or capitalized, based on the following criteria:

  Whether the costs are incurred to further define mineralization at and adjacent to existing reserve areas or intended to assist with mine planning within a reserve area;
  Whether the drilling costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production; and
  Whether, at the time that the cost is incurred, the expenditure: (a) embodies a probable future benefit that involves a capacity, singly or in combination, with other assets to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others’ access to it, and (c) the transaction or event giving rise to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling and related costs are capitalized. Drilling costs not meeting all of these criteria are expensed as incurred. The following factors are considered in determining whether or not the criteria listed above have been met, and capitalization of drilling costs is appropriate:

  Completion of a favourable economic study and mine plan for the ore body targeted;
  Authorization of development of the ore body by management and/or the Board of Directors; and
  All permitting and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Once production has commenced, capitalized costs will be depleted using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to the Consolidated Statements of Loss in that period.

We assess the carrying cost of our mineral properties for impairment whenever information or circumstances indicate the potential for impairment. Such evaluations compare estimated future net cash flows with our carrying costs and future obligations on an undiscounted basis. If it is determined that the future undiscounted cash flows are less than the carrying value of the property, a write down to the estimated fair value is charged to the Consolidated Statements of Loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying value can be recovered.

Financial Instruments and Fair Value Measures

The book value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of those instruments. The fair value hierarchy under US GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -	observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -	assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

The Company’s promissory notes are based on Level 2 inputs in the ASC 820 fair value hierarchy. The Company calculated the fair value of these instruments by discounting future cash flows using rates representative of current borrowing rates. At July 31, 2017, the promissory notes had a fair value of $15,552,183 (April 30, 2017 – $13,781,276).

The Company had certain Level 3 liabilities required to be recorded at fair value on a recurring basis in accordance with US GAAP as at July 31, 2017 and April 30, 2017. As at July 31, 2017, the Company’s Level 3 liabilities consisted of the warrants issued in connection with the Company’s offering of equity units in a private placement and warrants issued as financing fees as well as the grant of share purchase options to non-employees.

The resulting Level 3 liabilities have no active market and are required to be measured at their fair value each reporting period based on information that is unobservable.

A summary of the Company’s Level 3 liabilities for the three months ended July 31, 2017 and 2016 is as follows:

	2017 $	2016 $

Warrants (Note 6)

Beginning fair value	742,583	326,595
Issuance	4,195	27,750
Change in fair value	(306,893)	111,311
Ending fair value	439,885	465,656

Non-employee options (Note 7(c))

Beginning fair value	446,354	189,207
Fair value of options granted	-	-
Fair value of options on vesting	32,798	-
Change in fair value	(148,251)	62,023
Ending fair value	330,901	251,230

Total Level 3 liabilities	770,786	716,886

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended July 31, 2017 and 2016.

Earnings (Loss) Per Share

The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the three months ended July 31, 2017, loss per share excludes 10,992,130 (2016 – 12,524,012) potentially dilutive common shares (related to outstanding options and warrants as well as shares committed to be issued pursuant to the Third Promissory Notes) as their effect was anti-dilutive.

3.	MINERAL PROPERTY INTEREST:

Helmer-Bovill Property – Latah County, Idaho

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

In May 2017, the Idaho Department of Lands accepted our operation and reclamation plan.  Together with a water rights permit from the Idaho Department of Water Resources, we are able to proceed with development and construction of the mine, subject to obtaining sufficient financing.  As a result, Management made the decision to begin capitalizing all development expenditures directly related to the Helmer-Bovill Property.

$

Balance at April 30, 2017	305,850

Engineering and consulting	90,028
Metallurgy	74,226
Permitting and environmental	6,000
Other direct costs	9,709
179,963

Balance at July 31, 2017	485,813

The Company has an undivided 100% interest in 11 State of Idaho mineral leases. The State of Idaho mineral leases are subject to a 5% production royalty on gross sales.

4.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

	July 31, 2017 $	April 30, 2017 $

Trade payables	327,118	265,116
Amounts due to related parties (Note 8)	198,844	197,954
Interest payable on promissory notes (Note 5)	318,694	705,536

Total accounts payable and accrued liabilities	844,656	1,168,606

5.	PROMISSORY NOTES:

	July 31, 2017 $	April 30, 2017 $

Third promissory notes	15,373,956	14,147,964
Fourth promissory notes	184,813	165,208

Total promissory notes	15,558,769	14,313,172

Current	15,373,956	14,147,964
Non-current	184,813	165,208

Third Promissory Notes

Effective August 31, 2016, the Company entered into an agreement (dated June 1, 2016) with a company controlled by a director of the Company (the “Lender”) pursuant to which up to an additional $2,965,000 will be advanced to the Company in tranches (the “Third Promissory Notes”). In addition, the First Promissory Notes and the Second Promissory Notes were amended and combined with the Third Promissory Notes with a modified maturity date of December 2, 2017. All other terms of the First Promissory Notes and the Second Promissory Notes remained unchanged.

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

During the year ended April 30, 2017, the Company received $1,815,000 in advances pursuant to the Third Promissory Notes. During the three months ended July 31, 2017, the Company received $250,000 in advances. Subsequent to July 31, 2017, the Company received $300,000 in advances.

The following table outlines the estimated cash payments required in order to repay the principal balance of the Third Promissory Notes:

2018 $	2019 $	2020 $	2021 $	2022 $	Total $
15,559,324	-	-	-	-	15,559,324

Certain conditions may result in early repayment including immediate repayment in the event a person currently not related to the Company acquires more than 40% of the outstanding common shares of the Company. Debt issuance costs will be amortized over the estimated maturity life of the promissory notes.

The promissory notes bear interest at the rate of 12% per annum and during the three months ended July 31, 2017, the Company recorded interest of $457,567 (2016 - $354,752). Interest is payable semi-annually as calculated on May 31st and November 30th of each year. Interest is to be paid either in cash, in common shares or deemed an advance of principal at the option of the Lender. The lender elected to have interest payable from December 1, 2016 to May 31, 2017 of $850,667 deemed an advance (not subject to bonus shares or bonus warrants).

The Company and the Lender agreed that the Lender is to receive bonus shares equal to 7.5% of each loan tranche advanced under the Third Promissory Notes divided by the Company’s common share market price. In addition, the Company will issue the Lender an equal number of share purchase warrants for each loan tranche advanced. Each bonus share purchase warrant will entitle the Lender to purchase one common share of the Company at a price equal to the greater of (a) the market price of the Company’s common shares on the date of the advance and (b) the volume weighted average price of the Company’s common shares over the twenty trading days immediately prior to the date of the advance. The bonus share purchase warrants expire on the earlier of (a) December 31, 2018 and (b) the date the advance has been repaid in full, including interest.

During the three months ended July 31, 2017, the Company issued 112,433 bonus shares to the Lender at the fair value of $39,375, based on their quoted market price at the date the advances were received, including 88,089 shares having a fair value of $29,625 that the Company had committed to issue as at April 30, 2017. At July 31, 2017, the Company was committed to issuing an additional 31,427 bonus shares to the Lender at the fair value of $9,000. The fair value of the bonus shares was determined by reference to the trading price of the Company’s common shares on the date the advances were received.

The fair value of 55,771 bonus share purchase warrants committed to be issued (based on advances received during the period) during the three months ended July 31, 2017 of $4,195 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: stock price – CAD$0.444; exercise price – CAD$0.503; expected risk-free interest rate – 1.15%; expected life – 1.52 years; expected volatility – 53% and expected dividend rate – 0%.

The aggregate finance fees (bonus shares and bonus warrants) are recorded against the promissory notes balance and are being amortized to the Statement of Loss over the life of the promissory notes using the effective interest method. The accretion expense in respect of the debt discount recorded on the issuance of bonus shares and warrants totalled $148,270 for the three months ended July 31, 2017 (2016 - $125,117). The unamortized debt discount as at July 31, 2017 is $185,368 (April 30, 2017 – $310,693).

The promissory notes are collateralized by the Company’s Helmer-Bovill Property.

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

Fourth Promissory Notes

On March 13, 2017, the Company entered into a loan agreement with an arm’s-length lender pursuant to which CAD$250,000 ($186,846) was advanced to the Company (the “Fourth Promissory Notes”). As at July 31, 2017, the balance of the Fourth Promissory Notes was CAD$250,000 ($200,100). The loan bears interest at a rate of 12% per annum and during the three months ended July 31, 2017, the Company recorded interest of $5,729. The Fourth Promissory Notes are unsecured and are due on or before December 31, 2018. The Company issued 40,761 bonus shares at the fair value of $14,013 and 40,761 bonus share purchase warrants at the fair value of $4,814.

The aggregate finance fees (bonus shares and bonus warrants) are recorded against the Fourth Promissory Notes balance and are being amortized to the Statement of Loss over the life of the Fourth Promissory Notes using the effective interest method. The accretion expense in respect of the debt discount recorded on the issuance of bonus shares and warrants totalled $2,655 for the three months ended July 31, 2017. The unamortized debt discount as at July 31, 2017 is $15,287 (April 30, 2017 - $17,942).

6.	WARRANT LIABILITIES:

The Company has share purchase warrants exercisable into common shares at an exercise price denominated in Canadian dollars. As a variable amount of US dollars are exercisable into a fixed number of common shares, the share purchase warrants are classified as derivative liabilities.

The Company records the fair value of the share purchase warrants in accordance with ASC 815, “Derivatives and Hedging”. The Company uses the Black-Scholes option pricing model to calculate the fair values of the derivative liabilities. The fair value of the derivative liability is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of loss.

$

Balance, April 30, 2017	742,583

Bonus warrants issuable pursuant to promissory notes (Note 5)	4,195
Change in fair value of warrant derivatives	(306,893)

Balance, July 31, 2017	439,885

Warrant Derivative Liabilities

At July 31, 2017, the Company determined the fair value of Warrant Derivative Liabilities to be $439,885 (April 30, 2017 - $742,583) as estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	July 31, 2017	April 30, 2017

Stock price (CAD$)	0.38	0.48
Exercise price (CAD$)	0.31	0.31
Risk-free interest rate (%)	0.73	1.15
Expected life (years)	1.45	1.70
Expected volatility (%)	51	61
Expected dividends ($)	Nil	Nil

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

7.	SHARE CAPITAL:

Common shares

a)	Authorized:

Unlimited number of common shares, without par value.

The holders of common shares are entitled to receive dividends which are declared from time to time, and are entitled to one vote per share at meetings of the Company. All shares are ranked equally with regards to the Company’s residual assets.

b)	Stock transactions:

During the three months ended July 31, 2017, the Company completed the following stock transactions:

i)	On July 11, 2017, the Company issued 112,433 common shares with a fair value of $39,375 including 88,089 common shares having a fair value of $29,625 which the Company had committed to issue at April 30, 2017. The common shares were issued as debt discounts pursuant to the Third Promissory Notes (Note 5).

c)	Stock options:

The Company has granted stock options under the terms of its Stock Option Plan (the “Plan”). The Plan provides that the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers of the Company on terms that the directors of the Company may determine are within the limitations set forth in the Plan. The maximum number of shares available under the Plan is limited to 10% of the issued common shares. The maximum term of stock options is ten years. All stock options vest on the date of grant, unless otherwise stated. As at July 31, 2017, the Company had 2,393,479 stock options available for grant pursuant to the Plan (April 30, 2017 - 2,382,236).

The Company’s stock options outstanding as at July 31, 2017 and April 30, 2017 and the changes for the periods then ended are as follows:

	Number Outstanding	Weighted Average Exercise Price (in CAD$)

Balance outstanding at April 30, 2017	6,555,000	0.22

Balance outstanding at July 31, 2017	6,555,000	0.22

Balance exercisable at July 31, 2017	5,925,000	0.22

Summary of stock options outstanding at July 31, 2017:

Security	Number Outstanding	Exercise Price (CAD$)	Expiry Date	Remaining Contractual Life (years)

Stock options	1,300,000	0.10	July 30, 2018	1.00
Stock options	260,000	0.15	July 30, 2018	1.00
Stock options	300,000	0.25	July 30, 2018	1.00
Stock options	200,000	0.25	November 19, 2018	1.30
Stock options	150,000	0.25	January 8, 2019	1.44
Stock options	300,000	0.25	May 23, 2019	1.81
Stock options	150,000	0.25	December 16, 2017	0.38
Stock options	1,975,000	0.25	January 29, 2020	2.50
Stock options	200,000	0.25	August 4, 2020	3.01
Stock options	1,000,000	0.25	February 25, 2018	0.57
Stock options	20,000	0.22	May 19, 2018	0.80
Stock options	300,000	0.30	July 21, 2021	3.98
Stock options	400,000	0.30	November 3, 2021	4.26

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

Non-Employee Stock Options

In accordance with the guidance of ASC 815-40-15, stock options awarded to non-employees that are fully vested and exercisable in Canadian dollars are required to be accounted for as derivative liabilities because they are considered not to be indexed to the Company’s stock due to their exercise price being denominated in a currency other than the Company’s functional currency. Stock options awarded to non-employees that are not vested are accounted for as equity awards until the terms associated with their vesting requirements have been met. As at July 31, 2017, there were 200,000 (April 30, 2017 – 300,000) non-employee stock option awards that had not yet vested.

The non-employee stock options are accounted for at their respective fair values and are summarized as follows for the three months ended July 31, 2017 and 2016:

	2017 $	2016 $

Fair value of non-employee options, beginning of the period	446,354	189,207
Fair value of options on vesting	32,798	-
Change in fair value of non-employee stock options during the period	(148,251)	62,023

Fair value of non-employee options, end of the period	330,901	251,230

The Company determined the fair value of its non-employee stock options as at July 31, 2017 and April 30, 2017 using the Black-Scholes option pricing model with the following weighted average assumptions:

	July 31, 2017	April 30, 2017

Stock price (CAD$)	0.38	0.48
Exercise price (CAD$)	0.23	0.23
Risk-free interest rate (%)	0.90	0.83
Expected life (years)	1.44	1.56
Expected volatility (%)	58	59
Expected dividends ($)	Nil	Nil

The non-employee options are required to be re-valued with the change in fair value of the liability recorded as a gain or loss on the change of fair value of derivative liability and included in other items in the Company’s Consolidated Statements of Loss at the end of each reporting period. The fair value of the options will continue to be classified as a liability until such time as they are exercised, expire or there is an amendment to the respective agreements that renders these financial instruments to be no longer classified as a liability.

As at July 31, 2017, the unamortized compensation cost of options is $60,675 and the intrinsic value of options expected to vest is $740,304 (CAD$924,225).

Share-based payments are classified in the Company’s Statement of Loss during the three months ended July 31, 2017 and 2016 as follows:

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

	2017 $	2016 $

Management and consulting fees	9,829	72,169

	9,829	72,169

d)	Share purchase warrants:

A summary of fully-exercisable share purchase warrants as at July 31, 2017 and April 30, 2017 and the changes for the periods then ended are as follows:

	Number Outstanding	Weighted Average Exercise Price (CAD$)

Balance at April 30, 2017	4,349,932	0.31
Issued	55,771	0.50

Balance at July 31, 2017	4,405,703	0.31

Summary of warrants outstanding and issuable at July 31, 2017:

Security	Number Outstanding	Exercise Price ($CAD)	Expiry Date

Warrants	730,848	0.22	December 31, 2018(1)
Warrants	242,545	0.23	December 31, 2018(1)
Warrants	194,344	0.24	December 31, 2018(1)
Warrants	37,203	0.245	December 31, 2018(1)
Warrants	393,058	0.255	December 31, 2018(1)
Warrants	192,206	0.259	December 31, 2018(1)
Warrants	126,843	0.265	December 31, 2018(1)
Warrants	198,750	0.272	December 31, 2018(1)
Warrants	95,781	0.291	December 31, 2018(1)
Warrants	100,373	0.295	December 31, 2018(1)
Warrants	101,095	0.298	December 31, 2018(1)
Warrants	49,294	0.299	December 31, 2018(1)
Warrants	150,246	0.310	December 31, 2018(1)
Warrants	58,496	0.335	December 31, 2018(1)
Warrants	30,139	0.405	December 31, 2018(1)
Warrants	40,761	0.460	December 31, 2018(1)
Warrants	25,621	0.470	December 31, 2018(1)
Warrants	63,756	0.475	December 31, 2018(1)
Warrants	24,344	0.540	December 31, 2018(1)
Warrants	1,550,000	0.40	January 31, 2019

Notes:

(1)	The warrants are exercisable until the earlier of the date disclosed or the date that the promissory note advance, including interest, is repaid (Note 5).

8.	RELATED PARTY TRANSACTIONS:

During the three months ended July 31, 2017, management and consulting fees of $24,000 (2016 - $24,026) were charged by RJG Capital Corporation, a wholly-owned company of W. Barry Girling, Director. Wayne Moorhouse, Director, charged $902 (2016 - $770) in management and consulting fees. $8,076 (2016 - $10,087) was charged by Malaspina Consultants Inc. for the services of Matt Anderson, CFO, and are included in professional fees. John Theobald, Director, charged $29,048 (2016 - $nil) in mineral property expenditures.

I-Minerals Inc. Notes to the Condensed Consolidated Financial Statements For the three months ended July 31, 2017 and 2016
(Unaudited - Expressed in US dollars except where otherwise indicated)

Included in accounts payable and accrued liabilities are amounts owed to directors or officers or companies controlled by them. As at July 31, 2017, the amount was $198,844 (April 30, 2017 – $197,954). All amounts are non-interest bearing, unsecured, and due on demand.

The promissory notes received from a company controlled by a director (Notes 5 and 11) are related party transactions.

9.	SEGMENT DISCLOSURES:

The Company considers its business to comprise a single operating segment being the exploration and development of its resource property. Substantially all of the Company’s long-term assets and operations are located in Latah County, Idaho.

10.	NON-CASH TRANSACTIONS:

Investing and financing activities that affect recognized assets or liabilities but that do not result in cash receipts or cash payments are excluded from the consolidated statements of cash flows. During the three months ended July 31, 2017, the following transactions were excluded from the consolidated statement of cash flows:

a)	The commitment to issue 55,771 common shares at the fair value of $18,750 and 55,771 warrants at the fair value of $4,195 pursuant to the promissory notes.

During the three months ended July 31, 2016, the following transactions were excluded from the consolidated statement of cash flows:

a)	The commitment to issue 269,359 common shares at the fair value of $58,144 and 269,359 warrants at the fair value of $27,750 pursuant to the promissory notes.

11.	SUBSEQUENT EVENTS:

Subsequent to July 31, 2017:

i)	The Company received an aggregate of $300,000 of Third Promissory Notes.

SUBJECT TO COMPLETION, Dated OCTOBER 4 , 2017

PROSPECTUS

I-MINERALS INC.

Up to ♦ UNITS

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	USD ($)
SEC Registration Fee	$2,318
Transfer Agent Fees	$10,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$40,000
TSX Venture Exchange Filing Fees	$30,000
Miscellaneous	$5,000
Total	$107,318

Note:
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

Under the provisions of the Canada Business Corporations Act (the “CBCA”) and our Bylaws, we are permitted to indemnify our directors and officers in respect of all costs, charges and expenses (including settlement amounts) reasonably incurred by them in connection with any civil, criminal, investigative or other proceeding to which the director or officer is involved as a result of being one of our directors or officers, or in connection with being a director or officer of any other entity at our request.  However, our ability to indemnify such persons is limited to situations in which he or she:

(1)	Acted honestly and in good faith with a view towards our best interests (or to the best interests of the other entity for whom he or she acted as a director or officer at our request); and

(2)	If the proceeding is a criminal or administrative proceeding enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

With respect to actions brought by or on behalf of our Company, we may only indemnify directors or officers with the approval of a court.

However, if, in any proceeding, the director or officer is not judged to have committed any fault or omitted to do anything that he or she ought to have done, and conditions (1) and (2) above apply, then we are required (instead of merely being permitted) to indemnify that person.

Advance of Expenses

Under the CBCA, we are permitted to advance costs to our directors and officers for any actions referred to above. However, if, the director or officer is found not to have satisfied the conditions to act honestly and in good faith, or to not have had reasonable grounds for believing that his or her conduct was lawful, then that director or officer will be required to repay such advances.

Insurance

Under the CBCA and our Bylaws, we are permitted to purchase and maintain insurance for the benefit of our directors and officers and for any person acting as director or officer or other similar capacity for any other entity at our request.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we completed the following sales of unregistered securities:

On July 10, 2017, we issued 112,433 common shares and 112,433 non-transferable warrants exercisable at a price of CAD $0.405 to CAD $0.54, all of which have an expiry date of December 31, 2018.  The shares were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On March 28, 2017, we issued 40,761 common shares and 40,761 non-transferrable warrants to arm’s-length lender pursuant to a loan agreement.  The warrants are exercisable at a price of CAD$0.46, all of which expire on December 31, 2018.  The shares were to a non-US Person pursuant to the provisions of Regulation S promulgated under the Securities Act.

On January 25, 2017, we issued 366,216 common shares and an additional 366,216 non-transferable warrants, exercisable at a price of CAD$0.290 to CAD$0.335, all of which have an expiry date of December 31, 2018.  The securities were issued in accordance with the terms of a loan agreement in respect of cash advances totaling CAD$1,120,000.  The shares were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On December 1, 2016, we issued 1,170,084 common shares on the exercise of share purchase warrants previously issued as partial consideration to a loan agreement, with an exercisable price of CAD$0.14 to CAD$0.185 per share resulting in gross proceeds of CAD$176,901.  The shares were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On September 23, 2016, we issued 486,346 common shares and an additional 486,346 non-transferable warrants, exercisable at a price of CAD$0.255 to CAD$0.310, all of which have an expiry date of December 31, 2018.  The securities were issued in accordance with the terms of a loan agreement in respect of cash advances totaling US$1,300,000.  The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On June 14, 2016, the Company issued 980,000 common shares on the exercise of stock options with an exercise price of CAD$0.22 per common share resulting gross proceeds of CAD$215,600 ($167,736).

On January 5, 2016, we issued 746,811 common shares and an additional 746,811 non-transferable warrants, exercisable at a price of CAD$0.22 to CAD$0.272, all of which have an expiry date of December 31, 2018.  The securities were issued in accordance with the terms of a loan agreement in respect of cash advances totaling US$1,840,000.  The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On December 15, 2015, we issued 2,948,431 common shares in order to settle $743,005 of interest payable on certain promissory notes for the period from June 1, 2015 to November 30, 2015.  The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On July 14, 2015, we issued 2,267,685 common shares in order to settle $492,088 of interest payable on certain promissory notes for the period from December 1, 2014 to May 31, 2015.  The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On July 10, 2015, we issued 1,085,297 common shares at a fair value of $228,775 and 1,085,297 non-transferable warrants, exercisable at a price of CAD$0.22 to CAD$0.245, with expiry dates of December 1, 2016 or December 1, 2018.  The securities were issued in accordance with the terms of loan agreements. The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On January 13, 2015, we issued 360,567 common shares with a fair value of $72,000 and 360,567 non-transferable warrants, exercisable at a price of CAD$0.217 to CAD$0.25, all of which have an expire date of December 1, 2016.  The securities were issued in accordance with the terms of a loan agreement. The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

On December 17, 2014, we issued 1,622,029 of our common shares in order to settle $356,846 of interest payable on certain promissory notes for the period from June 1, 2014 to November 30, 2014.  The securities were issued pursuant to the provisions of Rule 506 of Regulation D of the Securities Act as the creditor represented that it was an accredited investor as defined in Rule 501 of Regulation D.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
3.1	Certificate of Continuation.(2)
3.2	Articles of Continuance.(2)
3.3	Certificate of Amendment.(2)
3.4	Articles of Amendment.(2)
3.5	By-Laws.(2)
4.1	Form of Warrant Certificate.**
5.1	Opinion of Northwest Law Group with consent to use.**
10.1	Assignment Agreement with Contingent Right of Reverter dated August 10, 2002, between the Company, Idaho Industrial Minerals, LLC and Northwest Kaolin Inc.(2)
10.2	Amendment and Ratifications of Assignment Agreement with Contingent Right of Reverter dated August 10, 2005, between the Company, Idaho Industrial Minerals, LLC and Northwest Kaolin Inc.(2)
10.3	Second Amendment and Ratifications of Assignment Agreement with Contingent Right of Reverter dated August 10, 2005, between the Company, Idaho Industrial Minerals, LLC and Northwest Kaolin Inc.(2)
10.4	Third Amendment and Ratifications of Assignment Agreement with Contingent Right of Reverter dated August 10, 2008, between the Company, Idaho Industrial Minerals, LLC and Northwest Kaolin Inc.(2)
10.5	Fourth Amendment and Ratifications of Assignment Agreement with Contingent Right of Reverter dated January 1, 2010, between the Company, Idaho Industrial Minerals, LLC and Northwest Kaolin Inc.(2)
10.6	Employment Agreement dated April 1, 2013 between the Company and Thomas M. Conway.(2)
10.7	Loan Agreement dated September 13, 2013 between the Company and BV Lending LLC.(2)
10.8	Stock Option Plan.(1)
10.9	Sales Agreement dated April 28, 2014 between I-Minerals USA, Inc. and Pre-Mix, Inc.(2)

10.10	Loan Agreement dated February 18, 2015 between the Company and BV Lending LLC.(3)
10.11	Amendment Agreement dated December 1, 2015 between the Company and BV Lending LLC.(4)
10.12	Global Settlement and Absolute Agreement dated October 29, 2015 among I-Minerals Inc., Idaho Industrial Minerals, LLC, Hoodoo Resources, LLC, Robert Lemke, Brent Thomson, The Thomson Family Trust, the Estate of Philip Nisbet, Allen Ball, the Allen Ball and Connie Ball Family Trust, Ball Ventures, LLC and BV Natural Resources, LLC. (5)
10.13	Loan Agreement dated June 1, 2016 among I-Minerals Inc., i-minerals USA, Inc. and BV Lending, LLC. (6)
21.1	List of Subsidiaries.(1)
23.1	Consent of Northwest Law Group (included in Exhibit 5.1).
23.2	Consent of BDO Canada LLP.
23.3	Consent of GBM Engineers LLC
24.1	Power of Attorney (included on signature page). (7)
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase.
101.LAB*	XBRL Taxonomy Extension Label Linkbase.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase.
Notes:
(1)	Filed as an exhibit to our Registration Statement on Form 10 filed with the SEC on November 17, 2014.
(2)	Filed as an exhibit to our Registration Statement on Form 10/A filed with the SEC on December 24, 2014.
(3)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 11, 2015.
(4)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on December 7, 2015.
(5)	Filed as an exhibit to our Registration Statement on Form S-1 filed with the SEC on December 22, 2015.
(6)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on September 14, 2016.
(7)	Filed as an exhibit to our Registration Statement on Form S-1 filed with the SEC on June 21, 2017.

*	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.
**	To be filed by amendment.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on October 4 , 2017.

I-MINERALS INC.

By:	/s/ Thomas M. Conway
THOMAS M. CONWAY
Chief Executive Officer and President
(Principal Executive Officer)

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:	October 4, 2017	/s/ Thomas M. Conway
THOMAS M. CONWAY
Chief Executive Officer, President and Director (Principal Executive Officer)

Date:	October 4, 2017	/s/ Matthew Anderson
MATTHEW ANDERSON
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date:	October 4, 2017	/s/ Allen L. Ball *
ALLEN L. BALL
Director

Date:	October 4, 2017	/s/ W. Barry Girling
W. BARRY GIRLING
VP Corporate Development and Director

Date:	October 4, 2017	/s/ Gary Childress *
GARY CHILDRESS
Director

Date:	October 4, 2017	/s/ Wayne Moorhouse *
WAYNE MOORHOUSE
Director

Date:	October 4, 2017	/s/ John Theobald *
JOHN THEOBALD
Director

* The above-named directors of the Registrant sign this Registration Statement on Form S-1 by Thomas M. Conway, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-1 as exhibits.

Date:	October 4, 2017	/s/ Thomas M. Conway
THOMAS M. CONWAY
Attorney in fact for the persons indicated above